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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                           __________________________

                                    FORM 10

                  GENERAL FORM FOR REGISTRATION OF SECURITIES
             PURSUANT TO SECTION 12(b) OR 12 (g) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                               CYBERSENTRY, INC.
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             (Exact Name of Registrant as Specified in Its Charter)


             DELAWARE                                    22-3626108
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   (State or Other Jurisdiction of                    (I.R.S. Employer
   Incorporation or Organization)                     Identification No.)


412 East Madison Street, Suite 1200, Tampa, Florida        33602
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(Address of Principal Executive Offices)                 (Zip Code)

Registrant's telephone number, including area code:  (813) 228-0688

Securities to be registered pursuant to Section 12(b) of the Act:

--------------------------------------------------------------------------------
 TITLE OF EACH CLASS                        NAME OF EACH EXCHANGE ON WHICH EACH
 TO BE SO REGISTERED                              CLASS IS TO BE REGISTERED
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        None                                                None
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Securities to be registered pursuant to Section 12(g) of the Act:

                    COMMON STOCK, PAR VALUE $.001 PER SHARE
                    ---------------------------------------
                                (Title of Class)

          CLASS A CONVERTIBLE REDEEMABLE PARTICIPATING PREFERRED STOCK
          ------------------------------------------------------------
              ($1.50 LIQUIDATION VALUE), PAR VALUE $.001 PER SHARE
              ----------------------------------------------------
                                (Title of Class)

          CLASS B CONVERTIBLE REDEEMABLE PARTICIPATING PREFERRED STOCK
          ------------------------------------------------------------
              ($1.50 LIQUIDATION VALUE), PAR VALUE $.001 PER SHARE
              ----------------------------------------------------
                                (Title of Class)

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                  The Exhibit Index is on located on Page 58

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                               TABLE OF CONTENTS

                                                                                    Page
                                                                                    ----
ITEM 1.   BUSINESS................................................................    1

ITEM 2.   FINANCIAL INFORMATION...................................................   23

ITEM 3.   PROPERTIES..............................................................   31

ITEM 4.   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..........   32

ITEM 5.   DIRECTORS AND EXECUTIVE OFFICERS........................................   38

ITEM 6.   EXECUTIVE COMPENSATION..................................................   41

ITEM 7.   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..........................   44

ITEM 8.   LEGAL PROCEEDINGS.......................................................   52

ITEM 9.   MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND
          RELATED STOCKHOLDER MATTERS.............................................   52

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES.................................   53

ITEM 11.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.................   54

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS...............................   56

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.............................   57

ITEM 14.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
          FINANCIAL DISCLOSURE....................................................   57

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS.......................................   57



                                      (i)

ITEM 1.  BUSINESS

     CyberSentry Inc., a Delaware corporation (the "Company" or "CyberSentry") is a communications software company providing our clients with numerous ways to access the world and distribute their products and services, all while protecting them within Internet commerce. We are concentrating on three core lines of business - Secure Internet Software, Telecommunications, and Advanced Product Technology-and are presently organized into four divisions: Secure Software, Internet Services, Telecommunications and Advanced Product Technology. CyberSentry intends to leverage its abilities and expertise in each of the areas to assist in the development of the others. Management believes that the combination of its CyberSentry Software, ATM products, e-commerce capabilities and telecommunications backbone (Internet as well as conventional) offers an opportunity to succeed in its mission to provide a secure method for individuals and corporations to safely distribute information and sell products via the Internet or other electronic channels.

Description of Business

     Secure Software

     The Company holds an exclusive, worldwide, perpetual, fully-paid license to publish, use, distribute and sublicense a software program that provides digital rights management technology (the "CyberSentry Software"). The CyberSentry Software provides secure Internet commerce transactions for both the consumer and the seller by controlling the "file" extensions, as well as access to consumer credit information and content that can be downloaded via the Internet, such as games, CD's, videos, copyrighted information and other transactions. The CyberSentry Software is designed to provide the secure distribution of copyrighted text, audio, video, graphics and software in Internet commerce. It also restricts the unauthorized redistribution of material to secondary recipients, such as passing along copies of protected material. The Company believes that most content currently downloaded via the Internet can be protected using CyberSentry Software.

     The Company acquired its license of the CyberSentry Software from Learning Company Properties, Inc. (presently part of Mattel) for a purchase price of 3,000,000 shares of Common Stock of the Company. This exclusive license allows CyberSentry to sell software packages (licenses, services, maintenance and updates) to a diverse set of clients via conventional distribution channels, partnerships, joint ventures and directly over the Internet via the Company's e-commerce web site. Two of the biggest challenges faced by companies trying to take advantage of e-commerce are (1) managing initial distribution of digitally delivered products and (2) preventing unauthorized pass along distribution of proprietary information and/or services. CyberSentry Software is a digital rights management tool that provides a comprehensive solution to these two critical e-commerce issues.

     Receiving one subscription or license fee while watching helplessly as their products are redistributed and/or loaded to other users not licensed is an economic hardship and legal nightmare for companies that engage in these businesses. Lost revenues are only the first part of this problem. Under some circumstances, unauthorized distribution of a company's product can cause the company to lose legal protections for its rights to that product.

     Once businesses integrate the CyberSentry Software into their product offerings, companies selling software and/or distributing proprietary information (such as subscription-based manuals, letters and updates) via e-commerce or similar channels are more comfortable in the security of their sales process and legal protections.

     Although the CyberSentry Software is fully developed and has been licensed to one customer, the Company has not yet received any revenues from this product. The Company is not yet providing dial-up Internet access and therefore has not yet received any revenues from that service.

     The Company is also a registered Alternate Local Exchange Carrier ("ALEC") in Florida, with tariffs filed in 32 states as a long distance service provider. As such, the Company intends to provide national Internet dial-up access to customers. The Company expects to provide these services in conjunction with major Internet service providers.

     Internet Services

     Although this group is separate from the Software division, there are synergies between the groups in the development and distribution of products. This group of CyberSentry focuses on the facilitation and advancement of core business transactions via the Internet. It is responsible for cohesively establishing and maintaining our e-commerce presence and overseeing the gateway for the CyberSentry Software product suite. This group not only offers software sales and distribution processing, but also Internet Service Provider ("ISP")services, the CyberSentry Billing Network(TM), the Company's asynchronous transfer mode ("ATM")process and Voice Over Internet. This group is in the development stage and has not yet produced any revenues for the Company.

     Telecommunications

     As part of its long-term plan, on March 24, 1999 CyberSentry acquired Telecommunications Service Center, Inc. ("TSC") via merger by funding TSC's emergence from Chapter 11 bankruptcy proceedings, TSC now operates as the third division of CyberSentry a facilities-based telecommunications carrier. Existing services of TSC include pre-paid (debit) calling cards; promotional value-added calling plans, and service bureau offerings to various client groups. The assets acquired by the acquisition of TSC provide the ability, in real time, to offer direct billing to customers as well as billing the customers local exchange carriers where appropriate. This forms the backbone to serve the other divisions of the Company. The Company plans to expand the Management Information Systems and Technical Services departments of this group to support all of the Company's technical needs.

     The Company owns and operates a Siemens high-volume gateway switch and an IBM AS400 billing platform in its TSC division. These systems enable the Company to provide all hardware and software for call processing, billing, tracking and prepaid debiting, as well as call transport, client programming, and national and international connectivity for TSC's services.

     The Company is no longer focusing on being a third party provider to telecommunications resellers, rather the infrastructure acquired with TSC will be applied to products and services proprietary to the Company. As a result of this decision, gross sales have decreased since the acquisition. The Company believes that this short-term situation should correct over time, thus significantly increasing the gross margins.

     Although the Company had hoped to be in a position to resurrect sales programs in existence prior to the bankruptcy of TSC, that has not been the case. However, the Company is concentrating on attracting previous clients and agents, working with existing agents on new programs and launching its own set of value-added calling services. Combined offerings including ISP, VOIP and calling card services are expected to be marketed over the Internet and added to the product suite.

     The Company's telecommunications products and services are fully developed and are generating revenues for the Company.

     Advanced Product Technology

     CyberSentry has entered into an exclusive licensing arrangement with LibertyOne Limited, an Australia corporation ("LibertyOne"), for the distribution of ATM technology throughout North America. The purchase price for this license was 2,000,000 shares of Class B Preferred Stock of the Company. ATM enables real-time multimedia services to both consumers and commercial enterprises. The Company believes ATM will significantly enhance corporate and consumer communications, including video conferencing, interactive audio, and audio/visual distribution and retrieval. The Company believes that focusing on developing and delivering its ATM offerings will put it in a position to take advantage of the enormous opportunity for Voice on Demand, voice and data, and Internet services.

     The Company currently plans to market and sell two applications of its ATM technology. The first is a fast packet digital switch designed for small to medium size businesses. This device should allow a business to transmit voice, video and data over a local area network using the business's existing PABX infrastructure. The second is a set-top box designed for applications in the home. This device allows for the delivery of voice, video and data into the home via the existing telephone line, cable or via satellite. The Company believes that this product will have applications for games, music, television based Internet browsing and video on demand.

     The ATM Technology is still in the developmental stage and has not generated any revenues for the Company to date. The Company is relying on LibertyOne and its subsidiaries to produce the hardware necessary to market the ATM Technology. A working prototype of this hardware currently exists and is being tested. The Company expects that a consumer model of this hardware will be available for sale to consumers during the first half of the year 2000, although there can be no assurance that it will be available then or ever.

     The Company plans to target specific carriers for partnership and is currently negotiating agreements to secure ATM access on terms consistent with the Company's strategies and operational goals. The Company believes that its approach to marketing its ATM product is innovative and unique to the industry. This strategy involves the use by subscribers of either an existing copper line or a coaxial cable to use an ATM device which can be purchased or leased from the Company. The Company believes that this technology will permit a conventional telephone line to be used to simultaneously carry voice, fax, Internet and audiovisual over a single conventional copper line where the local carrier has installed central office ATM switches. The Company believes that by offering these multiple services using only one line, the Company should be positioned as a competitive telecommunications provider of ATM services.

     See Item 7 - "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS - ATM Technology Acquisition" for a description of the transactions through which the Company acquired the ATM Technology.

Forward-looking Statements

     This Registration Statement on Form 10 ("Registration Statement") includes forward-looking statements which are based on management's beliefs and assumptions, and on information currently available to management. Forward-looking statements include the information concerning possible or assumed future results of operations of the Company set forth in Item 2 - "FINANCIAL INFORMATION - Management's Discussion and Analysis of Financial Condition and Results of Operations". Forward-looking statements also include statements in which words such as "expect", "anticipate", "intend", "plan", "believe", "estimate", "consider" or similar expressions are used.

     Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions, including the risks discussed under the heading "BUSINESS - Risk Factors" and elsewhere in this Registration Statement. The Company's future results and stockholder values may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond the Company's ability to control or predict. Investors are cautioned not to put undue reliance on any forward-looking statements.

History of Business

     CyberSentry was incorporated in Delaware on August 21, 1998 as Telecommunications Services, Inc. ("TSI ") and subsequently amended its certificate of incorporation to change the corporation's name to its current form. TSC was formed on July 15, 1991 and, on May 7, 1998, filed for bankruptcy protection in Florida (the "Bankruptcy"). As of March 24, 1999, as contemplated by TSC's Second Amended Plan of Reorganization (the "Plan"), which was funded by CyberSentry, TSC merged into CyberSentry and TSC was dissolved, with CyberSentry being the sole surviving corporation (the "Merger"). The Merger was treated for accounting purposes as a purchase of TSC by CybersSentry. See Item 7 -"CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS - Bankruptcy, Merger and Related Transactions" for a further description of the Bankruptcy, the Plan and the Merger. In this Registration Statement, references to the "Company" refer to TSC and CyberSentry prior to the Merger and to CyberSentry as the surviving corporation of the Merger, and references to the business of the Company include the businesses of TSC and CyberSentry prior to the Merger.

     The Company has from time to time received preliminary proposals, all subject to numerous conditions and contingencies (including the completion of due diligence and the obtaining of financing), to acquire all or part of the Company or its stock or assets. None of the discussions regarding these proposals has progressed beyond the preliminary stages. The Company expects to engage continually in discussions and negotiations regarding possible acquisitions and dispositions of assets and businesses and other strategic alliances, some of which may be material. There can be no assurance that any such transactions will be consummated.

Employees and Labor Relations

     The Company currently has 22 full-time employees and consultants, none of whom are represented by labor unions. The Company is not a party to any collective bargaining agreements or labor union contracts, nor has it been subjected to any strikes or employment disruptions in its history.

Financial Information about Industry Segments

     Financial information about the Company's industry segments is included in the financial statements attached hereto and is incorporated herein by reference. See Footnote 13 of the Company's financial statements.

Financial Information About Geographic Areas

     At present, substantially all of the Company's operations are conducted in the United States, and the Company has no material foreign operations.

Risk Factors

     Investors contemplating an investment in the Company's common stock, par value $.001 per share (the "Common Stock"), the Company's Class A Convertible Redeemable Participating Preferred Stock ($1.50 Liquidation Value), par value $.001 per share (the "Class A Preferred

Stock"), or the Company's Class B Convertible Redeemable Participating Preferred Stock ($1.50 Liquidation Value), par value $.001 per share (the "Class B Preferred Stock") should carefully consider the following risk factors and investment considerations.

Risk Factors Relating to the Company as a Whole

     Risk that the Company May Be Unable to Continue as a Going Concern; Dependence on Patriot Advisors. Since the Merger of CyberSentry and TSC as of March 24, 1999, which formed the Company and enabled TSC to emerge from its Bankruptcy proceedings, the Company has not generated sufficient earnings or cash flow to fund its operations and has relied on its line of credit with Patriot Advisors, Inc.("Patriot"), a shareholder of the Company, for that purpose. Management does not expect that the Company will be able to fund its operations out of earnings or cash flow in the foreseeable future, and there can be no assurance that Patriot will continue to provide the Company with funds for operations. In the event that Patriot were to stop providing funds to the Company, and the Company were unable to find alternative sources of funding, the Company would be unable to continue as a going concern.

     The Company has incurred significant losses from operations, negative cash flows and a working capital deficiency as of and for the six months ended June 30, 1999 and the period ended December 31, 1998. These factors raise substantial doubt about the Company's ability to continue as a going concern. See explanatory paragraph in the Report of Independent Certified Public Accountants of the Company regarding reference to the Company's ability to continue as a going concern. The Company is currently in discussions with Patriot to restructure the Credit Agreement to provide the Company with additional working capital and with various investment banking firms for other additional financing.

     Recent Bankruptcy Proceedings. In order for TSC's bankruptcy proceeding to be formally concluded, the Bankruptcy Court must issue a final decree confirming, among other things, that TSC's plan of reorganization has been substantially consummated. As of the date hereof, the Final Decree has not been issued; and there can be no assurance that the final decree will ever be issued.

     Limited Operating History; History of Losses and Expectation of Future Losses. The Company (other than TSC's telecommunications business) has a limited operating history upon which it can be evaluated. Any investment in the Company must be considered in light of the risks, expenses and difficulties frequently encountered by companies in an early stage of development in new and rapidly evolving markets, including the risks described below. There can be no assurance that the Company will be successful in addressing such risks.


     CyberSentry incurred a net loss of $1.15 million for the six months ended June 30, 1999 and a net loss of $0.33 million for the period from inception of the Company through December 31, 1998. In addition, TSC incurred a net loss of approximately $0.38 million for the period from January 1, 1999 through March 24, 1999, when it was acquired by CyberSentry; a net loss of approximately $3.41 million for the year ended December 31, 1998; a net loss of $3.04 million for the year ended December 31, 1997; and a net loss of $1.26 million for the year ended December 31, 1996. As of June 30, 1999 the Company had an excess of current liabilities over current assets of approximately $1.89 million.

     Neither TSC nor the Company has achieved profitability on a quarterly or annual basis, and the Company anticipates that it will incur net losses for at least the next several quarters. The Company expects to continue to incur significant product development, sales and marketing, and administrative expenses, and as a result, will need to generate significant quarterly revenues to achieve and maintain profitability. There can be no assurance that any of the Company's business strategies will be successful or that significant revenues or profitability will ever be achieved or, if they are achieved, that they can be consistently sustained or increased on a quarterly or annual basis in the future. See Item 2 - "FINANCIAL INFORMATION" and related Exhibits.

     Potential Fluctuations in Operating Results. The Company's operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside of the Company's control. These factors include demand for CyberSentry Software and ATM Technology, demand for telecommunications services and products offered by the Company and lengthy sales cycles, changes in the growth rate of Internet usage, customers' capital expenditures and other costs relating to the expansion of the respective operations, demand for Internet commerce, seasonal trends in sales, introduction of new products or services by the Company or its competitors, delays in the introduction or enhancement of products and services by the Company or its competitors, customer order deferrals in anticipation of upgrades and new products, changes in the Company's pricing policies or those of its competitors, the Company's ability to anticipate and effectively adapt to developing markets and rapidly changing technologies, changes in the mix of international and U.S. revenues, changes in foreign currency exchange rates, mix of products and services sold and the channels through which those products and services are sold, general economic conditions and specific economic conditions in Internet and related industries. Additionally, as a strategic response to a changing competitive environment, the Company may elect from time to time to make certain pricing, service, marketing or acquisition decisions that could have a material adverse effect on the Company's quarterly financial performance.

     Quarterly sales and operating results generated by the Company's CyberSentry Software applications are expected to generally depend on per-usage fees and subscription revenues received from the Company's digital rights management customers within the quarter, which are difficult to forecast. Transaction based revenues generated by the Company's digital rights electronic commerce customers are all pursuant to per usage contracts and are subject to seasonal trends in advertising sales. Revenues from per-usage fees depend on the volume of end user electronic commerce transactions processed by the Company's digital rights management software. The Company does not have any substantial historical basis for predicting the volume of transactions that may be generated by end users of on-line services provided by many of its customers. Accordingly, a low level of usage by end users or the cancellation or deferral of any customer contract could have a material adverse effect on the Company's quarterly financial performance.

     The Company plans to significantly increase its operating expenses to expand its sales and marketing operations, broaden its customer support capabilities, develop new distribution channels, and establish strategic alliances. Because the Company's operating expenses are based on anticipated revenue trends and because a high percentage of the Company's expenses are fixed, delay in generating or recognizing revenue from a limited number of license transactions could cause significant variations in operating results from quarter to quarter and could result in operating losses. To the extent that such expenses are not subsequently followed by increased revenues, this could have a material adverse effect on the Company's business, financial condition and results of operations. As a result of these and other factors, the Company believes that period to period comparisons of its operating results may not be meaningful and should not be relied upon as an indication of future performance. Due to all of the foregoing factors, it is likely that in some future quarter, the Company's operating results may be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock, Class A Preferred Stock and Class B Preferred Stock would likely be materially adversely affected. See

"Risk Factors - Substantial Dependence on CyberSentry Software and ATM Technology; Uncertainty of Market Acceptance; Lengthy Sales Cycle".

     Need to Manage Changing Operations; Dependence Upon Key Personnel. The ability of the Company to successfully offer products and services and implement its business plan in a rapidly evolving market requires an effective planning and management process. The Company has recently increased the scope of its operations domestically, and the Company's anticipated future operations will continue to place a significant strain on the Company's management systems and resources. The Company expects that it will be required to continue to improve its financial and managerial controls and reporting systems and procedures, and will need to expand, train and manage its work force. Furthermore, the Company expects that it will be required to manage multiple relationships with various customers and other third parties. There can be no assurance that the Company will be able to effectively manage these tasks, and the failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company is dependent upon the continued efforts and abilities of Gerald Resnick, its President and Chief Executive Officer; Hal Shankland, its Senior Vice President Technology; and Christopher Kaisand, its Senior Vice President and Chief Operating Officer. The loss or unavailability of any of these individuals for any significant period could have a material and adverse effect on the Company's continued development, business, financial condition and results of operations. The Company's operations will also depend to a great extent on the Company's ability to attract new key personnel and retain existing key personnel in the future. Messrs. Resnick and Shankland are bound by employment agreements with the Company; and Mr. Kaisand is expected to enter into such an agreement, although the final terms of his employment agreement have not yet been determined. See Item 6 - "EXECUTIVE COMPENSATION -Employment Agreements". The Company does not have "key person" life insurance policies covering any of its employees.

     Control by Officers and Directors; Transactions with Affiliates. The Company's executive officers and directors and entities affiliated with them (collectively, "management shareholders"), in the aggregate, beneficially own Common Stock and Preferred Stock representing in the aggregate approximately 31.5% of the Company's voting securities (assuming exercise of all options). In addition, certain shareholders of the Company who, in the aggregate, beneficially own Common Stock and Preferred Stock representing approximately 32.9% of the Company's voting securities (assuming exercise of all options), have entered into agreements with the Company, pursuant to which such shareholders have agreed, among other things, to vote all of their voting securities in proportion to the votes cast by all of the other holders of the Company's voting securities. See Item 7 - "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS". These agreements will have the effect of proportionately increasing the voting power of the management shareholders, whose 31.5% ownership interest in the Company's voting securities will give them, in effect, approximately 46.9% of total voting power. Thus, the management shareholders will be able to significantly influence and, possibly, control all matters requiring approval by the shareholders of the Company, including the election of directors and the approval of mergers or other business combination transactions.

     The Company has in the past entered into several contracts and transactions with its executive officers, directors, substantial shareholders and entities affiliated with them on terms that were not negotiated on an arms'-length basis. Management believes that the terms of these transactions were as favorable to the Company as would have been obtained if they had been negotiated on an arms'- length basis with unaffiliated third parties. See Item 7 - "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS". It is anticipated that any future contracts and transactions between the Company and its executive officers, directors, substantial shareholders and their affiliates will be on terms no less favorable to the Company than those that would have been obtained from unaffiliated third parties in arms'-length negotiations.

     Risks Associated with International Operations.  The
Company's TSC division currently is attempting to market its products and services in Europe, and the Company is considering expanding into selected additional international markets. The Company's entry into international markets will require significant management attention and financial resources. If international revenues generated by the Company are not adequate to offset the expense of establishing and maintaining foreign operations, the Company's business, financial condition and results of operations would be materially adversely effected. To date, the Company has only limited experience in developing localized versions of its product and marketing and distributing its products. There can be no assurance that the Company will be able to successfully market, sell and deliver its products in international markets. International operations are subject to inherent risks, including the impact of possible recessionary environments in economies outside the United States, the cost of localizing products for foreign markets, longer receivables collection periods and greater difficulty in accounts receivable collection, unexpected changes in regulatory requirements, difficulties and costs of staffing and managing foreign operations, reduced protection for intellectual property rights in some countries, potentially adverse tax consequences and political and economic instability. There can be no assurance that the Company or its distribution partners will be able to sustain or increase international revenues, or that the foregoing factors will not have a material adverse effect on the Company's future international revenues and, consequently, on the Company's business, financial condition and results of operations. International revenues are generally denominated in local currencies. The Company does not currently engage in currency hedging activities. Although exposure to currency fluctuations to date has been insignificant, there can be no assurance that fluctuations in currency exchange rates in the future will not have a material adverse impact on revenues from international sales and thus the Company's business, financial condition and results of operations.

     Year 2000 Risks. The potential for software failures due to processing errors arising from calculations using the Year 2000 date is a known risk. The Company recognizes the need to ensure that its operations, products and services will not be adversely impacted by Year 2000 software failures. The Company has upgraded the billing software for its IBM

AS400 billing platform to make it Year 2000 compliant, and has been provided with the software upgrade which the Company believes will make its Siemens high-volume gateway switch Year 2000 compliant. The Company's contingency plan for the Year 2000 risk is to download copies of all records, software and data to a mass storage media, most likely CD, in order that it may be reinstalled in the event that any data is corrupted or lost. The Company has been advised by its major vendors that they are Year 2000 compliant.

     The Company intends to establish procedures for evaluating and managing the risks and costs associated with the Year 2000 problem and is in the final stages of upgrading its internal computer systems, including its accounting, sales and technical support automation systems, to make them Year 2000 compliant. The Company expects the total cost of upgrading its systems to make them Year 2000 complaint to be approximately $35,000, of which approximately $10,000 has been spent to date. However, there can be no guarantee that the systems of other companies on which the Company's systems and operations rely will be able to handle all Year 2000 problems.

     In addition, although the Company believes that its CyberSentry Software applications are Year 2000 compliant, there can be no assurance that the Company's software products contain all necessary date code changes. Furthermore, many of the Company's customers or potential customers use Internet protocols and maintain their Internet operations on servers that may be impacted by Year 2000 complications. Reliance on such Internet protocols or the failure of the Company's customers or potential customers to ensure that their servers are Year 2000 compliant, could have a material adverse affect on the Company's customers and on the Company's products and search services, which in turn could have a material adverse effect on the Company's business, financial condition and results of operations.

     Risks Associated With Potential Acquisitions. The Company may in the future pursue acquisitions of complementary products, technologies or businesses. Future acquisitions by the Company may result in potentially dilutive issuances of equity securities and the incurring of additional debt and amortization expenses related to goodwill and other intangible assets, which could adversely affect the Company's results of operations. In addition, acquisitions involve numerous risks, including difficulties in the assimilation of the operations, products and personnel of the acquired company, the diversion of management's attention from other business concerns, risks of entering markets in which the Company has no direct prior experience, and the potential loss of key employees of the acquired company. There can be no assurance that the Company will ever successfully complete an acquisition.

     No Public Market for Common and Preferred Stock; Potential Volatility of Common and Preferred Stock Price. Prior to the consummation of the Plan and the Merger, there has been no public market for the Company's Common Stock, Class A Preferred Stock or Class B Preferred Stock, and there can be no assurance that an active trading market will develop or, if one does develop, that it will be maintained. In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. The market prices of the common stock of many publicly held Internet companies have in the past been, and can in the future be expected to be, especially volatile. The market price of the Company's Common Stock, Class A Preferred Stock and Class B Preferred Stock is likely to be highly volatile, although the volatility of the Class A and Class B Preferred Stock will likely be limited somewhat by the fact that the Company has the right to repurchase these shares for $1.50 until March 24, 2001 and may be subject to wide fluctuations in response to announcements of technological innovations or new products by the Company or its competitors, release of reports by securities analysts, developments or disputes concerning patents or proprietary rights, economic and other external factors, as well as period-to-period fluctuations in the Company's financial results.

     Possible Antitakeover Effect of Preferred Stock. The Company is currently authorized to issue 10,000,000 shares of preferred stock, par value $.001 per
share (the "Preferred Stock").   See Item 11 -  "DESCRIPTION OF REGISTRANT'S
SECURITIES TO BE REGISTERED". The Board of Directors has the general authority to issue Preferred Stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting a series or the designation of such series, without any further vote or action by the Company's stockholders. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deterring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the market price of the Common Stock and the voting and other rights of the holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. See
Item 1 - "BUSINESS", Item 7 - " CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS" and Item 11 - "DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED" for a description of the terms of the Class A Preferred Stock and the Class B Preferred Stock of the Company issued to certain former creditors and stockholders of TSC (a predecessor of the Company) and other persons pursuant to the Plan and the Merger.

     Possible Antitakeover Effect of Certain Charter Provisions and of Delaware Law. Certain provisions of the Company's Certificate of Incorporation and Bylaws eliminate the right of stockholders to vote cumulatively in the election of directors (subject to compliance with Delaware corporate law), provide for a classified Board of Directors and specify certain procedures for nominating directors and submitting proposals for consideration at stockholder meetings. Such provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors, and to discourage types of transactions which may involve an actual or threatened change of control of the Company. Such provisions are designed to reduce the vulnerability of the Company to an unsolicited acquisition proposal and, accordingly, could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. Such provisions are also intended to discourage certain tactics that may be used in proxy fights but could, however, have the effect of discouraging others from making tender offers for the Company's Common Stock and, consequently, may also inhibit fluctuations in the market price of the Company's Common Stock that could result from actual or rumored takeover attempts. These provisions may also have the effect of preventing changes in the management of the Company.

     The Company is subject to Section 203 of the Delaware General Corporation Law (the "Anti-Takeover Law"), which regulates corporate acquisitions. The Anti-Takeover Law prevents certain Delaware corporations, including those whose securities are listed for trading on the NASDAQ National Market, from engaging, under certain circumstances, in a "business combination" with any "interested stockholder" for three years following the time that such stockholder became an interested stockholder. For purposes of the Anti-Takeover Law, a "business combination" includes, among other things, a merger or consolidation involving the Company and the interested stockholder and the sale of more than 10% of the Company's assets to the interested stockholder. In general, the Anti-Takeover Law defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the Company and any entity or person affiliated with or controlling or controlled by such entity or person. A Delaware corporation may "opt out" of the Anti-Takeover Law with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by the holders of at least a majority of the company's outstanding voting shares. The Company has not opted out of the provisions of the Anti-Takeover Law.

     Risks Associated with Telecommunications Business

     Strong Competition. The telecommunications services industry is highly competitive, rapidly evolving and subject to constant technological change. There are numerous other companies offering one or more of each of the services offered by the Company. As a service provider in the long distance telecommunications industry, the Company competes with three dominant providers, AT&T Corp., MCI Communications Corporation and Sprint Corporation, all of which are substantially larger and have: (i) greater financial, technical. engineering, personnel and marketing resources; (ii) longer operating histories;
(iii) significant name recognition; and (iv) large consumer bases. These advantages afford the Company's competitors pricing flexibility. Telecommunications services companies may compete for consumers based on price, with the dominant providers conducting extensive advertising campaigns to capture market share. Competitors with greater financial resources may also be able to provide more attractive incentive packages to retailers to encourage them to carry services that compete with the Company's services. In addition, competitors with greater resources than the Company may be better situated to negotiate favorable contracts with retailers. The Company believes that existing competitors are likely to continue to expand their service offerings to appeal to retailers and their consumers. Moreover, since there are few, if any, substantial barriers to entry, the Company expects that new competitors are likely to enter the telecommunications market and attempt to market telecommunications services similar to the services offered by the Company which would result in greater competition.

     The ability of the Company to compete effectively in the telecommunications services industry will depend upon its ability to provide high quality services at prices generally competitive with, or lower than, those charged by its competitors. Certain of the Company's competitors dominate the telecommunications industry and have the financial resources to withstand substantial price competition, which is expected to increase significantly, and there can be no assurance that the Company will be able to compete successfully. Moreover, there can be no assurance that certain of the Company's competitors will not be better situated to negotiate contracts with suppliers of telecommunications services which are more favorable than contracts the Company negotiates. In addition, there can be no assurance that the competition from existing or new competitors or a decrease in the rates charged for telecommunications services by the major long distance carriers or other competitors would not have a material adverse effect on the Company.

     Dependence Upon Independent Marketing Agents. During 1998 and 1997, a substantial portion of the Company's telecommunications business was obtained through independent marketing agents ("Marketing Agents"). These Marketing Agents obtain customers for the Company in return for payment by the Company to such agents of a substantial portion of the fees received by the Company from
such customers.   In 1998, TSC derived approximately $18.7 million (or
approximately 82%) of its approximately $22.8 million in sales revenues from business obtained through Marketing Agents, with approximately $16 million (or approximately 70%) of TSC's revenues coming as a result of programs generated through Marketing Agents comprised of an affiliated group of privately owned companies. There can be no assurance that the Company will continue to generate business through Marketing Agents and any failure to do so, or any termination or interruption of the Company's relationship with the affiliated group of Marketing Agents, would have a material adverse effect on the Company's business, financial condition and results of operations.

     Need to Expand Sales and Support Organizations. To date, the Company has sold its telecommunications products and services through master agents and subagents, and through its direct sales organization, which as of December 31, 1998, consisted of three individuals. The Company believes that its future success is dependent upon substantially increasing the size of its direct sales force, both domestically and internationally. Competition for such personnel is intense, and there can be no assurance that the Company will be able to attract, assimilate or retain additional qualified sales personnel on a timely basis in the future, or at all. In addition, the Company believes that its future success is dependent upon establishing relationships with a variety of distribution partners, including original equipment manufacturers ("OEM's"), systems integrators, value added resellers ("VAR's") and joint marketing partners. The Company has had discussions with only a limited number of such distribution partners and has yet to enter into a written agreement with any such distributors. There can be no assurance that the Company will be able to enter into agreements or establish relationships with desired distribution partners on a timely basis or at all, or that such distributors will devote adequate resources to selling the Company's products. Failure of the Company to successfully expand the size of its sales organization or establish appropriate distribution channels for its products would have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, the Company believes that the complexity of its products and the large-scale deployments anticipated by its customers will require a number of highly trained customer service and support personnel. The Company currently has a small customer service and support organization, which as of December 31, 1998, consisted of twelve individuals. There can be no assurance that the Company will be able to increase the size of its customer service and support organization on a timely basis or at all, or that the Company will be able to provide the high level of support required by its customers. Failure in either of these regards could have a material adverse affect on the Company's business, financial condition and results of operations.

     Rapid Technological Change. The telecommunications services industry is characterized by rapid technological change, new product introduction and evolving industry standards. The Company's success will depend, in significant part, on its ability to make timely and cost-effective enhancements and additions to its technology and introduce new services that meet consumer demands. The Company expects new products and services, and enhancements to existing products and services, to be developed and introduced to compete with the Company's services. The proliferation of new telecommunication technology, including personal communication services and voice communication over the Internet, may reduce demand for long distance services, including prepaid calling cards. There can be no assurance that the Company will be successful in developing or marketing new services or enhancements to the Company's services that respond to these or other technological changes or evolving industry standards. In addition, there can be no assurance that the Company will not experience difficulties that could delay or prevent successful development, introduction and marketing of its planned services or that new services or enhancements thereto will adequately meet the requirements of the marketplace and achieve market acceptance. Delay in the introduction of new services or enhancements, the inability to develop such new services or enhancements or the failure of such services or enhancements to achieve market acceptance could have a material adverse effect on the Company.

     Lack of Own Transmission Network. The Company does not own a transmission network. Accordingly, the Company will depend on carriers for transmission of its long distance calls. Further, the Company will be dependent upon local exchange carriers for call origination and termination. The Company's ability to maintain and expand its business depends, in part, upon its ability to obtain telecommunications services on favorable terms from long distance carriers and other such suppliers, as well as the cooperation of both inter exchanges and local exchange carriers in originating and terminating service for its commercial and residential customers in a timely manner. There can be no assurance that the Company will not experience losses because of interruptions of service at any of its carriers. In addition, no assurance can be given that the Company will be able to obtain long distance services in the future at favorable prices, and a material increase in the price at which the Company obtains long distance service could have a material adverse effect on the Company.

     Need to Expand Infrastructure; Risk of Interruptions in Service. The Company owns a Siemens high-volume gateway switch and an IBM AS 400 billing platform, which management considers sufficient to accommodate its current business and anticipated near-term growth. In order to satisfy customer needs, however, management expects, under current growth plans, that the Company will be required to expand the capacity of its existing data center and to build out additional data centers to adequately provide service. These activities require highly specialized personnel and involve many difficult installation, tuning and optimization tasks, and will require the Company to expend substantial financial and management resources. The Company has in the past experienced difficulties and delays in expanding and stabilizing its existing data center. As a result, there can be no assurance that the Company will be able to expand its infrastructure to meet increased customer demand on a timely basis. The Company houses its data centers at its facilities and takes certain precautions to protect the Company's equipment against damage from fire, earthquakes, floods, power and telecommunications failures, sabotage, intentional acts of vandalism and similar events. Despite such precautions, the occurrence of a natural disaster or other unanticipated problems at current and future data centers of the Company could result in interruptions in the services provided by the Company. Such interruptions could result in reductions in, or terminations of, service provided to the Company's customers, which could have a material adverse effect on the Company's business, financial condition and results of operations.

     Risks Associated with Billing and Collection.   The Company presently
performs approximately three-quarters of its own billing and collection services. In performing these services, the Company rates calls and directly bills the customer utilizing an IBM AS400 billing platform and a Pitney Bowes mail processing system. With respect to the remaining one-quarter of its billing and collection services, the Company rates calls and forwards the rated call records to other companies ("Billing Companies") for appropriate billing through local exchange carriers ("LEC's"). The billing LEC's collect the amount due from the end user and remit payment through the Billing Companies to the Company. Such payments to the Company are net of any fees collected by the LEC's as well as a provision for uncollectible amounts. The requirement that the Company enter into agreements with Billing Companies, which have individual contractual arrangements with the LEC's, to bill and collect the Company's accounts could have a material adverse effect on the Company. In addition, the Company has less leverage in collecting amounts due from customers directly rather than billing customers through the LEC's.

     Pervasive Governmental Regulation. The Company is currently subject to pervasive Federal and state government regulation of its long distance telephone services. The Company is regulated at the Federal level by the FCC and is currently required to maintain both domestic and international tariffs for its services containing the currently effective rates, terms and conditions of service. The FCC has proposed, however, to eliminate the tariffing requirement for domestic non-dominant carriers. In addition, the Company is required to maintain a certificate, issued by the FCC, in connection with its international services. The intrastate long distance telecommunications operations of the Company are also subject to various state laws and regulations, including prior certification, notification or registration requirements. The Company generally must obtain and maintain certificates of public convenience and necessity from regulatory authorities in most states in which it offers services. In most of these jurisdictions, the Company must file and obtain prior regulatory approval of tariffs for intrastate services. In addition, the Company must update or amend the tariffs and, in some cases, the certificates of public convenience and necessity when rates are adjusted or new products are added to the long distance services offered by the Company. The FCC and numerous state agencies also impose prior approval requirements on transfers of control, including transfers of control and corporate reorganization, and assignments of certain regulatory authorizations.

     Prior to its acquisition by the Company, TSC was qualified to do business in 48 states and was tariffed or certified as a long distance telecommunications carrier in 42 states. As a result of the Merger, the Company is in the process of filing qualifications to do business in all 50 states. After such qualifications have been effected, the Company intends to file appropriate name change amendments to its certification or tariff documentation and any other documents necessary to reflect the Merger in the appropriate jurisdictions. TSC was certified as an Alternative Local Exchange Carrier ("ALEC") to provide local telephone services in the State of Florida. To reflect the Merger, the Company has filed a name change amendment to its ALEC certification in Florida and has filed tariffs in 32 states as a long distance service provider.


     If the Federal and state regulations requiring the local exchange carriers to provide equal access for the origination and termination of calls by long distance subscribers (such as the Company's customers) change or if the regulations governing the fees to be charged for such access service change, particularly if such regulations are changed to allow variable pricing of such access fees based upon volume, such changes could have a material adverse effect on the Company.

     The Company's long distance prepaid calling card product and other telecommunications services are currently subject to Federal, state and international regulation. The Company's operations are intended to be in compliance with the requirements of the Telephone Operator Consumer Services Improvement Act of 1990 ("TOCSIA") and the FCC's implementing regulations regarding unblocking, branding and posting for operator services. The Company is duly authorized under section 214 of the Communications Act of 1934, as amended (the "Communications Act") to provide international value-added telecommunications services. The

Company maintains informational tariffs for its operator services and maintains on file tariffs for its long distance and prepaid calling card services. The Company is licensed in the States in which it operates as a long-distance operator service provider, and, except as described in Item 7 - "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS - Grace Trust Transaction", the Company is not aware of any instance in which there is currently or has been in the past a substantial violation of Federal or state telecommunications regulations in connection with the Company's services. While the Company believes that it is in compliance with the applicable Federal, state and international regulations governing telecommunications services, there can be no assurance that the FCC or the regulatory authorities in one or more states or foreign countries will not raise material issues with regard to the Company's compliance with applicable regulations, or that Federal, state and international regulatory activities will not have a material adverse effect on the Company. In addition, while the Company believes that it has instituted appropriate safeguards, there can be no assurance that a transaction similar to the Grace Trust transaction will not arise again in the future and, if so, that it will not have a material adverse effect on the Company.

     Section 276 of the Telecommunications Act of 1996 ("Section 276") mandated the establishment of Universal Service for the promotion of nationwide access to telecommunications services in rural, insular and high cost areas that are reasonably comparable in price and type to those found in urban areas and the promotion of access to advanced services for schools, libraries and certain health care providers. Telecommunications providers of interstate services, including pay phone aggregators and private network operators that offer service to others for a fee on a non-common carrier basis, must contribute toward the funding of Universal Service. Certain government and public safety entities are exempt, as are entities whose contribution would be less than $100 per year. Although the Company's competition will be similarly situated, the Universal Service Fund annual assessment may have a material adverse effect on the long-term financial condition of the Company.

     Section 276 further mandated that the FCC promulgate rules to establish a per call compensation plan to ensure that all pay phone providers are fairly compensated for each completed intrastate and interstate pay phone initiated call, including calls on which pay phone providers had not heretofore received compensation. Such calls included those placed to toll free numbers (800/888), such as operator assisted and prepaid calling card calls, and calls placed through network access codes. In September 1996, the FCC promulgated rules to implement Section 276 which established a three-phase compensation plan for pay phone providers. Under the first phase, inter exchange carriers with annual toll revenues of more than $100 million were to pay a total of $45.85 per pay phone per month for all toll free and access code calls for the first year, commensurate with their portion of inter exchange revenues. All switch-based and facilities-based inter exchange carriers were to pay $0.35 per call to each pay phone provider during the second year (although payments could subsequently be recovered from resellers by the carriers), after which per call compensation rates were to be left to individual market driven rates negotiated between pay phone providers and inter exchange carriers. On July 7, 1997, the D.C.

Circuit Court of Appeals vacated significant portions of the FCC's rules including the $0.35 per call rate which was found to be arbitrary and capricious, and remanded the matter to the FCC for reconsideration. On remand, the FCC in September of 1997 established a two-year "default" compensation rate of $0.284 per pay phone originated toll free or access code call. At the end of the two year interim period, the per call pay phone compensation rate will be the deregulated market based local coin rate less $0.066. This amount is payable by all "switch-based" inter exchange carriers (but again may be passed on to non-facilities based resellers). The revised FCC rules became effective on October 7, 1997, but continue to be subject to regulatory and legal challenges. The Company is unable to predict whether this regulation or other potential changes in the regulatory environment could have a material adverse effect on the Company.

     Risks Associated with Internet and ATM Businesses

     Uncertainty of Market Acceptance; Lengthy Sales Cycle. The Company's future growth substantially depends on the commercial success of the CyberSentry Software and ATM Technology, which the Company first licensed in 1998. The Company has only one customer to date, Digital Rights International, Inc. ("DRI") for the CyberSentry Software, and is initially targeting large publishers of copyrighted materials and telecommunications carriers. There can be no assurance that these potential customers will adopt and implement the CyberSentry Software and/or the ATM Technology. Even if the CyberSentry Software and ATM Technology are adopted, they may not be accepted and implemented on a timely basis or at all. To date, other than at DRI, the CyberSentry Software and the ATM Technology have not been installed in a large-scale, commercial deployment, and there can be no assurance that these products will perform desired functions, offer sufficient price/performance benefits or meet the technical or other requirements of customers. Despite testing of the CyberSentry Software and ATM Technology prior to their initial commercial release, there can be no assurance that all performance errors or deficiencies have been discovered and remedied, that additional errors or deficiencies will not occur, or that if they occur, the Company will be able to correct such errors and deficiencies. The Company believes that the license of the CyberSentry Software and ATM Technology by customers will involve an enterprise-wide decision-making process, and that the Company or its distribution partners will need to provide a significant level of education and information to prospective customers regarding the uses and benefits of the products. In addition, the Company believes that the time required to deploy the CyberSentry Software and ATM Technology will vary significantly depending on a number of factors, including the needs and skill set of the customer, the size of the deployment, the complexity of the customer's network environment, the quantity of hardware and degree of hardware configuration necessary to deploy the CyberSentry Software and ATM Technology, and the customer's installation schedule. For these and other reasons, the license and deployment of the CyberSentry Software and ATM Technology may be characterized by lengthy sales and implementation cycles. Failure of the CyberSentry Software or ATM Technology to achieve market acceptance for these or any other reasons would have a material adverse effect on the Company's business, financial condition and results of operations.

     Substantial Competition. The markets in which the Company expects to compete in providing Internet services are new, intensely competitive, highly fragmented and characterized by rapidly changing technology and evolving standards. The Company faces competition in the overall network computing software market as well as each of the market segments in which its products and services compete. The Company has experienced and expects to continue to experience increases in competition from current and potential competitors, many of whom have significantly greater financial, technical, marketing and other resources than the Company.

     The Company's competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sales of their products than the Company. Certain of the Company's current and potential competitors may bundle their products with other software or hardware, including operating systems and browsers, in a manner that may discourage users from purchasing products offered by the Company. Also certain current and potential competitors have greater name recognition or more extensive customer bases that could be leveraged thereby gaining market share to the Company's detriment. The Company expects additional competition as other established and emerging companies enter the secure software market and new products and technologies are introduced. Increased competition could result in price reductions, fewer customer orders, reduced gross margins and loss of market share, any of which could materially adversely effect the Company's business, financial condition and results of operations. Current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing the ability of their product to address the needs of the Company's prospective customers. The Company's current or future channel partners may establish cooperative relationships with current or potential competitors of the Company, thereby limiting the Company's ability to sell its products through particular distribution channels. Accordingly, it is possible that new competitors or alliances among current competitors may emerge and rapidly gain significant market share. Such competition could materially adversely affect the Company's ability to obtain new contracts and maintenance and support renewals for existing contracts on terms favorable to the Company. Further, competitive pressures could require the Company to reduce the prices of its products and services, which could materially adversely affect the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to compete successfully against current and future competitors, and the failure to do so would have a material adverse effect upon the Company's business, financial condition and results of operations.

     Need to Expand Sales and Support Organizations. The Company currently has 22 full-time employees and consultants. The Company intends to hire a significant number of additional personnel in 1999 and beyond. Competition for qualified personnel is intense, and there can be no assurance that the Company will be able to attract, assimilate or retain such qualified personnel in the future. If the Company is unable to hire and retain such personnel, particularly those in key positions, the Company's business, financial condition and results of operations may be materially adversely affected.

     Risk of Default Under Primary Licenses. The Company's rights to the CyberSentry Software and the ATM Technology under both the Assignment from Templar and the Sub-Contract with Comtel, respectively, are subject to the risk of default by Templar and Comtel, respectively, under the agreements (the "Primary Licenses") pursuant to which these companies acquired the technology rights assigned or sub-contracted to the Company. Any such default by Templar or Comtel under the Primary Licenses would have a material adverse effect on the Company's business, financial condition and results of operations. Item 7 - "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS - Bankruptcy, Merger and Related Transactions."

     Customer Concentration. The Company expects that a small number of customers will account for a substantial portion of revenues of its CyberSentry Software and ATM businesses. As a result, the loss of a major customer or a decline in the usage of any such customer could have a material adverse effect on the Company's business, financial condition and results of operations.

     Dependence on Strategic Relationships. The Company believes that its success in penetrating markets for its CyberSentry Software product application will depend in part on its ability to develop and maintain strategic relationships with key hardware and software vendors, distribution partners and customers. The Company further believes that such relationships will be important in order to validate the Company's technology, facilitate broad market acceptance of the Company's products, and enhance the Company's sales, marketing and distribution capabilities. The Company's inability to develop, attract or retain strategic relationships, or the termination of one or more successful relationships could have a material adverse effect on the Company's business financial condition and results of operations. In addition, the Company expects from time to time to license certain components from third parties, such as security features, and to incorporate them into the Company's products. Failure of such third parties to maintain or enhance their products could impair the functionality of the Company's products and could require the Company to obtain alternative products from other sources or to develop such software internally, either of which could involve costs and delays as well as diversion of engineering resources.

     Risk Associated with New Versions of Software and New Products; Rapid Technological Change. The Company's future growth depends on its successful and timely introduction of new products and services in markets that do not currently exist or are rapidly evolving. The markets for the Company's products are characterized by rapid technological change, frequent new product introductions, changes in customer demands and evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. The Company's future success will depend upon its ability to address the increasingly sophisticated needs of its customers by developing and introducing enhancements to its software on a timely basis that keep pace with technological developments, emerging industry standards and customer requirements. There can be no assurance that the Company will be successful in developing and marketing enhancements to its software that respond to technological change, evolving industry standards or customer requirements, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and sale of such enhancements or that such enhancements will adequately meet the requirements of the marketplace and achieve any significant degree of market acceptance. Companies that develop and publish software frequently experience delays, sometimes very lengthy delays, in the release dates of new products and product enhancements. Any material delay in the release dates of the Company's future products or enhancements or any failure of such future products or enhancements to achieve market acceptance when released, could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the introduction or announcement of new product offerings by the Company or the Company's competitors will not cause customers to defer or forego purchases of current versions of the Company's software, which could have a material adverse effect on the Company's business, financial condition and results of operations.

     Governmental Regulations. There are currently few laws or regulations directly applicable to access to or commerce on the Internet; however, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted at the local, state, national or international levels with respect to the Internet, covering issues such as user privacy, pricing, taxation, advertising, intellectual property rights, information security or the convergence of traditional communications services with Internet communications. The Telecommunications Reform Act of 1996 imposes criminal penalties (via the Communications Decency Act) on anyone who distributes obscene communications on the Internet knowing that the recipient of the communications is under 18 years of age. Other nations, including Germany, have taken actions to restrict the free flow of material deemed to be objectionable on the Internet. In addition, the applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel and personal privacy is uncertain. The vast majority of such laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of the Internet and related technologies. Changes to such laws or adoption of additional laws or regulations intended to address these issues, including some recently proposed changes, could create uncertainty in the marketplace which could reduce demand for the Company's products and services, could increase the Company's cost of doing business as a result of compliance, could result in litigation or could in some other manner have a material adverse effect on the Company's business, financial condition and results of operations.

     Risks of Infringement and Proprietary Rights. Because materials may be downloaded by the search services which may be licensed by the Company to use the CyberSentry Software, or may be copied and stored by customers that have deployed the Company's CyberSentry Software product, and, in either case, may be subsequently distributed to others, there is a potential that claims will be made against the Company (directly or through contractual indemnification provisions with customers) for negligence, copyright or trademark infringement or other theories based on the nature and content of such materials. It is also possible that if any information provided through the search services licensed or facilitated by the Company or information that is copied and stored by customers that have deployed CyberSentry Software such as stock quotes, analyst estimates or other trading information, contains errors, third parties could make claims against the Company for losses incurred in reliance on such information. Although the Company carries general liability insurance, the Company's insurance may not cover potential claims of this type or may not be adequate to indemnify the Company for all liability that may be imposed. Any imposition of liability or legal defense expenses that is not covered by insurance or that is in excess of insurance coverage, could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company's success and ability to compete in the Internet services business will be substantially dependent upon its acquired and internally developed technology. While the Company relies on copyright, trade secret and trademark law to protect its technology, the Company believes that factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements and reliable product maintenance are more essential to establishing and maintaining a technology leadership position. There can be no assurance that others will not develop technologies that are similar or superior to the Company's technology. The Company will generally enter into confidentiality or license agreements with its employees, consultants and corporate partners, and will generally control access to and distribution of its software, documentation and other proprietary information. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use the Company's products or technology. Policing unauthorized use of the Company's products is difficult, and there can be no assurance that the steps taken by the Company will prevent misappropriation of its technology, particularly in foreign countries where the laws may not protect the Company's proprietary rights as fully as do the laws of the United States. Substantial litigation regarding intellectual property rights exists in the software industry, and the Company expects that software products may be increasingly subject to third party infringement claims with the growing number of competitors and the increased functionality of products in different industry segments. There can be no assurance that third parties will not claim infringement by the Company with respect to its software or enhancements thereto. Any such claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company, if at all. A successful claim of product infringement against the Company and failure or inability of the Company to license the infringed or similar technology could have a material adverse effect on the Company's business, financial condition and results of operations.

     Risks Associated with Electronic Credit Card Business

     The Company intends to issue a national electronic commerce credit card and provide a clearance system for electronic credit card settlement. The Company will generally bear the same credit risk normally assumed by other providers of these systems arising from returned transactions caused by closed accounts, frozen accounts, unauthorized use, disputes, theft or fraud. Any relationship the Company establishes with providers of merchant card services such as VISA and MasterCard could be adversely affected by excessive uncollectibles or charge backs, which are generally higher in the telephone industry than in other industries, particularly with respect to recharges because the transaction typically is not on a face to face basis in which a cardholder signature is captured. Termination of the Company's ability to offer recharge through merchant card services would have a material adverse effect on the Company. To minimize financial exposure, the Company will limit the amount that consumers can recharge within specified time frames. From time to time persons may obtain services without rendering payment to the Company by unlawfully utilizing the Company's access numbers and personal identification numbers ("PIN's"). No assurance can be given that future losses due to unauthorized use will not be material. The Company will attempt to manage these credit, theft and fraud risks through internal controls, monitoring and blocking systems. The Company maintains no reserves for such risks. There can be no assurance that the Company's risk management practices or reserves which it may establish in the future will be sufficient to protect the Company from unauthorized or returned transactions or thefts of services which could have a material adverse effect on the Company.

ITEM 2.  FINANCIAL INFORMATION
         ---------------------

Selected Financial Data

The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial statements and the notes thereto of CyberSentry and TSC included elsewhere in this Form 10. As of March 24, 1999, TSC was acquired by CyberSentry, with CyberSentry being the surviving corporation. CyberSentry was a development stage enterprise with minimal operations in 1998. TSC has been operating since 1991 and is the primary operating entity. The selected historical financial information of TSC as of and for the years ended December 31, 1995 and 1994 are derived from unaudited financial statements of TSC not included or incorporated by reference herein. The selected financial data set forth below for TSC as of and for the years ended December 31, 1998, 1997 and 1996 and for CyberSentry as of December 31, 1998 and for the period from August 21, 1998 (inception) through December 31, 1998 are derived from the audited financial statements of TSC and Cybersentry included elsewhere in this Form 10, which have been audited by BDO Seidman L.L.P., independent accountants. The selected historical financial information of TSC as of March 24, 1999 and for the period from January 1, 1999 through March 24, 1999 and CyberSentry as of June 30, 1999 and for the six months then ended are derived from unaudited financial statements of TSC, and CyberSentry included elsewhere herein and in the opinion of management, include all adjustments, consisting only of normal recurring adjustments necessary for a fair representation of the financial information. Operating results for the interim periods are not necessarily indicative of the results of TSC or CyberSentry that may be expected for the entire year. TSC's financial statements following its emergence from bankruptcy will not be comparable to the historical financial statements contained herein, which do not reflect the plan of reorganization. TSC's and CyberSentry's historical financial statements may not be indicative of future performance.



                  Telecommunications Service Center, Inc./1/
                            Years Ended December 31,

                             For the period from
                               January 1, 1999
                              through March 24,                                                  (Unaudited)    (Unaudited)
                                     1999               1998           1997           1996           1995           1994
                                                  -------------  -------------  -------------  -------------  -------------
                                 (Unaudited)
                             -------------------
Income Statement Data:
Net sales                    $           811,316  $  22,804,240  $   8,341,164  $   2,606,254  $   2,493,409  $   1,100,189
Operating expenses                     1,130,659     26,042,048     11,024,545      3,663,781      3,266,917      1,095,621
                             -------------------  -------------  -------------  -------------  -------------  -------------

Operating (loss) income                 (319,343)    (3,237,808)    (2,683,381)    (1,057,527)      (773,508)         4,568
Other (expense) income                   (56,277)      (175,257)      (354,959)      (205,932)        46,671              -
                             -------------------  -------------  -------------  -------------  -------------  -------------

Net (loss) income                       (375,620)    (3,413,065)    (3,038,340)    (1,263,459)      (726,837)         4,568
                             ===================  =============  =============  =============  =============  =============

Net (loss) income per share
 Basic                       $           (187.81) $   (1,706.53) $   (1,519.17) $     (631.73) $     (726.84) $        4.57


Weighted average number of
 outstanding shares
  Basic                                    2,000          2,000          2,000          2,000          1,000          1,000

_____________
/1/ On May 7, 1998, the Telecommunications Service Center, Inc. filed for relief under Chapter 11 of the United Stated Bankruptcy Code in the Middle District of Florida, Tampa Division. On March 4, 1999, the Bankruptcy Court confirmed the plan of reorganization and on March 14, 1999 the plan of reorganization became effective (pending the acquisition of TSC by CyberSentry).

Balance Sheet Data:
Total assets                       1,420,962      1,519,559      2,493,896      1,881,856      896,044     475,242

Short-term debt including
 current portion of
 long-term debt                            -              -        866,127        561,032      289,586           -

Liabilities subject to
 Compromise under
 reorganization proceedings        8,133,313      8,097,928              -              -            -           -

Long-term debt                             -              -      4,409,783      2,399,352      548,675     444,675

Capital deficit                   (8,806,232)    (8,430,612)    (5,017,547)    (1,979,207)    (716,748)    (18,062)


                               CyberSentry, Inc.

                                                          (Unaudited)               For the period from
                                                          For the six                 August 21, 1998
                                                          months ended              (inception) through
                                                       June 30, 1999 (a)              December 31, 1998
                                                    ---------------------       ------------------------
Income Statement Data:
Net sales                                           $           1,093,396       $                      -
Operating expenses                                              2,208,605                        326,485
                                                    ---------------------       ------------------------

Operating loss                                                 (1,115,209)                      (326,485)
Other expense                                                     (38,710)                             -
                                                    ---------------------       ------------------------

Net loss                                                       (1,153,919)                      (326,485)
                                                    =====================       ========================

Net loss per share
 Basic                                                              ($.09)                         ($.03)
 Diluted                                                            ($.09)                         ($.03)

Weighted average number of outstanding
 shares
  Basic                                                        13,108,288                     10,500,000
  Diluted                                                      13,108,288                     10,500,000

Balance Sheet Data:
Total assets                                        $          17,947,371       $              5,814,896

Short-term debt including current portion
 of long-term debt                                                923,521                         76,181

Redeemable convertible preferred stock                            801,984                              -

Stockholders' equity                                           13,720,868                      5,726,215

(a) Includes the operations of TSC from March 25, 1999 through June 30, 1999

                       Pro Forma Selected Financial Data
                          Year Ended December 31, 1998
                                  (Unaudited)

Income Statement Data:
Net sales                                                   $     22,804,240
Operating expenses                                                27,499,156
                                                            ----------------

Operating loss                                                    (4,694,916)
Other expense, net                                                  (205,401)
                                                            ----------------

Net loss                                                          (4,900,317)
                                                            ================

Net loss per share
 Basic                                                                 ($.43)
 Diluted                                                               ($.43)

Weighted average number of outstanding shares
 Basic                                                            11,500,000
 Diluted                                                          11,500,000


Management's Discussion and Analysis of Financial Condition and Results of Operations

The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward looking statements based upon current expectations that involve risks and uncertainties. The Company's actual results and the timing of certain events could differ materially from those anticipated in these forward looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Form 10.

Overview

CyberSentry, Inc., a Delaware corporation ("CyberSentry"), was incorporated in Delaware on August 21, 1998 as Telecommunications Services, Inc. and subsequently amended its certificate of incorporation to change the corporation's name to CyberSentry, Inc. Telecommunications Service Center, Inc., a Florida corporation ("TSC"), was formed on July 15, 1991 and, on May 7, 1998, filed for bankruptcy protection in Florida. See Item 7 - "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS - Bankruptcy, Merger and Related Transactions" for further description. Effective March 24, 1999, CyberSentry purchased all of the outstanding shares of TSC for common and preferred stock valued at $2,500,000 and CyberSentry is the surviving corporation (the "Corporation" or the "Company"). See Item 7 - "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS - Bankruptcy, Merger and Related Transactions" for further description. The acquisition was accounted for as a purchase. The excess of the purchase price ($2,500,000) over the fair market value of the assets acquired ($1,420,962) and liabilities assumed ($10,227,194) of approximately $11,306,232 is recorded as excess of cost over fair value of net assets acquired, and is being amortized on a straight-line basis over 10 years. Since CyberSentry is a development stage enterprise with minimal operations in 1998, TSC is treated as the predecessor corporation due to the significance of its operations.

CyberSentry has only recently begun to market the CyberSentry Software and to date has no sales. CyberSentry is currently developing a CyberSentry browser and CyberSentry card for use by customers both on and off the Internet. The CyberSentry Software protects Internet commerce transactions by controlling access to both consumer credit information and content that can be downloaded via the Internet, such as games, CD's, videos, copyrighted information and other transactions. It also restricts the unauthorized redistribution of material to secondary recipients, such as passing along copies of protected material. The Company believes that most content currently downloaded via the Internet can be protected using CyberSentry Software. See "Risk Factors."

CyberSentry has obtained the right to develop and sell in the United States and Canada certain Asynchronous Transfer Mode technology ("ATM" or "ATM technology") which has the potential to deliver real time multimedia services to both consumer and business users at substantially increased speeds and lower costs than other technologies. The Company currently plans to sell two applications of the ATM technology. The first is a fast packet digital switch designed for small to medium size businesses. This device allows a business to transmit voice, video and data over a local area network using the business' existing PABX infrastructure. The second is a set-top box designed for applications in the home. This device will allow for the delivery of voice, video and data into the home via the existing telephone line, cable or via satellite. The Company believes that this product will have applications for games, music, television based Internet browsing and video on demand.

In the last five years, TSC has been a facilities-based carrier providing long distance telecommunications services, including commercial and residential service, long distance service, operator service for pay phones, prepaid phone cards, calling cards and enhanced services, such as voice mail and fax services. TSC owns and operates a Siemen's high-volume gateway switch and an IBM AS400 billing platform to accommodate anticipated growth. It is certified as an "Alternative Local Exchange Carrier" ("ALEC") to provide local telephone services in the State of Florida and is currently filing for ALEC certification in thirty (30) additional states.

TSC currently provides all hardware and software for call processing, billing, tracking and prepaid debiting, as well as call transport, client programming, national and international connectivity, systems maintenance and capital expansion requirements for both long distance (in all states) and local residential service in Florida. TSC offers a comprehensive service package that includes both automated and operator-assisted programs.

CyberSentry acquired TSC effective March 24, 1999 and CyberSentry has a limited operating history upon which it can be evaluated. Any investment in the Company must be considered in light of the risks, expenses and difficulties frequently encountered by companies in an early stage of development in new and rapidly evolving markets. See "Risk Factors."

Results of Operations

The following table sets forth selected financial data of TSC stated as a percentage of net sales:

                                                             Six months      Six months
                                                           ended June 30,  ended June 30,        Years ended December 31,
                                                                                           ----------------------------------
                                                                1999            1998          1998        1997         1996
                                                                                           ---------   ---------    ---------
                                                           (Unaudited)/(a)/ (Unaudited)
                                                           -------------    -------------
Net sales                                                          100.0%           100.0%     100.0%      100.0%       100.0%

Telecommunications costs                                            85.2             93.1       97.7        97.3         88.4

Selling, general and administrative expenses                                                    16.5        34.9         52.1
(including depreciation and amortization expense)                   49.0             18.8

Operating loss                                                     (34.2)           (11.9)     (14.2)      (32.2)       (40.5)

Other expense, net                                                  (4.4)            (1.6)       (.8)       (4.2)        (8.0)

Net loss                                                           (38.6)           (13.5)     (15.0)      (36.4)       (48.5)

(a) Detailed for comparative purposes only; results include post acquisition operations and do not reflect acquisition adjustments.

Six months ended June 30, 1999 to 1998

Net sales decreased by $12,607,255, or 87% from $14,511,967 for the six months ended June 30, 1998, to $1,904,712 for the six months ended June 30, 1999. Of this decrease, $10,446,435 was due to decreased volume in the Local Exchange Carrier ("LEC") billing programs with PCI, Accutel and Valutel. Additionally, $1,943,089 of the decrease was due to decreased volume in the LD(1+), Call 1-800 and LD(T-1's) programs. Increased costs associated with LEC billing programs and a more stringent regulatory environment prompted the Company to either discontinue or cut back certain programs. The Company discontinued the Accutel program during 1998. The Company anticipates that revenues will continue to decrease in the LEC billing programs during 1999. The decrease in the LD(1+) program was primarily due to the poor credit condition of the customer base obtained through the Grace Trust Transaction. See Item 7 - "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS - Bankruptcy, Merger and Related Transactions" for further description of the Grace Trust Transaction. The Company will continue to build the (1+) and (T-1) programs through increased marketing efforts and credit screening of the customer base.

Telecommunications costs decreased with the decrease in revenue by $11,891,628 or 88%, from $13,513,977 for the six months ended June 30, 1998, to $1,622,349 for the six months ended June 30, 1999. As a percentage of net sales, these amounts represented 93% for 1998 as compared to 85% for 1999. The decrease as a percentage of net sales was primarily attributable to an increase in the monthly fee charged each customer in the Valutel program.

TSC's selling, general and administrative expenses decreased $1,800,636, or 72% from $2,514,162 for the six months ended June 30, 1998 to $713,526 for the six months ended June 30, 1999. The overall dollar decrease in selling, general and administrative expenses was primarily attributable to bad debts in 1998. Also see discussion that follows for 1998 compared to 1997. As a percentage of net sales, these amounts represented 17% for 1998 as compared to 37% for 1999. The increase as a percentage of net sales was attributable to the decrease in net sales and TSC's inability to maintain an efficient cost structure in 1999.

Depreciation and amortization expense decreased $2,172 from $220,186 for the six months ended June 30, 1998 to $218,014 for the six months ended June 30, 1999. The overall dollar decrease is insignificant.

Other expense, net decreased by $127,903, or 57%, from $222,890 for the six months ended June 30, 1998 to $94,987 for the six months ended June 30, 1999. Other expense, net consists primarily of interest expense. The decrease was attributable to decreased debt balances in 1999.

Principally as a result of the factors described above, TSC incurred a net loss of $(1,959,248) for the six months ended June 30, 1998 as compared to a net loss of $(744,164) for the six months ended June 30, 1999.

Fiscal year ended 1998 Compared to 1997

Net sales increased by $14,463,076, or 173%, from $8,341,164 for the year ended December 31, 1997, to $22,804,240 for the year ended December 31, 1998. Of this increase, $13,510,034 was due to increased volume in the LEC billing programs with PCI, Accutel and Valutel and a

$2,274,605 increase in (1+) long distance program. Increased costs associated with LEC billing programs and a more stringent regulatory environment prompted the Company to either discontinue or cut back certain programs. The Company discontinued the Accutel program during 1998. The increase in revenue from the (1+) long distance program during 1998 was due to increased volume resulting from the Grace Trust Transaction. See Item 7 - "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS - Bankruptcy, Merger and Related Transactions" for a further description of the Grace Trust Transaction. Although the Company experienced increased volume and revenue from the Grace Trust Transaction, there was also an increase in bad debts from the poor credit condition of the customer base. Such increases were offset by a $865,281 decrease in the travel card and (T-1) long distance programs.

Telecommunication costs increased to support the increased revenue by $14,170,417 or 175%, from $8,112,840 for the year ended December 31, 1997, to
$22,283,257 for the year ended December 31, 1998. As a percentage of net sales, these amounts represented 97% for 1997 as compared to 98% for 1998. The amounts as a percentage of net sales are consistent from 1997 to 1998.

TSC's selling, general and administrative expenses increased $786,574, or 31%, from $2,532,845 for the year ended December 31, 1997 to $3,319,419 for the year ended December 31, 1998. As a percentage of net sales, these expenses decreased from 30% for 1997 to 15% for 1998. The overall dollar increase in selling, general and administrative expenses was primarily attributable to bad debts in 1998. The increase in bad debts in 1998 was attributable to customer accounts written off in connection with the Grace Trust Transaction and the Accutel program that ended in 1998. See Item 7 - "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS - Bankruptcy, Merger and Related Transactions" for a further description of the Grace Trust Transaction. To reduce bad debts during 1999 the Company discontinued service for the customer accounts relating to the Grace Trust Transaction, and has increased credit screening for new customers. The decrease in these expenses as a percentage of net sales was attributable to the increase in net sales and TSC's ability to increase revenues and maintain an efficient cost structure in 1998.

Depreciation and amortization expense increased $60,512 or 16%, from $378,860 for the year ended December 31, 1997 to $439,372 for the year ended December 31, 1998. The overall dollar increase was attributable to equipment purchased in mid-year 1997 that have depreciation for a portion of 1997 and a full year of depreciation in 1998.

Other expense, net decreased by $179,702, or 51%, from $354,959 for the year ended December 31, 1997 to $175,257 for the year ended December 31, 1998. Other expense, net consists of gains from the sale of marketable securities in 1998 amounting to $227,251, offset by an increase of $47,549 in interest expense in 1998.

Principally as a result of the factors described above, the Company incurred a net loss of $(3,413,065) for the year ended December 31, 1998 as compared to a net loss of $(3,038,340) for the year ended December 31, 1997.

Fiscal year ended 1997 Compared to 1996

Net sales increased by $5,734,910 or 220%, from $2,606,254 for the year ended December 31, 1996, to $8,341,164 for the year ended December 31, 1997. Of this increase, $5,369,465 was due to increases in the LEC billing programs with PCI, Aliantel and Accutel and, a $1,723,775 increase in debit card, (T-1) and (1+) long distance programs. Such increases were offset by a $1,515,063 decrease in travel cards, ICB and private pay phone programs.

Telecommunications costs increased by $5,807,817, or 252%, from $2,305,023 for the year ended December 31, 1996, to $8,112,840 for the year ended December 31, 1997. As a percentage of net sales, these amounts represented 88.4% for 1996 as compared to 97.3% for 1997. The increase in telecommunications costs as a percentage of revenues primarily was due to increased fees and commissions for the Hold/PCI program.

TSC's selling, general and administrative expenses increased $1,387,606 or 121%, from $1,145,239 for the year ended December 31, 1996 to $2,532,845 for the year ended December 31, 1997. As a percentage of net sales, these expenses decreased from 44% in 1996 to 30% in 1997. The overall dollar increase in selling, general and administrative expenses was primarily attributable to a $610,107 increase in bad debts, a $203,958 increase in legal and professional fees and a $114,081 increase in salaries and wages. The increase in bad debts was attributable to accounts written off associated with the Call 1-800 program.
The increase in legal and professional fees resulted from increased accounting fees for audits of prior years and increased legal fees from pending litigation. The increase in salaries and wages was due primarily to the use of more temporary agency employees and contract labor in 1997. The decrease in these expenses as percentage of net sales was attributable to the increase in net sales and TSC's ability to increase revenues and maintain an efficient cost structure in 1997.

Depreciation and amortization expense increased $165,341 or 77%, from $213,519 for the year ended December 31, 1996 to $378,860 for the year ended December 31, 1997. The overall dollar increase was attributable to depreciation on the Siemens switching equipment purchased under capital lease in 1997.

Other expense, net increased $149,027 or 72%, from $205,932 for the year ended December 31, 1996 to $354,959 for the year ended December 31, 1997. The increase was attributable to a $221,893 increase in interest expense which consisted primarily of interest expense related to the capital lease for the Siemens switching equipment purchased in 1997 and increased borrowings on the bank line of credit. The increase was offset by a loss on the sale of assets of $76,203 in 1996.

Principally as a result of the factors described above, the Company incurred a net loss of $(3,038,340) for the year ended December 31, 1997 as compared to a net loss of $(1,263,459) for the year ended December 31, 1996.

The following relates to the operations of CyberSentry, Inc.

Six months ended June 30, 1999

Net sales amounted to $1,093,396 for the six months ended June 30, 1999. The Company did not generate any revenues from its internet segment for the six months. The net sales for the six months resulted from the Company's telecommunications segment. Also see management's discussion and analysis relating to TSC's results of operations for the six months ended June 30, 1999 compared to the six months ended June 30, 1998.

Telecommunications costs amounted to $919,826 for the six months ended June 30, 1999. The costs exclusively relate to the Company's telecommunications segment. Also see management's discussion and analysis relating to TSC's results of operations for the six months ended June 30, 1999 compared to the six months ended June 30, 1998.

Selling, general and administrative expenses amounted to $440,386 for the six months ended June 30, 1999. These expenses were primarily comprised of salaries and related expenses of approximately $300,000 and various other selling, general and administrative expenses with less significant balances.

Depreciation and amortization amounted to $848,393 for the six months ended June 30, 1999. The amount of depreciation and amortization in 1999 was significantly impacted by the intangibles acquired through the acquisition of TSC and the Company's purchase of the CyberSentry and ATM technology in the later part of 1998. The amortization expense relating to the acquired intangibles amounted to $302,790, and the amortization of the CyberSentry and ATM technology amounted to $428,572.

Other expenses amounted to $38,710 for six months ended June 30, 1999 and consists of interest expense. The Company incurred interest expense relating to its debt outstanding during 1999.

As a result of the factors described above, the Company incurred a net loss of $(1,153,919) for the six months ended June 30, 1999.

For the Period from August 21, 1998 (inception) through December 31, 1998

CyberSentry was incorporated in Delaware on August 21, 1998 and has only recently begun marketing the CyberSentry Software and the ATM Technology is still in the developmental stage. As such there was no sales of either product during 1998.

Operating expenses amounted to $326,485. This amount was comprised of $250,000 of amortization of the CyberSentry Software and ATM technology and $76,485 of general and administrative expenses. General and administrative expenses primarily relate to costs incurred in connection with software support and legal and accounting fees.

As a result of the factors described above, CyberSentry incurred a net loss of $(326,485) for the period from August 21, 1998 (inception) through December 31, 1998.

Liquidity and Capital Resources

On May 7, 1998, TSC filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the Middle District of Florida, Tampa Division. After the filing, TSC operated its business in the ordinary course as debtor-in-possession subject to the jurisdiction of the Bankruptcy Court. On March 4, 1999, the Bankruptcy Court confirmed TSC's Second Amended Plan of Reorganization (the "Plan") and the Plan became effective on March 14, 1999 (pending the acquisition by CyberSentry). Effective March 24, 1999, TSC was acquired by CyberSentry. CyberSentry was the surviving corporation and the separate existence of TSC ceased.

The filing enabled TSC to stabilize its liquidity position because the cash requirements for the payment of accrued interest, accounts payable and other liabilities, which arose prior to the filing, were in most cases deferred until the Plan was approved by the Bankruptcy Court.

Management expects to finance the Company's short-term working capital and capital expenditure requirements through cash generated by its operations, its existing line of credit and through financing from one of its shareholders. The ability of the Company to receive financing from one of its shareholders is contingent upon that shareholder's ability to sell its investment in the common stock of the Company. There is no assurance that the shareholder will be successful in selling the common stock. Pursuant to the purchase, CyberSentry has available a $3,000,000 line of credit through one of its shareholders. The amount outstanding on the line may not exceed 50% of the Company's assets and is collateralized by substantially all of the Company's assets. The Company will pay its shareholder monthly interest payments at an annual interest rate of two percentage points higher than the highest domestic "Prime Rate" published in the Wall Street Journal on the first day of publication in the previous month. The line of credit extends for one year, and amounts outstanding after one year are payable on demand. See Item 7 - "CERTAIN RELATIONSHIPS AND RELATED
TRANSACTIONS - Bankruptcy, Merger and Related Transactions."

Operating

Net cash used in operating activities for the Company amounted to $444,494 for the six months ended June 30, 1999. This was primarily attributable to the net loss of ($1,153,919) and the increase in prepaid expenses and other assets of $140,305, offset by an adjustment for depreciation and amortization of $848,393.

Net cash used in operating activities for TSC amounted to $1,657,417 in fiscal year 1997 as compared to $403,704 of net cash provided by operating activities in fiscal year 1998. The favorable variance of $2,061,121 was primarily attributable to the increase in accounts payable of $1,660,732, an increase in bad debts of $1,312,511, offset by a decrease in accrued expenses of $423,797 and an increase of $374,725 in the net loss.

Net cash used in operating activities for CyberSentry amounted to $126,181 for the period from August 21, 1998 (inception) to December 31, 1998. This was primarily attributable to the net loss of $326,485 and the increase in other receivables and other assets of $64,896, offset by an adjustment for amortization of $250,000.

Investing

Net cash used in investing activities for TSC decreased from $41,167 in fiscal year 1997 to $7,833 in fiscal year 1998 as a result of TSC purchasing less equipment in fiscal year 1998.

Financing

Net cash provided by financing activities for the Company amounted to $446,701 for the six months ended June 30, 1999. This was attributable to financing received from the sale of common stock of $500,000, from a shareholder and through the line of credit of $158,319, offset by payments on the bank note of $211,618.

Net cash provided by financing activities for TSC amounted to $1,714,383 in fiscal year 1997, reflecting $1,838,364 of net proceeds from a note payable to a stockholder (described below), and $197,589 from the factoring line of credit, offset by $86,952 of payments on the bank line of credit and note payable and $234,618 of payments on capital lease obligations. This compares to net cash used in financing activities of $408,087 in fiscal year 1998, primarily representing repayments on bank debt, the factoring line of credit and capital leases, offset by a $196,042 increase in note payable to a stockholder.

Net cash provided by financing activities for CyberSentry amounted to $126,181 for the period from August 21, 1998 (inception) to December 31, 1998. This was attributable to an increase in due to shareholder of $76,181 and the proceeds from the sale of common stock of $50,000.

TSC also had an existing line of credit collateralized by substantially all of TSC's assets, providing for borrowings up to $300,000 (see Note 6 of "Notes to Financial Statements" of TSC for a description of this line of credit). TSC had outstanding borrowings of $255,000 and $260,872 under the existing line of credit at December 31, 1998 and 1997, respectively. During 1999, the Company exceeded the allowed borrowings under the terms of the line of credit agreement and the bank demanded payment of the outstanding balance on the line. In July 1999, the Company paid the outstanding balance on the line of approximately $329,000 from financing received from one of its shareholders.

TSC had an unsecured note payable to a stockholder outstanding at December 31, 1998 amounting to $3,660,000. The amounts outstanding included accrued interest. Pursuant to the Plan the shareholder was entitled to receive $.07 in cash and the value of $.93 in a share of Class A Preferred Stock ($1.50 stated value) of the Company for every $1.00 of unsecured claim. See Item 7 - "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS - Bankruptcy, Merger and Related Transactions."

TSC also had a note payable with a bank that was collateralized by substantially all of TSC's assets. The note was guaranteed by the TSC's stockholders. The balance outstanding at December 31, 1998 and 1997 amounted to $222,292 and $215,266, respectively. Pursuant to the Plan, the bank was paid in accordance with the terms of the note. During 1999, the Company was in default of payments on the note and the bank demanded payment of the outstanding balance. In July 1999, the Company paid the outstanding balance on the note of $181,818 from financing received from one of its shareholders.

On July 9, 1997, TSC entered into a factoring agreement providing a line of credit for up to $1,000,000 based on 90% of the eligible accounts receivable. The term of the agreement was for one year with an option to extent for one year thereafter. TSC did not exercise its options to extend the factoring agreement in 1998.

Lease Obligations

See Note 10 of the TSC "Notes to Financial Statements" for discussion of the TSC's lease obligations.

Future Adoption of New Accounting Statements

In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 requires computer software costs associated with internal use software to be expensed as incurred until certain capitalization criteria are met. The Company adopted this SOP on January 1, 1999. Adoption of this statement had no material impact on the Company's financial position, results of operations, or cash flows.

In April 1998, the AICPA issued Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities," provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. The SOP is effective for financial statements for fiscal years beginning after December 15, 1998. Adoption of this SOP had no material impact on the Company's financial position, results of operations, or cash flows.

In June 1998, the Financial Accountant Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The statement applies to all entities and is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company did not engage in derivative instruments or hedging activities in any periods presented in the financial statements and management does not expect this statement to have a material impact on the Company's financial position, results of operations, or cash flows.

Year 2000 Compliance

The potential for software failures due to processing errors arising from calculations using the Year 2000 date is a known risk. The Company recognizes the need to ensure that its operations, products and services will not be adversely impacted by Year 2000 software failures. The Company has made plans to update the billing software for its IBM AS400 billing platform to make it Year 2000 compliant, and has been provided with the software upgrade which the Company believes will make its Siemens high-volume gateway switch Year 2000 compliant. The Company's contingency plan for the Year 2000 risk is to download copies of all records, software and data to a mass storage media, most likely CD Rom, in order that it may be reinstalled in the event that any data is corrupted or lost. The Company has been advised by its major vendors that they are Year 2000 compliant.

The Company intends to establish procedures for evaluating and managing the risks and costs associated with the Year 2000 problem and is in the final stages of upgrading its internal computer systems, including its accounting, sales and technical support automation systems, to make them Year 2000 compliant.
However, there can be no guarantee that the systems of other companies on which the Company's systems and operations rely will be able to handle all Year 2000 problems. The Company has spent approximately $10,000 to date on upgrading its systems to make them Year 2000 compliant, and expects to spend approximately $24,000 more in such efforts, primarily to upgrade the Company's computer hardware in order to operate the new Year 2000 compliant software.

In addition, although the Company believes that its CyberSentry Software applications are Year 2000 compliant, there can be no assurance that the Company's software products contain all necessary date code changes. Furthermore, many of the Company's customers or potential customers use Internet protocols and maintain their Internet operations on servers that may be impacted by Year 2000 complications. Reliance on such Internet protocols or the failure of the Company's customers or potential customers to ensure that their servers are Year 2000 compliant, could have a material adverse effect on the Company's customers and on the Company's products and search services, which in turn could have a material adverse effect on the Company's business, financial condition and results of operations.

 ITEM 3.  PROPERTIES

     The corporate headquarters and principal executive offices of the Company are located at 412 East Madison Street, Suite 1200, Tampa, Florida. The Company's use of this office is pursuant to two lease agreements which expire on June 30, 2000 and June 30, 2001, respectively (the "Leases"). Copies of the Leases are attached hereto as Exhibits 10.7 and 10.8 and are incorporated herein by reference.

     The Company believes that its leased property is in good condition, is well maintained and is adequate for the Company's current and immediately foreseeable operating needs.

     The Company anticipates that it will be leasing additional office space and switch facilities, as necessary, including space in New York City.


 ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following tables set forth certain information regarding beneficial ownership of the Company's capital stock as of June 30, 1999 by (i) each person who is known by the Company to beneficially own more than five percent of any class of the Company's capital stock, (ii) each of the Company's directors,
(iii) each of the executive officers named in the Summary Compensation Table set forth in Item 6 - "EXECUTIVE COMPENSATION", and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, the address of each individual named in the following tables is c/o CyberSentry, Inc., 412 East Madison Street, Suite 1200, Tampa, Florida 33602.

                                  Common Stock
                                  ------------

                                                    Number of Shares           Percentage of Total Shares
                                                     of Common Stock                of Common Stock
                                                  Beneficially Owned/1/            Beneficially Owned
                                             -----------------------------  -----------------------------------
Name and Address of Beneficial Owner         Outstanding  Fully Diluted/2/    Outstanding     Fully Diluted/2/
------------------------------------         -----------  ----------------  ---------------  ------------------
Sinclair Partners Limited Partnership/3/
97 Church Road
Easton, Connecticut 06612                      6,000,000         6,000,000             43.6%               27.4%

Digital Rights International, Inc.
c/o LibertyOne Limited
80 McLachlan Avenue
Rushcutters Bay
Sydney NSW 2011 Australia                        500,000         2,500,000              3.6                11.4

Templar Corporation/4/
43 Deshon Avenue
Bronxville, New York 10708                       700,000           700,000              5.1                 3.2

Patriot Advisors, Inc./4, 5/
43 Deshon Avenue
Bronxville, New York 1070                        500,000           500,000              3.6                 2.3

David Veltman
3130 Tiffany Drive
Bellair Beach, Florida 34635                     258,765         2,550,686              1.9                11.7

Raoul Boille
Marina Office, Suite 5
Sandy Bay Road
Clontral SW 2093 Australia                       250,000           511,526              1.8                 2.3

RSL Comm. U.S.A., Inc. /5/                             -           850,062                -                 3.9
c/o Westinghouse Communications
1001 Brinton Road
Pittsburgh, PA  15221-4533

Sprint Communications Company L.P./5/                  -           545,705                -                 2.5
8140 Ward Parkway
Kansas City, MO  64114-2006

Gerald Resnick and Helene Resnick/6/           4,500,000         5,000,000             32.7                22.9

Hal Shankland/7/                                 750,000         1,600,000              5.5                 7.3

Phillip Gambell                                  225,000           225,000              1.6                 1.0

Steven Frank/8/                                        -            50,000                -                 0.2

All directors and executive officers as a
group (last 4 persons listed)                  5,475,000         6,875,000             39.8                31.5


     /1/ Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnotes and subject to community property laws, where applicable, the persons named above have sole voting and investment power with respect to all shares of Common Stock or Preferred Stock, as the case may be, shown as beneficially owned by them.

     /2/ For purposes of this table, the number of "fully diluted" shares of Common Stock means the number of shares of Common Stock that would be outstanding, assuming the exercise of all outstanding options and the conversion of all outstanding shares of Preferred Stock, whether or not such options are then exercisable or such shares of Preferred Stock are then convertible. The number of fully diluted shares of Common Stock, and the percentage of total fully diluted shares of Common Stock, beneficially owned by a person are equal to the number of votes, and the percentage of total votes, which that person is entitled to cast at a meeting of shareholders in the election of directors (other than the director elected by the holders of shares of Class A Preferred Stock) and on all other matters requiring a stockholder vote or other stockholder action by the holders of Common Stock. Thus, the term "fully diluted" is used here only as a useful shorthand description, and does not have the same meaning as it would have in an accounting contact.

     /3/ Includes 500,000 shares beneficially owned by Sinclair Advisors, Ltd., a Connecticut corporation ("SAL"). SAL is the sole general partner of Sinclair Partners, Limited Partnership, a Connecticut limited partnership ("SPLP"), whose only limited partners are Patriot Advisors, Inc ("Patriot") and Templar Corporation ("Templar"). Pursuant to the governing documents of SPLP, SAL has the sole voting and dispositive power over the shares of Common Stock held by SPLP. Francis Conklin is the sole shareholder and Chief Executive Officer of SAL. SPLP has agreed to certain restrictions on the transferability and the exercise of voting rights with respect to the shares of Common Stock held by it. See Item 7 - "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS -Bankruptcy, Merger and Related Transactions".

     /4/ Frank Kristan is the sole shareholder and Chief Executive Officer of Templar and Patriot. Mr. Kristan, Patriot, Templar and the Company have entered into a shareholders' agreement which restricts the voting rights and the transferability of the shares of the Company's capital stock held by such persons. SPLP has also agreed to be bound by the provisions of this agreement with respect to the shares of Common Stock held by it. See Item 7 - "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS - Bankruptcy, Merger and Related Transactions".

     /5/ Patriot has entered into Stock Purchase Agreements with each of Sprint Communications Company L.P. ("Sprint") (the "Sprint Agreement") and RSL Com U.S.A., Inc. ("RSL") (the "RSL Agreement") pursuant to which Patriot has agreed to purchase at specified times specified amounts of shares of Class A Preferred Stock owned by RSL (the "RSL Shares") and Sprint (the "Sprint Shares"), respectively. Under the Sprint Agreement, Patriot agreed to purchase from Sprint at $1.50 per share (i) 54,000 Sprint Shares within 30 days after confirmation of the Plan, (ii) 74,087 Sprint Shares within 90 days after confirmation of the Plan, (iii) at the option of Sprint, all or part of the balance of Sprint Shares during the period (subject to extension) between 180 days and 455 days after confirmation of the Plan and (iv) if Sprint still owns any Sprint Shares after the end of that 455-day period (as extended), all of the remaining Sprint Shares. Under the RSL Agreement, Patriot agreed to purchase from RSL at $1.50 per share (i) 53,564 RSL Shares within 30 days after confirmation of the Plan, (ii) 74,395 RSL Shares within 90 days after confirmation of the Plan, (iii) at the option of RSL, all or part of the balance of RSL Shares during the period (subject to extension) between 180 days and 455 days after confirmation of the Plan and (iv) if RSL still owns any RSL Shares after the end of that 455-day period (as extended), all of the remaining RSL Shares. To the extent that such options are exercised by RSL and/or Sprint, the shares of Class A Preferred Stock owned by such entities would decrease by such amounts and the shares of Class A Preferred Stock owned by Patriot would increase by such amounts.

          /6/ The Company has issued to Mr. Resnick an option to purchase 500,000 shares of Common Stock exercisable at $1.00 per share during the term of his employment agreement with the Company and for one year thereafter. See Item 6 -"EXECUTIVE COMPENSATION - Employment Agreements." The table includes the shares of Common Stock subject to that option.

          /7/ The Company has issued to Mr. Shankland an option to purchase 100,000 shares of Common Stock exercisable at $1.00 per share (for the first year) and at fair market value (after the first year) during the term of his employment agreement with the Company. See Item 6 - "EXECUTIVE COMPENSATION - Employment Agreements." The table includes the shares of Common Stock subject to that option.

          /8/ The Company has authorized the issuance to Mr. Frank of an option to purchase 50,000 shares of Common Stock exercisable at $1.10 per share for three years. The table includes the shares of Common Stock subject to that option.

                           Class A Preferred Stock/1/
                           -----------------------

                                             Number of Shares of      Percentage of Total Shares
                                           Class A Preferred Stock    of Class A Preferred Stock
Name and Address of Beneficial Owner        Beneficially Owned/2/       Beneficially Owned/2/
------------------------------------     ---------------------------  --------------------------
David M.  Veltman
3130 Tiffany Drive
Bellair Beach, Florida 34635                               2,291,921                        51.5

RSL Comm. U.S.A., Inc./3/
c/o Westinghouse Communications
1001 Brinton Road
Pittsburgh, PA 15221-4533                                    850,062                        19.1

Sprint Communications Company L.P./3/
8140 Ward Parkway
Kansas City, MO 64114-2006                                   545,705                        12.3

Worldcom
P.O. Box 730426
Dallas, TX 75373-0426                                        399,859                         9.0

Raoul Bouille                                                 11,526                         0.3
Marina Office, Suite 5
Sandy Bay Road
Central SW 2011 Australia

     /1/ Each share of Class A Preferred Stock may be converted at the option of the holder into one share of Common Stock (subject to adjustment in certain events) at any time from and after March 25, 2001 and through March 24, 2004. The holders of shares of Class A Preferred Stock are entitled to elect one director as a class and, in addition, are entitled to cast one vote (subject to similar adjustment) per share of Class A Common Stock on all other matters requiring a stockholder vote or other stockholder action by the holders of Common Stock. See Item 11 - "DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED".

     /2/ Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Subject to community property laws, where applicable, the persons named above have sole voting and investment power with respect to all shares of Class A Preferred Stock shown as beneficially owned by them.

     /3/ See note 5 above under Common Stock table.

                           Class B Preferred Stock/1/
                           -----------------------

                                                 Number of Shares of      Percentage of Total Shares
                                               Class A Preferred Stock    of Class A Preferred Stock
Name and Address of Beneficial Owner            Beneficially Owned/2/       Beneficially Owned/2/
------------------------------------         ---------------------------  --------------------------
Digital Rights International, Inc.
c/o LibertyOne Limited
80 McLachlan Avenue
Rushcutters Bay
Sydney NSW 2011 Australia                                      2,000,000                        66.7

Raoul Boielle
Marina Office, Suite 5
Sandy Bay Road
Clontral SW 2093 Australia                                       250,000                         8.3

Hal Shankland                                                    750,000                        25.0

All directors and executive officers as a
group (last 1 person listed)                                     750,000                        25.0

     /1/ Each share of Class B Preferred Stock may be converted at the option of the holder into one share of Common Stock (subject to adjustment in certain events) at any time from and after March 25, 2001 and through March 24, 2004. The holders of shares of Class B Preferred Stock entitled to cast one vote (subject to similar adjustment) per share of Class B Preferred Stock on all other matters requiring a stockholder vote or other stockholder action by the holders of Common Stock. See Item 11 - "DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED".

     /2/ Beneficial ownership is determined in accordance with the rules of the Securities ;and Exchange Commission and generally includes voting or investment power with respect to securities. Subject to community property laws, where applicable, the persons named above have sole voting and investment power with respect to all shares of Preferred Stock shown as beneficially owned by them.

 ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS

     The Company's directors and executive officers, and their ages as of August 1, 1999 are as follows:

       Name                                    Age           Position(s)
       ----                                    ---           -----------
Gerald A.  Resnick                              53           Chairman of the Board, Chief Executive
                                                               Officer and President
Hal Shankland                                   55           Director, Senior Vice President and Secretary
Kenneth Fedorcek                                57           Treasurer and Chief Financial Officer
Robert Haberhorn                                58           Director Technical Services (Communications)
Aamir Qazi                                      28           Director of Management Information Systems
Stacy Acampora                                  36           Executive Vice President of Marketing
Phillip Gambell                                 44           Director
Steven Frank                                    42           Director
Christopher Kaisand                             38           Vice President
                                                              Chief Operating Officer

     The officers of the Company were appointed to the offices set forth above pursuant to the terms of the Merger Agreement. Mr. Resnick has entered into a five year employment agreement with the Company and Mr. Shankland has entered into a three year employment agreement with the Company. See Item 6 -"EXECUTIVE COMPENSATION" for a description of the terms of these employment agreements. Mr. Shankland has served as directors of the Company since April 20, 1999. Messrs. Resnick, Gambell and Frank have served as the directors of the Company since its inception in August 1998. Under the Company's Restated Certificate of Incorporation and Bylaws, the directors of the Company will be divided into three classes and designated as Class I, Class II and Class III. Class I directors will be initially elected for a term expiring at the first annual meeting of stockholders, Class II directors will be initially elected for a term expiring at the second annual meeting of stockholders, and Class III directors will be initially elected for a term expiring at the third annual meeting of stockholders. Members of each class will hold office until their successors are elected and qualified. Members of each class will hold office until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of the Corporation, the successors of the class of directors whose term expires at that meeting will be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election, and until their successors are elected and qualified. At present, the directors have not yet been assigned to particular classes.

     Gerald A. Resnick, Chairman of the Board, Chief Executive Officer and President of the Company, has held such offices in the Company since September 1998. Mr. Resnick has practiced law for thirty years, including engaging in the private practice of law from 1969 to 1999. His practice has embraced all aspects of corporate and tax law. He has represented major international corporations in acquisitions and mergers, project finance, management of intellectual properties, governmental and regulatory compliance and the management of labor negotiations. Mr. Resnick served as General Counsel to the Jersey City Planning Board (1973-1978), as adviser to various charitable foundations, and as special tax counsel to Kern, Augustine, Conroy & Schoppmann, P.C. (1995 to July 1999), a law firm with offices in Bridgewater, N.J. and Lake Success, New York, specializing in the health professions.

     Mr. Resnick has extensive experience in creating successful prepaid and enhanced credit card telecommunications sales programs, many of which are currently marketed by major national and international financial institutions. He is admitted and in good standing with the following legal bars: New Jersey, New York, Florida, U.S. Tax Court and U.S. Supreme Court. Mr. Resnick graduated from New York University with a B.A. in 1966, received his Juris Doctorate from Brooklyn Law School in 1969 and received a Master of Laws (Tax) from the University of Miami School of Law in 1970.

     Mr. Resnick also sits on the Board of Directors of Lake Tel, Inc., a telecommunications marketing company specializing in financial institutions and serves as counsel to several domestic and international telecommunications firms. Mr. Resnick was the co-founder of ION Technologies/Noise Cancellation Technologies, Inc., a company which is listed on the NASDAQ under the symbol NCTI and had served as a member of its Board of Directors from 1981 until 1985, and as Vice President and General Counsel. During 1995, Mr. Resnick served as Vice President and General Counsel of Public Switch Corp., a company engaged in telecommunications marketing activities. Mr. Resnick has extensive experience in the sales and marketing of intellectual properties and the development of research and development partnerships.

     Christopher M. Kaisand, Chief Operating Officer and Vice President. Mr. Kaisand serves as Senior Vice President and C.O.O., overseeing all day-to-day operations of the Company. He is also a Director. Mr. Kaisand presently serves as a Director of Creative Games International, Inc. where from 1992 through 1997 he was also its Vice President and General Counsel. Mr. Kaisand has held numerous other management positions over the past. He is a 1988 graduate of the University of Connecticut with a Juris Doctor/MBA degree. Mr. Kaisand resides in New Jersey with his wife and two sons.

     Hal Shankland, Senior Vice President Advanced Product Tenology and a Director of the Company, served as President of TSC from July 1991 until the Merger and has held his current position with the Company since the Merger. He is an entrepreneur with over 25 years experience with the computer and telecommunications industries. Mr. Shankland has worked with Litton Industries, Dyna Com and has served as President of Hal & Associates, Inc. of Tampa, Florida. Mr. Shankland has been a computer consultant to numerous corporate clients, including Southern Management, Inc. As Senior Vice President of the Company, Mr. Shankland is responsible for operational management of the telecommunications systems and the integration of new technologies. While serving in the U.S. Air Force, Mr. Shankland attended Florida State University and the University of Maryland from 1963 until 1967.

     Kenneth Fedorcek, Chief Financial Officer of the Company, served as Vice President and Chief Financial Officer of TSC from December 1997 until the Merger and has held his current position with the Company since the Merger. He is an
accounting professional with over 25 years experience.   From 1983 to 1990, Mr.
Fedorcek was the Director of Accounting for Orange-co, Inc., a large public company, where his responsibilities included multiple divisions and the financial and regulatory reports required of a public company. From 1990 to 1992, he was the Finance Coordinator for the Chilled Products division of Seald-Sweet Growers, Inc. From 1992 to 1994, he was the Director of Finance for Gatsby Spa's Inc., a manufacturing company. From 1994 to 1996, he was the Controller for Reilly Dairy & Food Company. From 1996 to 1997, he was Accounting Supervisor at Tiger Transportation of Florida. Inc. Mr. Fedorcek currently has overall responsibility for accounting and cost controls for the Company. Mr. Fedorcek attended Dyke College and earned a Bachelor of Science degree in 1972.

     Robert Haberhorn, Director Technical Services (Telecommunications), has amassed forty plus years in the computer and telecommunications industries. Having worked 32 years with Burroughs Corp. (now UNISYS Corp.), in many technical, training, and management positions he was able to establish a computer business providing multi-user UNIX solutions on PCs when the world was still having difficulty spelling DOS. One of the early customers for this solution was the Marrakech Restaurant at EPCOT Center. He has worked with the original staff of one of the early founders of the pre-paid calling card business which patented the concept in 1991. Bob was involved in the initial developing for document imaging and internet data sharing and has worked in several management positions with both interconnect and long distance companies, building regional networks from the southeast to New York and overseas (London). Mr. Haberhern currently resides in Tampa, Florida with his wife and son.

     Aamir Qazi, Director of Management Information Systems of the Company, served in such capacity with TSC from August 1998 until the Merger and has held his current position with the Company since the Merger. Mr. Qazi has five years of experience in research development of engineering, network and software solutions. Prior to joining TSC in 1998, Mr. Qazi was an Assistant Professor at Tampa Institute where he taught systems and design. From December 1996 through January 1998, he worked for Apollo International of Delaware, Inc. as a Digital Design Engineer working with algorithm development for Data Acquisition Systems. In 1996, Mr. Qazi worked in the development division of Lasergate Systems, Inc. From January 1995 through May 1996, he worked for the University of South Florida, College of Public Health, as a Graduate Research Assistant. Mr. Qazi graduated from the University of South Florida in 1995 with a M. S.E.E. degree, and he received a B.S.E.E. degree in 1992 from the University of Engineering and Technology, Peshwar, Pakistan.

     Stacy Acampora, Vice President of Telecommunications Sales and Marketing of the Company, served in such capacity with TSC from January 1998 until the Merger and has held her current position with the Company since the Merger. Ms. Acampora has been a telecommunications marketing professional for over 16 years, which includes five years in alternate channel sales. Ms. Acampora has a long list of achievements including senior management positions with Advanced Telecommunications Corp. ("ATC") (now known as LDDS/Worldcom/MCI, Amnex) and Intermedia Communications, Inc. ("ICI"). From 1984 through December 1991, Ms. Acampora held several senior management positions in marketing, regulatory and sales operation for ATC. From December 1991 until December of 1993, Ms. Acampora served as the Director of Marketing and Product Planning for AMNEX, an Orlando-based operator service provider. From

December 1993 to December 1997, Ms. Acampora was Senior Director of Alternate Channel Sales at ICI. Ms. Acampora attended Broward Community College and Florida Atlantic University from 1980 through 1984.

     Steven Frank is a Director of the Company. He is the president and sole owner of P&F Realty, Inc., a corporation that acquires and renovates existing
low to moderate income residential properties in the South Florida area.   Prior
to forming P&F Realty, Inc. in 1989, Mr. Frank was an associate and analyst at
W. Lyman Case & Company, in Ft. Lauderdale, Florida from 1982 through 1989. Mr. Frank graduated from Boston University with a B.A. in Political Science in 1975, Long Island University with an M.A. in Public Administration in 1976 and a J.D. from Nova Law School in 1980.

     Phillip E. Gambell is a Director of the Company. Mr. Gambell has over 15 years telecommunications experience in international and domestic carrier sales, network design and development. Currently, President of TOSA Enterprizes, Inc., an international telecommunications consulting firm, which he founded in 1998, Mr. Gambell's clients include local exchange carriers, international service providers, operator service companies and telecommunications service bureaus. His client list includes Grande River Communications, Inc., WorldPort Communications, Inc., Telenational Communications, Inc. and Gulf American Telecommunications. Prior to forming TOSA, he held national sales positions for carrier sales with Westinghouse Communications, Inc. (1993-1996) and Digitel Facilities, Inc. (1990-1993). From 1996 through 1998, Mr. Gambell served as a consultant to WorldPort Communications, Inc., an international
telecommunications carrier.   Mr. Gambell began his telecommunications career
with U.S. Sprint (1984-1990) as major account manager, upon completing military service as a commissioned officer in the U.S. Marine Corps.


ITEM 6.  EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth certain summary information concerning the aggregate compensation paid to each of the Company's executive officers by TSC and CyberSentry in 1998.

                           SUMMARY COMPENSATION TABLE
                           --------------------------

                                                                           Long-Term
                                                                         Compensation
                                                                            Awards
                                                                         ------------
                                                 Annual Compensation      Securities
                                        --------------------------------- Underlying  All Other
Name and Principal Position(s)  Year    Salary ($)   Bonus ($)   Other ($)  Options  Compensation
--------------------------------------  ----------   ---------   --------   -------  ------------
Gerald A.  Resnick                            1998           -          -         -             -
Chairman of the Board,
President and CEO

Hal Shankland                                 1998     $90,000          -         -             -
Senior Vice President

Kenneth Fedorcek                              1998      52,000          -         -             -
Vice President and CFO

Kevin White                                   1998      80,000          -         -             -
Technology Manager

Stacy Acampora                                1998      70,000    $10,000         -             -
Vice President of Telecommunication Sales
and Marketing

     Mr. White no longer works for the Company.

Stock Options; Long-Term Incentive Plans

     No options were granted to, or exercised by, any of the Company's named executive officers in 1998 by TSC or CyberSentry, and none of them held any unexercised options at December 31, 1998. TSC and CyberSentry made no awards to the named executive officers under any long-term incentive plan in 1998.

Compensation of Directors

     Each outside director of the Company receives $1,000 for each Board of Directors meeting attended, and $500 for each meeting not attended. The Chairman of the Board is paid an additional $1,000 per month, regardless of the number of meetings attended.

Employment Agreements

     The Company has entered into a five year employment agreement with its President and Chief Executive Officer, Gerald Resnick, effective January 1, 1999. Under the agreement, Mr. Resnick is entitled to receive a base salary of $180,000, subject to annual increases of not less than 10% per year, and a bonus in the discretion of the Board of Directors but in no event less than three quarters of one percent of the Company's gross sales in excess of $30,000,000 annually, which sum may be paid, at Mr. Resnick's option, in cash or stock (valued at $1.00 per share). During the term of his employment agreement and for a period of one year thereafter, Mr. Resnick will have the right to purchase up to 500,000 shares of Common Stock at $1.00 per share. Mr. Resnick also will be entitled to participate in all executive incentive plans and other compensation plans adopted by the Company, if any, as well as to various perquisites, including, without limitation, fully funded whole life insurance in an amount not less than $2 million, disability and healthcare insurance, office and legal staff, use of an automobile, and reimbursement for business club fees and business class travel and entertainment expenses incurred in the ordinary course of business. Mr. Resnick will be entitled to a severance allowance in the event his employment is terminated without cause prior to his attaining the age of 65, and to additional benefits in the event of his death or disability, or upon the occurrence of certain termination events described the agreement.

     In addition, in the event of a "Termination" following a "Change in Control" (as such terms are defined in the agreement), Mr. Resnick will be entitled to receive, within 90 days of such event, an amount equal to ten times his then annual base salary. In such event, he will also be entitled to all retirement benefits, together with 20 years fully vested service with respect to any of the Company's employee benefit plans. Under the Internal Revenue Code of 1986, as amended, the Company is not entitled to deduct any "excess parachute payment", which is defined generally as an amount equal to the excess of any "parachute payment" over three times the "base amount" allocated to such payment. The term "parachute payment" generally means any payment contingent upon a change in control and the term "base amount" generally means average annual base compensation for the five year period preceding the change in control of the Company. Accordingly, in the event of a change in control of the Company, a substantial portion of the amounts to which Mr. Resnick would be entitled would be deemed to be excess parachute payments and hence not deductible by the Company.

     The Company has entered into a three year employment agreement with its Senior Vice President, Hal Shankland, which commenced upon the effectiveness of the Merger. Under the agreement, Mr. Shankland is entitled to receive a base salary of $120,000, subject to such annual increases as determined by the Board of Directors, and will be entitled to participate in any employee benefit plans available to employees generally as well as in any incentive stock option plans and other executive incentive plans available to Company executives. In addition, at the end of each year during the period of his employment, Mr. Shankland will have the right to purchase up to 100,000 shares of Common Stock at $1 per share (for the first year) and at fair market value (for subsequent years). In the event his employment is terminated without cause or by reason of death or disability, Mr. Shankland or his representative will be entitled to receive his then prevailing base salary until December 31, 2001. During his employment, Mr. Shankland will be entitled to an automobile allowance not to exceed $500 per month and to reimbursement for travel and entertainment expenses reasonably incurred in the performance of his duties.

     At the option of the Company and upon payment by the Company to Mr. Shankland of one year's salary, for a period of one year following termination of his employment with the Company, Mr. Shankland has agreed not to engage in any activity which interferes or competes with the business of the Company.

     Mr. Shankland has agreed not to sell any shares of Common Stock or Preferred Stock held by him except in accordance with Rule 144 under the Securities Act of 1933; provided, however, that in the event that Mr. Shankland voluntarily terminates his employment with the Company prior to December 31, 2001, he has agreed not to sell any such shares without the prior written approval of the Company's Board of Directors.

Additional Information with Respect to Compensation Committee Interlocks and Insider Participation in Compensation Decisions

     Neither TSC nor CyberSentry had a compensation committee during the fiscal year ended December 31, 1998. The stockholders, officers and directors of CyberSentry who participated in board of director deliberations concerning executive officer compensation were Phillip Gambell, Steve Frank, Frank Kristan, Helene Resnick and Gerald Resnick. Mr. Kristan is a stockholder and former Vice President of the Company, and Ms. Resnick is a stockholder and former Secretary of the Company and the wife of Mr. Resnick. The only stockholder, officer or director of TSC who participated in board of director deliberations concerning executive officer compensation was Hal Shankland.


ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Bankruptcy, Merger and Related Transactions

     Grace Trust Transaction

     Until December 1997, the Company's predecessor, TSC, which owned and operated the Company's telecommunications services business, was solvent and was funding its operations through cash flow. In December 1997, TSC entered into an agreement with Grace Trust ("Grace Trust") pursuant to which Grace Trust was to provide sales and marketing services for TSC by undertaking telemarketing efforts to increase TSC's long-distance customer base. Grace Trust assured TSC that the file of customers submitted by Grace Trust did not contain any large blocks of sequential telephone numbers and that valid customer authorization had been obtained for every order to substitute TSC for the customer's existing long-distance service provider, as required by the FCC. After the file was processed and customers' long distance service changed, however, TSC received notifications from a number of these customers disputing the change in service providers. TSC later confirmed through its research that - contrary to Grace Trust's assurances -Grace Trust had not obtained proper customer authorization for all of the business submitted. Although TSC immediately implemented a plan to minimize the damage caused by Grace Trust's actions, TSC remained liable under Federal law to provide telephone service free of charge for at least 90 days to all customers whose authorization had not been obtained properly, as well as to other very large potential contingent liabilities to those customers. These liabilities have been discharged as a result of TSC'S bankruptcy proceedings. See "- Bankruptcy." TSC also become subject to regulatory proceedings by authorities in the states where these violations had occurred. See "LEGAL PROCEEDINGS" for a description of those proceedings.

     Bankruptcy

     As a result of these actions of Grace Trust, TSC elected to file for bankruptcy protection and, on May 8, 1998, filed a voluntary petition with the United States Bankruptcy Court for the Middle District of Florida (the "Bankruptcy Court") seeking reorganization under Chapter 11 of the United States Bankruptcy Code (the "Code"). On March 4, 1999 (the "Confirmation Date"), the Bankruptcy Court entered an order (the "Order") pursuant to Section 1129 of the Code confirming the Company's Second Amended Plan of Reorganization (the "Plan"). The Plan became effective on March 14, 1999 pending the acquisition of TSC by CyberSentry, which occurred on March 24, 1999.

     In order for the bankruptcy proceeding to be formally concluded, the Bankruptcy Court must issue a final decree (the "Final Decree") confirming, among other things, that the Plan has been substantially consummated. As of the date hereof, the Final Decree has not been issued; and there can be no assurance that the Final Decree will be issued.

     Acquisition of TSC

     Pursuant to the Plan, CyberSentry acquired TSC by means of the Merger as of March 24, 1999, with CyberSentry remaining as the surviving corporation. Prior to the Merger, TSC conducted the Company's current telecommunications services business. The Merger was accomplished in accordance with the terms of an Agreement and Plan of Merger, dated January 22, 1999, between TSC and CyberSentry (the "Merger Agreement"). By operation of law all assets, property, rights, liabilities and obligations of TSC have been transferred to and assumed by the Company, as the surviving corporation of the Merger. Substantially all of TSC's debt was converted to common stock and preferred stock of the Company.

Transactions with Management and Others

     Lake Tel Transaction

     The Company (through its predecessor, TSC), Lake Tel, Inc., a New Jersey corporation ("Lake Tel"), and Capital One Bank, a Virginia banking corporation ("Capital One"), have entered into a Carrier Agreement dated October 1998 (the "Carrier Agreement") pursuant to which the Company has agreed to allow Capital One to offer secured credit card products to customers of the Company for an initial term of five years. For each account booked by Capital One under the Carrier Agreement, Lake Tel is entitled to receive a fee from Capital One and is obligated to pay a fee to the Company. Gerald Resnick, the Company's Chairman and President, sits on the Board of Directors of Lake Tel, a telecommunications marketing company specializing in financial institutions.

     Patriot Transactions

     The Company was a party to an advisory agreement with Patriot Advisors, Inc. dated as of December 1, 1998 (the "Advisory Agreement") pursuant to which Patriot agreed to render various financial and investment advisory services to the Company including, but not limited to, (x) reviewing and analzying all material documentation (legal, financial or otherwise) of the Company to determine the Comany's most effective internal organizational finanical structure for the purpose of financing, and (y) determining the Company's best course of action, which may include (i) private placements of common or preferred stock, or debt, for the expansion of its working capital, acquisition financing or the restructuring of existing indebtedness, (ii) mergers and acquisitions, (iii) initial public offerings, and (iv) any other transactions deemed by Patriot to be in the best interests of the Company. In consideration for such services, the Company agreed to pay Patriot an advisory fee of $10,000 per month, of which a minimum of $6,500 was to be in cash and any equity was to be paid in the form of Common Stock at the rate of $1.00 per share. By mutual agreement, the Advisory Agreement was terminated as of March 30, 1999. Patriot and Templar Corporation ("Templar") are 100% owned by Mr. Frank Kristan. Mr. Kristan benefically owns approximately 4% of the ordinary shares of LibertyOne Ltd., which (through its subisdiary, Digital Rights International, Inc.) benefically owns appproximately 3.6% of the Company's Common Stock and 66.7% of the Company's Class B Preferred Stock. In addition, Mr. Kristan serves as a consultant to LibertyOne, for which he is entitled to receive an advisory fee of $10,000 per month in cash.

     The Company has also entered into a Credit Agreement with Patriot dated February 22, 1999 (the "Credit Agreement") pursuant to which Patriot has agreed to extend a $3 million line of credit to the Company, with amounts outstanding not to exceed 50% of the Company's assets. The line of credit is secured by all of the Company's assets and will be available to the Company for a period of one year, after which time all outstanding amounts must be repaid, subject to various events of default which can accelerate the maturity of the loan. Interest on amounts outstanding is due monthly at the rate per annum equal to two percentage points above the highest domestic "Prime Rate" published in the Wall Street Journal on the first day of publication in the previous month. See "RISK FACTORS -- Risk that the Company May Be Unable to Continue as a Going Concern; Dependence on Patriot".

     Mr. Kristan, Templar and Patriot have entered into a Shareholders' Agreement with the Company dated as of March 24, 1999 (the "Shareholders' Agreement") pursuant to which they have agreed that on all matters coming before the shareholders of the Company for shareholder action, each of them will vote all of the shares of voting stock of the Company that are beneficially owned by him or it in proportion to the votes cast by all of the other holders of shares of the Company's voting stock. Moreover, each of Mr. Kristan, Templar and Patriot has agreed in the Shareholders' Agreement that he or it will not transfer any shares of voting stock of the Company beneficially owned by him or it to any person who, upon the consummation of such transfer, would beneficially own 5% or more of the outstanding shares of any class or series of the Company's voting stock, subject to certain limited exceptions.

     Templar and Patriot are limited partners in Sinclair Partners, Limited Partnership ("SPLP"), a Connecticut limited partnership formed on March 24, 1999 by Sinclair Advisors, Ltd., a Connecticut corporation ("SAL), as general partner, and Patriot and Templar as limited partners. In return for their limited partnership interests, Patriot made a capital contribution to SPLP in the form of 3,700,000 shares of Common Stock of the Company and Templar made a capital contribution in the form of 2,300,000 shares of Common Stock of the Company. Pursuant to the governing documents of SPLP, SAL has the sole voting and dispositive power over the shares of Common Stock held by SPLP. Francis Conklin is the sole shareholder and Chief Executive Officer of SAL. SPLP has agreed to be bound by the provisions of the Shareholders' Agreement restricting the voting rights and transferability of the shares of voting stock of the Company beneficially owned by it to the same extent as Patriot and Templar.

     As a result of the Shareholders' Agreement and related agreements, the voting power of the management shareholders will be proportionately increased giving them, in effect, approximately 47.6% of total voting power of the Company's outstanding voting securities. Thus, the management shareholders will be able to significantly influence and, possibly, control all matters requiring approval by the shareholders of the Company, including the election of directors and the approval of mergers or other business combination transactions.


     Mr. Resnick, the President of the Company, and Patriot entered into an Resnick Advisory Agreement dated as of July 15, 1998 (the "Resnick Advisory Agreement"). Under the Resnick Advisory Agreement, Mr. Resnick agreed to act as a management and financial advisor to Patriot and to use his best efforts to provide advice on equity or debt financing of a minimum of $2 million and a maximum of $25 million through the end of the fiscal year June 30, 1999. In exchange for these services, Patriot agreed to pay to Mr. Resnick (1) a management fee of 1% per annum of the initial value of the total asset value under management, payable in cash or equity, subject to a minimum of $10,000 per month in cash, and (2) a bonus fee of 10% of the net increase in total asset value above 20% per annum that Patriot receives from LibertyOne. Patriot also agreed to reimburse Mr. Resnick for his expenses. The Resnick Advisory Agreement expires each year on June 30 and is automatically renewed for another one-year term unless terminated by either party not later than 90 days before the expiration date. Patriot has agreed to issue 459,200 shares of LibertyOne to Mr. Resnick as full payment under the Resnick Advisory Agreement, and the Resnick Advisory Agreement has been terminated.

     CyberSentry Software Acquisition

     On October 2, 1998, Templar Corporation, a Delaware corporation ("Templar"), entered into a license agreement (the "Learning License Agreement") with Learning Company Properties Inc., a Delaware corporation ("Learning"), pursuant to which Templar obtained an exclusive, worldwide, perpetual, fully-paid right and license to publish, use, distribute and sublicense a software program that provides digital rights management technology (the "CyberSentry Software"). In addition, pursuant to the Learning License Agreement, as supplemented, Learning assigned its rights to certain trademarks and agreed to provide engineering support to Templar through December 31, 1999. Templar has paid Learning $187,500 in consideration for such engineering support.

     Pursuant to the Learning License Agreement, Templar transferred to Learning 2,500,000 ordinary shares of LibertyOne (the "LibertyOne Shares"), theretofore held by Templar and, in connection with this transfer, agreed to grant to Learning the right to put the LibertyOne Shares to Templar for an aggregate purchase price of $3,000,000, pursuant to a Put and Top Up Agreement ("Put Agreement"), dated October 22, 1998, by and between Learning and Templar. This put expires on December 31, 2001, unless it terminates earlier due to the occurrence of certain Trigger Events (as defined in the Put Agreement). Templar and Learning valued the transaction at $3,000,000, which was based on the then anticipated initial public offering price of the LibertyOne Shares of $1.20 per share. The initial public offering of the LibertyOne Shares closed on December 10, 1998 at a price of $2.00 per share. The closing sales price of the LibertyOne Shares as of March 17, 1999 was $4.72 per share. Templar has informed the Company that Learning has received more than $3,000,000 from the sale of the LibertyOne Shares and, therefore, that the Put Agreement has been cancelled.

     Templar assigned the Learning License Agreement, and all of Templar's rights to the CyberSentry Software thereunder, to the Company pursuant to an Assignment of Software License Agreement, effective as of November 20, 1998 (the "Assignment"). The Company's rights to the CyberSentry Software under the Assignment are subject to the risk of default by Templar under the Learning License Agreement. See "BUSINESS - Risk Factors -Risk of Default Under Primary Licenses". Pursuant to the terms of the Assignment and in consideration thereof, the Company issued 3,000,000 shares of its Common Stock to Templar, which thereby became a significant shareholder in the Company. As described above, Templar transferred 2,300,000 of these shares to SPLP. Templar is 100% owned by Mr. Frank Kristan, who may therefore be deemed the beneficial owner of the shares of Common Stock held by Templar.

     The Company has entered into a Software Sub-License Agreement (the "DRI License Agreement"), effective as of January 1, 1999, with Digital Rights International, Inc., a Delaware corporation ("DRI"), pursuant to which the Company has granted DRI a non-transferable, non-exclusive, worldwide, right and license to publish and use the CyberSentry Software solely for the protection of celebrity digital rights and content related thereto on the websites owned or operated by DRI, subject to the terms and conditions of the Learning License Agreement. The Company is under no obligation to provide upgrades to the software licensed to DRI unless DRI elects to pay the Company $150,000 for continuing software engineering support. The term of the DRI License Agreement is indefinite, subject to early termination by either party for cause, as described in the agreement. In conjunction with entering into the DRI License Agreement, DRI purchased 500,000 shares of the Company's Common Stock at $1.00 per share for an aggregate purchase price of $500,000. DRI is a subsidiary of LibertyOne. A copy of the DRI License Agreement is attached hereto as Exhibit 10.6, and is incorporated herein by reference.

     ATM Technology Acquisition

     Comtel Telecommunications Pty Ltd. ("Comtel"), a wholly owned subsidiary of LibertyOne, entered into a Patent and Know How License and Commercialization Agreement dated as of February 4, 1998 (the "ATM License Agreement") with Telstra Corporation Limited ("Telstra"), pursuant to which LibertyOne was granted a non-exclusive license in relation to Telstra's Fast Packet Digital Switch Project ("FPDX"). FPDX represents technology developed by Telstra over 11 years. FPDX utilizes ATM technology, which has the potential to deliver "virtual" Internet services to users at substantially increased speeds and lower costs than other technologies.

     Comtel entered into a Patent and Know How Sub-Contract and Commercialization Agreement (the "Sub-Contract") with the Company, effective as of December 30, 1998, pursuant to which the Company has been granted the non-exclusive right to market and sell the ATM Technology in the United States and Canada, subject to the terms of the ATM License Agreement. The Company's rights to the ATM Technology under the Sub-Contract are subject to the risk of default by Comtel under the ATM License Agreement with Telstra. See "BUSINESS - Risk Factors - Risk of Default Under Primary Licenses". Pursuant to the Sub-Contract, the Company agreed to pay Comtel a royalty fee of 110% of the royalty rates required pursuant to the ATM License Agreement. See Item 1 - "BUSINESS - Risk Factors and Investment Considerations".

     As consideration for Comtel entering into the Sub-Contract with the Company, the Company agreed to issue 2,000,000 shares of its Preferred Stock to Comtel's designee, DRI, a subsidiary of LibertyOne. Pursuant to the Merger Agreement, these shares were converted on a one for one basis into 2,000,000 shares of the Company's Class B Preferred Stock. See Item 11 - "DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED" for a description of the terms of the Class B Preferred Stock.

ITEM 8.  LEGAL PROCEEDINGS

     On May 7,1998, TSC, a predecessor of the Company, sought protection from its creditors and filed for bankruptcy protection pursuant to Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Middle District of Florida. On March 14, 1999, TSC emerged from the Bankruptcy pursuant to the Plan approved by the Bankruptcy Court, and, on March 24, 1999, was merged with and into the Company in accordance with the Plan and the Merger Agreement. In order for the Bankruptcy to be formally concluded, the Bankruptcy Court must issue the Final Decree, confirming, among other things, that the Plan has been consummated.

     On September 16, 1998, TSC entered into an Assurance of Discontinuance with the Attorney General of the State of Minnesota, pursuant to which TSC agreed, among other things, (1) to absorb unbilled long-distance fees and service charges with respect to Minnesota customers whose accounts had been improperly switched (see "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS -- Bankruptcy, Merger and Related Transactions -- Grace Trust Transaction") and to make restitution for any such fees or charges previously collected, (2) to pay a $10,000 civil penalty to the State of Minnesota, (3) not to engage in similar practices in the future and (4) to pay an additional civil penalty in the amount of $250,000 if it violates the Assurance of Discontinuance. The Company believes that it is in compliance with the Assurance of Discontinuance.

     In June 1999, also in connection with the Grace Trust transaction, the Company entered into a Stipulation and Consent Judgment (the "Stipulation") with the State of Idaho in order to settle allegations that the Company engaged in improper telemarketing and other activities with respect to the marketing of its telecommunications products to Idaho residents. In the Stipulation, the Company agreed, among other things, to adhere to various disclosure requirements in connection with telemarketing and sweepstakes solicitations, to obtain proper authorizations and verifications from subscribers, to make restitution to affected Idaho residents and to pay $7,500 to the State of Idaho for its costs of investigation.

     See Item 7 - "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS -Bankruptcy, Merger and Related Transactions".

     In addition to the foregoing, the Company is, and TSC as its predecessor was, involved from time to time in various claims and lawsuits in the ordinary course of business, none of which is expected, individually or in the aggregate, to have a material effect on the Company.


ITEM 9.  MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND
                RELATED STOCKHOLDER MATTERS

     As of the date hereof, neither the Company's Common Stock nor its Class A Preferred Stock nor its Class B Preferred Stock are listed on any stock exchange or quoted on the NASDAQ market and there is no established public trading market for such securities. However, upon effectiveness of this Registration Statement and satisfaction of applicable NASD requirements, the Company intends to apply to have its Common Stock, Class A Preferred Stock and Class B Preferred Stock listed on either the NASDAQ market or the OTC market.

     From and after March 25, 2001 up until March 24, 2004, all of the Company's Class A Preferred Stock and Class B Preferred Stock are convertible, at the holder's option, into shares of Common Stock at a one to one ratio. See Item 11
- "DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED".

     The Company believes that under Section 1145 of the Bankruptcy Code, all resales and subsequent transfers of the Common Stock and Class A Preferred Stock issued pursuant to the Plan would be exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), unless the holder thereof is deemed to be an "underwriter" with respect to such securities within the meaning of
Section 1145(b) of the Bankruptcy Code. Affiliates of the Company may be entitled to rely on Rule 144 under the Securities Act for certain limited public resales of Company securities held by them, provided the requirements of such rule are satisfied.

     As of the date hereof, there are approximately 9 holders of record of the Company's Common Stock, approximately 78 holders of record of the Company's Class A Preferred Stock and three holders of record of the Company's Class B Preferred Stock. If all of the holders of the Class A Preferred Stock and the Class B Preferred Stock exercised their right to convert their shares into Common Stock, the Company would have approximately 86 holders of record of its Common Stock.

     The Company has never paid a cash dividend to shareholders nor does it expect to pay a dividend in the foreseeable future.

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES

     Prior to the Bankruptcy and the Merger, TSC was a privately held Florida corporation owned by Hal Shankland and Raoul Boielle. Common Stock, Class A Preferred Stock and Class B Preferred Stock of the reorganized Company were distributed to various creditors and stockholders upon TSC's emergence from the Bankruptcy pursuant to the Plan. See Item 7 - "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS -Bankruptcy, Merger and Related Transactions" for a further description of the Bankruptcy, the Plan, the Merger and certain related transactions. In addition, 258,765 shares of Common Stock were issued to David Veltman in lieu of a cash distribution that he was otherwise entitled to receive as a creditor under the Plan. The issuance of shares under the Plan and to Mr. Veltman was exempt from the registration requirements of the Securities Act pursuant to either (i) Section 1145(a)(1) of the Bankruptcy Code, which exempts securities offered and sold under a plan of reorganization to certain classes of persons, or (ii) the exemption from registration provided by Section 4(2) of the Securities Act. Other than pursuant to the Bankruptcy, no securities of TSC were issued within the past three years.

     In connection with the assignment of the CyberSentry Software, 3,000,000 shares of the Company's Common Stock were issued to Templar. In connection with the DRI License Agreement, 500,000 shares of the Company's Common Stock were
issued to DRI.   See Item 7 - "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS -
CyberSentry Software Acquisition". In connection with the subcontract of the ATM technology, 2,000,000 shares of the Company's Preferred Stock were issued to
DRI.     Such shares of Preferred Stock were converted on a one for one basis into shares of Class B Preferred Stock pursuant to the Merger Agreement. See
Item 7 - "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS - ATM

Technology Acquisition". All of the above issuances were exempt from the registration requirements of the Securities Act pursuant to the exemption provided by Section 4(2) thereof.

     In connection with the founding of CyberSentry, 4,275,000 shares of Common Stock were issued to Patriot, which is 100% owned by Frank Kristan, 4,500,000 shares of Common Stock were issued to Gerald and Helene Resnick and 225,000 shares of Common Stock were issued to Phillip Gambell. All of these shares were issued at $.006 per share. All of the above issuances were exempt from the registration requirements of the Securities Act pursuant to the exemption provided by Section 4(2) thereof.

ITEM 11.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

     The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. As of the date hereof, there were issued and outstanding 13,758,765 shares of Common Stock, 4,451,178 shares of Class A Preferred Stock and 3,000,000 shares of Class B Preferred Stock. Any shares of Class A Preferred Stock or Class B Preferred Stock converted, redeemed, purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof, and, if necessary to provide for the lawful redemption or purchase of such shares, the capital represented by such shares shall be reduced in accordance with the applicable law. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of another series of Preferred Stock.

Redemption and Conversion Rights

     Pursuant to the Plan, the Company will establish a mandatory redemption pool for the outstanding Class A Preferred Stock at $.05 per share on each March 1 and September 1 of the years 2000, 2001, 2002, 2003 and 2004. The redemption right is at the option of the shareholder who may choose to redeem the shares of Class A Preferred Stock on a pro rata basis, convert them to Common Stock (during the time period set forth below) or hold onto them. Shareholders who redeem their preferred shares will receive a pro rata share of the redemption pool which will be funded by the Company. Holders of Class B Preferred Stock and holders of Common Stock are not eligible to participate in the redemption pool. Pursuant to the Veltman Agreement, Mr. Veltman also is not entitled to participate in the redemption pool.

     From and after March 25, 2001 up until March 24, 2004, each share of Class A Preferred Stock and each share of Class B Preferred Stock may be converted, at the option of the holder, into shares of Common Stock at a one to one ratio, subject to adjustment for dilution. This conversion right is separate and distinct from the Rights Offering pursuant to the Plan. See Item 7 - "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS - Bankruptcy, Merger and Related Transactions".

     Pursuant to the Plan, the Company has the right to redeem the Class A Preferred Stock and the Class B Preferred Stock at $1.50 per share at any time prior to March 4, 2001.

Voting Rights

     The holders of Common Stock are entitled to one vote per share on all matters requiring shareholder action. Pursuant to the Supplement to Second Amended Disclosure Statement attached to the Plan (see Exhibit 2.1.2 hereto) (i) each share of Class A Preferred Stock and each share of Class B Preferred Stock is entitled to one vote per share on all matters requiring shareholder action,
(ii) the holders of Class A Preferred Stock, voting together as a class, have the right to elect one member of the Company's Board of Directors, (iii) the Company is prohibited from issuing non-voting stock, (iv) dividends to be issued to holders of Class A Preferred Stock and Class B Preferred Stock shall be equal to the dividends issued to holders of Common Stock, and (v) the Company may not issue shares of Class A Preferred Stock in excess of the number of shares of Class A Preferred Stock which are required to be issued under the Plan without first obtaining the approval of a majority of the holders of Class A Preferred Stock then outstanding.

     The rights granted to holders of Class A Preferred Stock and Class B Preferred Stock pursuant to the Plan terminate automatically upon redemption or conversion of all of the Class A Preferred Stock and all of the Class B Preferred Stock, respectively.

     The holders of the Class A Preferred Stock have elected Hal Shankland to serve on the Company's Board of Directors.

Dividends; Redemption; Conversion; Liquidation

     The holders of Common Stock have no preemptive or other rights and there are no redemption, sinking fund or conversion privileges applicable thereto.
The holders of Class A Preferred Stock have certain redemption rights, as described above. The holders of Common Stock are entitled to receive dividends as and when declared by the Board of Directors out of funds legally available therefore, subject to the imposition of restrictions thereon by the Company's regulators. The holders of Class A Preferred Stock and Class B Preferred Stock have no dividend preference but are entitled to receive dividends in the same amount per share as the holders of Common Stock each time dividends are paid to the holders of Common Stock. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. The holders of Class A Preferred Stock and Class B Preferred Stock are entitled to a liquidation preference of $1.50 per share and no more.

     All of the above described terms of the Class A Preferred Stock and the Class B Preferred Stock are set forth in two Certificates of Designation and a Certificate of Amendment thereto filed by the Company with the Secretary of State of the State of Delaware. Such Certificates of

Designation and Certificate of Amendment are attached hereto as Exhibits 4.1,
4.2 and 4.3, and are incorporated herein by reference.

Transfer Agent

     The Company's transfer agent is Marine Midland Bank. The transfer agent's mailing address is Marine Midland Bank, 140 Broadway, 12/th/ Floor, New York, New York 10005-1180, Attention: Corporate Trust Department.


ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of the State of Delaware grants corporations the power to indemnify their directors, officers, employees and agents in accordance with the provisions set forth therein.


     The Company's Bylaws provide for indemnification of the Company's directors, officers, employees and other agents of the Company to the extent and under the circumstances permitted by the Delaware General Corporation Law (the "DGCL"). The Company's Bylaws also provide that the Company will have the power to purchase and maintain insurance covering its directors, officers and employees against any liability or loss asserted against any of them and incurred by any of them, whether or not the Company would have the power to indemnify them against such liability under the DGCL. The Company currently maintains directors' and officers' liability insurance.

     Section 5.1 of Article V of the Bylaws of the Company provides for indemnification of directors and officers of the Company to the fullest extent authorized by the DGCL, and is set forth below:

        Section 5.1  Right to Indemnification.     Each person who was or is
        -----------  ------------------------
        made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of any other corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to any employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is an alleged action or failure to act in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by the Corporation to the fullest extent authorized by the GCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including, without limitation, attorneys' fees, court costs, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended, and amounts paid or to be paid in settlement) reasonably incurred by such indemnitee in connection therewith; provided, however, that except as provided in Section 5.3
                   --------  -------
        with respect to proceedings seeking to enforce rights to indemnification, the Corporation will indemnify any such indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors.

     In addition, Article Ninth of the Company's Restated Certificate of Incorporation contains provisions exculpating a director from liability for certain breaches of fiduciary, and is set forth below:

        NINTH: A director of the Corporation will not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders,
        (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
        Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit.

     The Company's Restated Certificate of Incorporation and Bylaws are attached hereto as Exhibits 3.1 and 3.2, respectively, and are incorporated herein by reference.

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     The financial statements and supplementary data required by this Item are filed as part of this Form 10. See Index to Financial Statement Information at page F-1 of this Form 10.

ITEM 14.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
                FINANCIAL DISCLOSURE

     Not applicable.

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS

     (a) Financial Statements:

     The financial statements of the Company are filed as part of this Registration Statement on Form 10. See Index to Financial Statement Information at page F-1.

(b) Exhibits:

Exhibit No.
-----------
2.1.1           Second Amended Plan of Reorganization, dated December 4,
                1998, filed by Telecommunications Service Center, Inc. with the United States Bankruptcy Court for the Middle District of
                Florida*

2.1.2           Supplement to Second Amended Disclosure Statement dated
                December 21, 1998*

2.1.3           Order of Conditional Confirmation of Debtor's Plan of
                Reorganization dated February 16, 1999*

2.1.4 Final Order Confirming Debtor's Plan of Reorganization dated March 4, 1999*

2.1.5 Agreement and Plan of Merger dated January 22, 1999 between Telecommunications Service Center, Inc. and
                CyberSentry, Inc.*

3.1             Restated Certificate of Incorporation of CyberSentry, Inc.*

3.2             Bylaws of CyberSentry, Inc.*

4.1             Certificate of Designation for Class A Convertible
                Redeemable Participating Preferred Stock ($1.50 Liquidation
                Value), Par Value $.001 Per Share*

4.2             Certificate of Designation for Class B Convertible
                Redeemable Participating Preferred Stock ($1.50 Liquidation
                Value), Par Value $.001 Per Share*

4.3 Certificate of Amendment of Certificate of Incorporation amending Certificates of Designation*

10.1.1          Revolving Credit Note dated April 1, 1996 and Letter
                Agreements dated August 7, 1997 and May 1, 1996 among
                South Trust Bank, N.A., Telecommunications Service
                Center, Inc. and David Veltman*

10.1.2          Installment Note and Security Agreement dated May 1, 1996 among
                South Trust Bank, N.A., Telecommunications Service
                Center, Inc. and David Veltman*

10.2.1          Lease Agreement, effective April 17, 1996, between
                Telecommunications Finance Group, as Lessor, and
                Telecommunications Service Center, Inc., as Lessee,
                Addendum dated February 5, 1999 and related Assignments of Purchase Orders*

10.2.2          Software License Agreement dated May 28, 1996 between
                Telecommunications Service Center, Inc. and Siemens Stromberg-Carlson*

10.3            Lease Agreement dated June 14, 1996 between Telecommunications
                Service Center, Inc. and IBM Credit Corporation*

10.4            Patent and Know How Sub-Contract and Commercialisation Agreement,
                effective as of December 30, 1998 between Comtel and CyberSentry, Inc.*

10.5            Assignment of Software License Agreement, effective as of
                November 20, 1998, between Templar Corporation and CyberSentry, Inc.*

10.6 Software Sub-License Agreement, effective as of January 1, 1998, between CyberSentry, Inc. and Digital Rights International, Inc.*

10.7            Lease Agreement for principal executive office dated as of July
                1, 1996 between Telecommunications Service Center,
                Inc. and Madison Building Inc.*

10.8            Lease Agreement for principal executive office dated as of July
                1, 1995 between Telecommunications Service Center, Inc. and Madison
                Building Inc.*

10.9            Employment Agreement dated December 25, 1998 between CyberSentry,
                Inc. and Gerald A. Resnick*

10.10           Employment Agreement dated February 16, 1999 between
                CyberSentry, Inc. and Hal Shankland*

10.11           Advisory Agreement dated December 1, 1998 between
                CyberSentry, Inc. and Patriot Advisors, Inc.*

10.12           Carrier Agreement dated October 1998 among
                Telecommunications Service Center, Inc., Lake Tel, Inc. and
                Capital One Bank*

10.13           Distribution and Escrow Agreement dated February 22, 1999
                among Marine Midland Bank, Telecommunications Service Center, Inc. and
                CyberSentry, Inc.*

10.14           Credit Agreement dated February 22, 1999 between Patriot
                Advisors, Inc. and CyberSentry, Inc.*

10.15           Shareholders' Agreement dated as of March 24, 1999 among
                CyberSentry, Inc., Frank Kristan, Templar Corporation

                and Patriot Advisors, Inc.; and agreement by Sinclair Partners,
                Limited Partnership to be bound thereby.*

10.16           Agreement and Waiver between CyberSentry, Inc. and
                David Veltman dated as of April 20, 1999.*

10.17           Advisory Agreement between Patriot Advisors, Inc. and Gerald
                Resnick dated as of July 15, 1998*

27.1            Financial Data Schedule Telecommunications Service Center, Inc.

27.2            Financial Data Schedule Cybersentry, Inc.

* Previously filed with the Form 10 registration statement of CyberSentry, Inc. filed with the Securities and Exchange Commission on May 15, 1999.

                                   SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.



                                CYBERSENTRY, INC.

Dated: May 14, 1999
                                By: /s/ Gerald A. Resnick
                                   ------------------------------
                                   Name: Gerald A. Resnick
                                   Title:   President

                               CyberSentry, Inc.
                         Index to Financial Statements

                                                                       Page No.
                                                                       --------

Telecommunications Service Center, Inc.:

 Report of Independent Certified Public Accountants                         F-2
 Balance Sheets at March 24, 1999 (acquisition date) (unaudited)
  and for the years ended December 31, 1998 and 1997                        F-3
 Statements of Operations for the period from January 1, 1999 through March 24, 1999 (acquisition date) (unaudited) and
  for the six months ended June 30, 1999 and 1998 (unaudited)
  and for the years ended December 31, 1998, 1997 and 1996                  F-4
 Statements of Capital Deficit for the period from January 1, 1999 through March 24, 1999 (acquisition date) (unaudited) and for the
  years ended December 31, 1998, 1997 and 1996                              F-5
 Statements of Cash Flows for the period from January 1, 1999 through March 24, 1999 (acquisition date) (unaudited) and for the six months ended June 30, 1998 (unaudited) and for the years ended
  December 31, 1998, 1997 and 1996                                          F-6
 Notes to Financial Statements                                              F-8

CyberSentry, Inc.:

 Report of Independent Certified Public Accountants                        F-24
 Balance Sheets at June 30, 1999 (unaudited) and December 31, 1998         F-25
 Statements of Operations for the six months ended June 30, 1999
  (unaudited) and for the period from August 21, 1998
  (inception) through December 31, 1998                                    F-26
 Statements of Stockholders' Equity (Deficit) for the six months ended
  June 30, 1999 (unaudited) and for the period from August 21, 1998
  (inception) through December 31, 1998                                    F-27
 Statements of Cash Flows for the six months ended June 30, 1999
  (unaudited) and for the period from August 21, 1998 (inception)
  through December 31, 1998                                                F-29
 Notes to Financial Statements                                             F-30
 Pro forma Financial Information                                           F-52
 CyberSentry, Inc.'s Pro Forma Statement of Operations
  for the year ended December 31, 1998 (unaudited)                         F-53
 Notes to Pro Forma Condensed Financial Statement (unaudited)              F-54

Report of Independent Certified Public Accountants

To the Board of Directors and Stockholders of Telecommunications Service Center, Inc.

We have audited the accompanying balance sheets of Telecommunications Service Center, Inc. as of December 31, 1998 and 1997, and the related statements of operations, capital deficit and cash flows for the years ended December 31, 1998, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Telecommunications Service Center, Inc. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years ended December 31, 1998, 1997 and 1996, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, on May 7, 1998, the Company filed a petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The Company will continue as a Debtor-in-Possession under Chapter 11 of the Bankruptcy Code. This event and circumstances relating to this event, including the Company's recurring losses from operations, negative working capital and capital deficit raise substantial doubt about its ability to continue as a going concern. Although the Company will operate as a Debtor-in-Possession under the jurisdiction of the Bankruptcy Court, the continuation of business as a going concern is contingent upon, among other things, the ability to (1) formulate a Plan of Reorganization which will gain approval of the creditors and stockholders and confirmation by the Bankruptcy Court, (2) achieve satisfactory levels of future operating results and cash flows and (3) obtain additional debt and equity. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.


Miami, Florida
February 5, 1999, except for Note 2
  which is as of March 14, 1999

                                                                                     TELECOMMUNICATIONS SERVICE CENTER, INC.
                                                                                                       (DEBTOR-IN-POSESSION)

                                                                                                           Balance Sheets
================================================================================================================================
                                                                                 March 24, 1999             December 31,
                                                                                                   ----------------------------
                                                                                   (Unaudited)          1998            1997
--------------------------------------------------------------------------------------------------------------------------------
Assets
Current
  Cash                                                                         $         24,388    $     33,970    $     46,186
  Accounts receivable, less $56,609, $81,307 and $137,878 allowance
     for doubtful accounts in 1999, 1998, and 1997, respectively (Note 8)               176,757         144,435         701,423
  Prepaid expenses and other current assets                                              44,704          69,003         113,346
  Other receivables                                                                       7,557           5,298           2,900
--------------------------------------------------------------------------------------------------------------------------------

Total Current Assets                                                                    253,406         252,706         863,855
Equipment and Leasehold Improvements, net (Note 4)                                    1,057,510       1,156,807       1,588,345
Other assets                                                                            110,046         110,046          41,696
--------------------------------------------------------------------------------------------------------------------------------
                                                                               $      1,420,962    $  1,519,559    $  2,493,896
--------------------------------------------------------------------------------------------------------------------------------

Liabilities and Capital Deficit (Note 2)

Current Liabilities
  Factoring line of credit (Note 8)                                            $              -    $          -    $    197,589
  Cash overdraft                                                                         75,393               -
  Accounts payable                                                                    1,405,430       1,405,320       1,753,018
  Accrued expenses and other current liabilities                                        613,058         446,923         482,515
  Current maturities of capital lease obligations (Note 10)                                   -               -         331,120
  Line of credit (Note 6)                                                                     -               -         260,872
  Current maturities of bank note payable (Note 9)                                            -               -          76,546
  Liabilities subject to compromise under reorganization
     proceedings (Note 3)                                                             8,133,313       8,097,928               -
--------------------------------------------------------------------------------------------------------------------------------

Total Current Liabilities                                                            10,227,194       9,950,171       3,101,660
Note payable - stockholder (Note 7)                                                           -               -       3,189,362
Obligations under capital leases, less current maturities (Note 10)                           -               -       1,005,155
Bank note payable (Note 9)                                                                    -               -         215,266
--------------------------------------------------------------------------------------------------------------------------------
 Total liabilities                                                                   10,227,194       9,950,171       7,511,443
--------------------------------------------------------------------------------------------------------------------------------

Commitments, Contingencies and Subsequent Events
  (Notes 8, 12 and 14)
Capital Deficit
  Common stock - $1 par, 100,000 shares authorized,
     2,000 shares issued and outstanding                                                  2,000           2,000           2,000
  Accumulated deficit                                                                (8,808,232)     (8,432,612)     (5,019,547)
--------------------------------------------------------------------------------------------------------------------------------
 Total Capital Deficit                                                               (8,806,232)     (8,430,612)     (5,017,547)
--------------------------------------------------------------------------------------------------------------------------------
                                                                               $      1,420,962    $  1,519,559    $  2,493,896
--------------------------------------------------------------------------------------------------------------------------------

                                 See accompanying notes to financial statements.
[CAPTION]

                                         Telecommunications Service Center, Inc.
                                                          (Debtor-in-Possession)

                                                        Statements of Operations


================================================================================

                                                            For the period from
                                                                January 1, 1999          For the six        For the six
                                                                        through         months ended       months ended
                                                             March 24, 1999 (b)    June 30, 1999 (a)      June 30, 1998
                                                                    (Unaudited)          (Unaudited)        (Unaudited)
-------------------------------------------------------------------------------------------------------------------------
Net Sales (Note 1)                                                $     811,316        $   1,904,712      $  14,511,967
-------------------------------------------------------------------------------------------------------------------------

Operating Expenses:
  Telecommunications costs (excluding depreciation
    and amortization, shown separately below)                           643,853            1,622,349         13,513,977
  Selling, general and administrative expenses                          384,403              713,526          2,514,162
  Depreciation and amortization                                         102,403              218,014            220,186
-------------------------------------------------------------------------------------------------------------------------

Total operating expenses                                              1,130,659            2,553,889         16,248,325
-------------------------------------------------------------------------------------------------------------------------

Other (Income) Expense:
  Loss on sale of assets                                                      -                    -                  -
  Interest expense                                                       77,592              116,302            222,890
  Other income                                                          (21,315)             (21,315)                 -
-------------------------------------------------------------------------------------------------------------------------

Total other expense                                                      56,277               94,987            222,890
-------------------------------------------------------------------------------------------------------------------------

Net loss                                                          $    (375,620)       $    (744,164)     $  (1,959,248)
=========================================================================================================================

Net loss per share Basic                                          $     (187.81)       $     (372.08)     $     (979.62)

Weighted average number of outstanding shares Basic                       2,000                2,000              2,000

                                                                              Years ended December 31,
                                                                  -------------------------------------------------------
                                                                           1998               1997               1996

-------------------------------------------------------------------------------------------------------------------------
Net Sales (Note 1)                                                $  22,804,240      $   8,341,164      $   2,606,254
-------------------------------------------------------------------------------------------------------------------------

Operating Expenses:
  Telecommunications costs (excluding depreciation
    and amortization, shown separately below)                        22,283,257          8,112,840          2,305,023
  Selling, general and administrative expenses                        3,319,419          2,532,845          1,145,239
  Depreciation and amortization                                         439,372            378,860            213,519
-------------------------------------------------------------------------------------------------------------------------

Total operating expenses                                             26,042,048         11,024,545          3,663,781
-------------------------------------------------------------------------------------------------------------------------

Other (Income) Expense:
  Loss on sale of assets                                                      -                  -             76,203
  Interest expense                                                      402,508            354,959            133,066
  Other income                                                         (227,251)                -              (3,337)
-------------------------------------------------------------------------------------------------------------------------

Total other expense                                                     175,257            354,959            205,932
-------------------------------------------------------------------------------------------------------------------------

Net loss                                                          $  (3,413,065)     $  (3,038,340)     $  (1,263,459)
=========================================================================================================================

Net loss per share Basic                                          $   (1,706.53)     $   (1,519.17)     $     (631.73)

Weighted average number of outstanding shares Basic                       2,000              2,000              2,000

(a) Detailed for comparative purposes only; results include post-acquisition operations and do not reflect acquisition adjustments

(b)  Acquisition date by CyberSentry

                                 See accompanying notes to financial statements.

                                         Telecommunications Service Center, Inc.
                                                          (Debtor-in-Possession)

                                                   Statements of Capital Deficit


================================================================================

                                                        Common Stock
                                                    -------------------------
                                                     Shares       Amount           (Deficit)             Total
--------------------------------------------------------------------------------------------------------------------
Balance at January 1, 1996                            1,000      $  1,000       $    (717,748)      $    (716,748)

Issuance of common stock                              1,000         1,000                   -               1,000

Net loss                                                  -             -          (1,263,459)         (1,263,459)
--------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1996                          2,000         2,000          (1,981,207)         (1,979,207)

Net loss                                                  -             -          (3,038,340)         (3,038,340)
--------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1997                          2,000         2,000          (5,019,547)         (5,017,547)

Net loss                                                  -             -          (3,413,065)         (3,413,065)
--------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1998                          2,000         2,000          (8,432,612)         (8,430,612)

Net loss                                                  -             -            (375,620)           (375,620)
--------------------------------------------------------------------------------------------------------------------

Balance at March 24, 1999 (unaudited)                 2,000      $  2,000       $  (8,808,232)      $  (8,806,232)
====================================================================================================================


                                 See accompanying notes to financial statements.

                                      Telecommunication Service Center,Inc.
                                                     (Debtor-In-Possession)

                                                   Statements of Cash Flows
                                                                  (Note 11)
================================================================================

                                                                  For the period from
                                                                      January 1, 1999                 For the six
                                                                              through                months ended
                                                                   March 24, 1999 (b)               June 30, 1998
                                                                           (Unaudited)                 (Unaudited)
--------------------------------------------------------------------------------------------------------------------
Operating Activities:
  Net loss                                                        $          (375,620)        $        (1,959,248)

  Adjustments to reconcile net loss to net cash (used in)
     provided by operating activities:
       Depreciation and amortization                                          102,403                     220,186
       Interest expense accrued to note payable - stockholder                       -                           -
       Loss on sale of assets                                                       -                           -
       Bad debts                                                                    -                   1,571,070
       Recovery of bad debts                                                  (18,576)                          -
       Inventory write down                                                    26,157                           -
       Changes in assets and liabilities:
          Accounts receivable                                                  (7,624)                   (836,132)
          Prepaid expenses and other                                           24,299                      (3,427)
          Other receivables                                                    (2,259)                        (86)
          Other assets                                                              -                       3,966
          Accounts payable                                                        110                   1,065,540
          Accrued expenses and other current liabilities                      166,135                     191,649
--------------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by operating activities                           (84,975)                    253,518
--------------------------------------------------------------------------------------------------------------------
Investing Activities:
  Purchases of equipment                                                            -                           -
  Proceeds from dispositions of property, plant and equipment                       -                           -
--------------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by investing activities                                 -                           -
--------------------------------------------------------------------------------------------------------------------

                                                                                  Years ended December 31,
                                                                          -----------------------------------------
                                                                              1998              1997           1996

--------------------------------------------------------------------------------------------------------------------
Operating Activities:
  Net loss                                                            $ (3,413,065)     $ (3,038,340)  $ (1,263,459)

  Adjustments to reconcile net loss to net cash (used in)
     provided by operating activities:
       Depreciation and amortization                                       439,372           378,860        213,519
       Interest expense accrued to note payable - stockholder              275,024           162,473         65,048
       Loss on sale of assets                                                    -                 -         76,203
       Bad debts                                                         1,452,911           140,400              -
       Recovery of bad debts                                                     -                 -              -
       Inventory write down                                                      -                 -              -
       Changes in assets and liabilities:
          Accounts receivable                                             (895,923)         (692,880)       (63,586)
          Prepaid expenses and other                                        44,343           (48,141)       (17,970)
          Other receivables                                                 (2,398)           79,561        (82,462)
          Other assets                                                     (68,350)           25,795        (43,790)
          Accounts payable                                               2,673,982         1,013,250        153,950
          Accrued expenses and other current liabilities                  (102,192)          321,605         74,335
-----------------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by operating activities                        403,704        (1,657,417)      (888,212)
-----------------------------------------------------------------------------------------------------------------------
Investing Activities:
  Purchases of equipment                                                    (7,833)          (41,167)      (119,127)
  Proceeds from dispositions of property, plant and equipment                    -                 -        221,032
-----------------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by investing activities                         (7,833)          (41,167)       101,905
-----------------------------------------------------------------------------------------------------------------------

                                           Telecommunication Service Center,Inc.
                                                          (Debtor-In-Possession)

                                                        Statements of Cash Flows
                                                                       (Note 11)
===============================================================================

                                                                             For the period from
                                                                               January 1, 1999           For the six
                                                                                   through               months ended
                                                                                March 24, 1999(a)        June 30, 1998
                                                                                 (Unaudited)              (Unaudited)
---------------------------------------------------------------------------------------------------------------------------
Financing Activities:
  Proceeds from factoring line of credit, net                                 $                -       $          503,520
  (Repayments) proceeds - line of credit, net                                                  -                 (139,372)
  Proceeds from bank note payable                                                              -                        -
   Repayments on bank note payable                                                              -                  (37,301)
  Proceeds from note payable-stockholder                                                       -                        -
  Repayments on note payable-stockholder                                                       -                 (264,575)
  Repayments of obligations under capital leases                                               -                 (154,311)
  Cash Overdraft                                                                          75,393                        -
  Repayments on other debt                                                                     -                        -
---------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) financing activities                                       75,393                  (92,039)
---------------------------------------------------------------------------------------------------------------------------
Net (decrease) increase in cash                                                           (9,582)                 161,479
Cash at beginning of period                                                               33,970                   46,186
---------------------------------------------------------------------------------------------------------------------------
Cash at end of period                                                         $           24,388       $          207,665
===========================================================================================================================

                                                                                      Years ended December 31,
                                                                            -------------------------------------------
                                                                                  1998            1997             1996
-----------------------------------------------------------------------------------------------------------------------
Financing Activities:
  Proceeds from factoring line of credit, net                               $ (136,861)    $   197,589      $         -
  (Repayments) proceeds - line of credit, net                                  (69,519)        (17,174)             304
  Proceeds from bank note payable                                                    -               -          400,000
  Repayments on bank note payable                                                    -         (69,778)         (38,410)
  Proceeds from note payable-stockholder                                       196,042       1,926,614          500,500
  Repayments on note payable-stockholder                                             -         (88,250)          (5,000)
  Repayments of obligations under capital leases                              (397,749)       (234,618)         (50,446)
  Repayments on other debt                                                           -               -          (11,845)
  Cash Overdraft                                                                     -               -                -
-----------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in)  financing activities                          (408,087)      1,714,383          795,103
-----------------------------------------------------------------------------------------------------------------------
Net (decrease) increase in cash                                                (12,216)         15,799            8,796
Cash at beginning of period                                                     46,186          30,387           21,591
-----------------------------------------------------------------------------------------------------------------------
Cash at end of period                                                      $    33,970     $    46,186      $    30,387
=======================================================================================================================

(a) Acquisition date by CyberSentry

                                 See accompanying notes to financial statements.

                                         Telecommunications Service Center, Inc.
                                                          (Debtor-In-Possession)

                                                   Notes to Financial Statements
                                                      (Unaudited with respect to
              the periods ended June 30, 1999, March 24, 1999 and June 30, 1998)

================================================================================

   1.  Summary of           Business
       Significant          --------
       Accounting
       Policies             Telecommunications Service Center, Inc. ("The
                            Company" or "TSC") is a facilities based carrier providing long distance telecommunications services including commercial and residential service, international call back long distance service, operator service for pay phones, prepaid phone cards, and enhanced services, such as voice and fax-mail services. The Company is in a specialized telecommunications service industry. This industry segment is subject to certain competitive pressures.

                            During 1999, 1998 and 1997, a significant amount of the Company's business was acquired through independent marketing agents. For the periods ended March 24, 1999 and June 30, 1998, and for the years ending December 31, 1998 and 1997, the agreements contributed revenues of $313,115, $10,366,010 $18,659,810 and $5,359,652 and related telecommunication costs of $261,332, $10,068,355, $17,160,483 and $4,326,573, respectively. There were no significant agreements in 1996.

                            In 1997, the Company purchased high-volume,state-of -the-art Digital Switching equipment to accommodate anticipated growth and targeted new markets. The Company is certified to do business in forty eight
                            (48) states and is tariffed in forty two (42) states. It was certified as an "Alternative Local Exchange Carrier" (ALEC) to provide "Local Telephone Services" in the state of Florida in 1998 and is currently filing for ALEC certification in thirty
                            (30) additional states.

                            Basis of Presentation
                            ---------------------

                            On May 7, 1998, the Company filed a voluntary petition (the "Petition") for relief under Chapter 11 of the United States Bankruptcy Code in the Middle District of Florida, Tampa Division. The Company thereafter operated its business in the ordinary course as debtors-in-possession subject to the jurisdiction of the Bankruptcy Court.

                                         Telecommunications Service Center, Inc.
                                                          (Debtor-In-Possession)

                                                   Notes to Financial Statements
                                                      (Unaudited with respect to
                                                the period ended March 24, 1999)

================================================================================

                            The accompanying financial statements have been prepared on a going concern basis which assumes continuity of operations and realization of assets and liquidation of liabilities in the ordinary course of business. As a result of the reorganization proceedings (Note 2), there are significant uncertainties relating to the ability of the Company to continue as a going concern. The financial statements do not include any adjustments that might be necessary as a result of the outcome of the uncertainties discussed herein including the effects of any Plan of Reorganization.

                            Use of Estimates
                            ----------------

                            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                            Recognition of Revenue
                            ----------------------

                            The Company recognizes revenue upon completion of telephone calls by end users. Allowances are provided for estimated uncollectible usage.

                            Asset Impairment
                            ----------------

                            The Company periodically reviews the carrying value of certain of its assets in relation to historical results, current business conditions and trends to identify potential situations in which the carrying value of assets may not be recoverable. If such reviews indicate that the carrying value of such assets may not be recoverable, the Company would estimate the undiscounted sum of the expected future cash flows of such assets to ascertain if a permanent impairment exists. If a permanent impairment exists, the Company would determine the fair value by using quoted market prices, if available, for such assets, or if quoted market prices are not available, the Company would discount the expected future cash flows of such assets.

                                         Telecommunications Service Center, Inc.
                                                          (Debtor-In-Possession)

                                                   Notes to Financial Statements
                                                      (Unaudited with respect to
                                                the period ended March 24, 1999)

================================================================================

                            Financial Instruments
                            ---------------------

                            The fair value of financial instruments is determined by reference to various market data and other valuation techniques, as appropriate, and unless otherwise disclosed, the fair values of financial instruments approximate their recorded values.

                            Equipment and Leasehold Improvements
                            ------------------------------------

                            Depreciation and amortization are provided on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the term of the respective leases or the service lives of the improvements, whichever is shorter. Upon sale or retirement, the asset cost and related accumulated depreciation and amortization are removed from the accounts and any related gain or loss is reflected in earnings.

                            Income Taxes
                            ------------

                            Income taxes are accounted for using the liability approach under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under this method, deferred taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable for future years to the differences between the financial statement and tax basis of existing assets and liabilities.

                            Earnings Per Share
                            ------------------

                            During 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128 "Earnings Per Share" ("SFAS No. 128"). SFAS No. 128 replaced the existing methodology for calculating and presenting earnings per share. Under SFAS No. 128, primary earnings per share has been replaced with a presentation of basic earnings per share and fully diluted earnings per share has been replaced with diluted earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common shares outstanding for the period by the weighted average of common

                                         Telecommunications Service Center, Inc.
                                                          (Debtor-In-Possession)

                                                   Notes to Financial Statements
                                                      (Unaudited with respect to
                                                the period ended March 24, 1999)

================================================================================

                            shares outstanding. Diluted earnings per share is computed similarly to fully diluted earnings per share in accordance with the Accounting Principles Board ("APB") Opinion No. 15. The impact of the adoption of SFAS No. 128 has not been material.


                            Interim Financial Statements
                            ----------------------------

                            The financial statements for the periods ended June 30, 1999, March 24, 1999 and June 30, 1998 are unaudited. In the opinion of management, such financial statements include all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of financial position and the results of operations. The results of operations for these periods are not necessarily indicative of the results to be expected for the full year. The statement of operations for the six months ended June 30, 1999 is presented for comparative purposes only. These results include post-acquisition operations and do not reflect acquisition adjustments.

                            New Accounting Pronouncements
                            -----------------------------

                            In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 requires computer software costs associated with internal use software to be expensed as incurred until certain capitalization criteria are met. The Company adopted SOP on January 1, 1999. Adoption of this statement had no material impact on the Company's financial position, results of operations, or cash flows.

                            In April 1998, the AICPA issued Statement of
                            Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities," provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. The SOP is effective for financial statements for fiscal years beginning after December 15, 1998. Adoption of this SOP had no material impact

                                         Telecommunications Service Center, Inc.
                                                          (Debtor-In-Possession)

                                                   Notes to Financial Statements
                                                      (Unaudited with respect to
                                                the period ended March 24, 1999)

================================================================================

                            on the Company's financial position, results of operations, or cash flows.

                            In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The statement applies to all entities and is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company did not engage in derivative instruments or hedging activities in any periods presented in the financial statements and management does not expect this statement to have a material impact on the Company's financial position, results of operations or cash flows.

   2.  Reorganization       In Chapter 11, substantially all liabilities as of
                            the petition date are subject to resolution under the reorganization plan (filed concurrently with the petition for relief) which is to be voted upon by the Company's creditors and stockholders and confirmed by the Bankruptcy Court.

                            The Bankruptcy Court authorized the Company to use the cash generated by its operations to continue to fund its business obligations and to pay pre-petition wages, salaries and other liabilities. These various Bankruptcy Court authorizations provided the Company with cash and liquidity, so that it may conduct its operations. The reorganized company expects to meet its working capital and capital expenditure requirements through its existing credit facilities (Notes 6, 7 and 9) and through the purchase by CyberSentry, Inc. ("CyberSentry") (see Note 14).

                            Schedules have been filed by the Company with the Bankruptcy Court setting forth its assets and liabilities as of the petition date as shown by its accounting records. Creditors holding pre-petition date claims against the Company were required to file proofs of claim on

                                         Telecommunications Service Center, Inc.
                                                          (Debtor-In-Possession)

                                                   Notes to Financial Statements
                                                      (Unaudited with respect to
                                                the period ended March 24, 1999)

================================================================================

                            or before a date fixed by the Bankruptcy Court. Differences between amounts shown by the Company and claims filed by its creditors, including claims in excess of what the Company has previously accrued, have been or will be investigated and resolved consensually or by order of the Bankruptcy Court. The ultimate amount and settlement terms for such liabilities are subject to the confirmation of the reorganization plan.

                            The Bankruptcy Court confirmed the plan of reorganization on March 4, 1999 and the Plan became effective ("Effective Date") March 14, 1999, pending the closing of the CyberSentry purchase.

                            The Plan provides for the division of creditors and equity holders into six classes and for the treatment of each class as follows:

                            The Class One Creditors (as defined in the Plan) consist of administrative claims that were paid in full. The aggregate payment made to the Class One Creditors was approximately $20,000 (excluding Westinghouse Communications and Sprint Communications Company, L.P.). Included in accounts payable at December 31, 1998 in the balance sheet are post petition administrative claims of $895,692 from Westinghouse Communications ("Westinghouse") and Sprint Communications Company L.P. ("Sprint"). The administrative amounts were allowed in full and pre-petition claims amounting to $1,355,544 were allowed in full as unsecured claims (see Class Five Creditors).

                            With respect to the allowed administrative claims of Westinghouse and Sprint, the companies received $.07 in cash and the value of $.93 in a share of Class A Preferred Stock ($1.50 stated value) in CyberSentry, Inc., for every $1.00 of unsecured claim. Westinghouse and Sprint have also entered into an agreement with Patriot Advisors, Inc. ("Patriot") to sell the preferred stock of CyberSentry, Inc. to Patriot Advisors, Inc. at $1.50 per share at certain time intervals up to 455 days after the confirmation date of the plan of reorganization.

                            The Class Two Creditors (as defined in the Plan) consist of relatively small amount of claims of governmental units for past due

                                         Telecommunications Service Center, Inc.
                                                          (Debtor-In-Possession)

                                                   Notes to Financial Statements
                                                      (Unaudited with respect to
                                                the period ended March 24, 1999)

================================================================================

                            taxes which will be paid in full in 60 equal monthly payments.

                            The Class Three Creditors (as defined in the Plan) consist of the secured claims of Southtrust Bank ("Southtrust") and Receivable Funding Corporation ("Receivable Funding"). Southtrust is owed approximately $477,000 at December 31, 1998 pursuant to a Note and Mortgage on all assets, such debt being incurred by the Company in connection with a line of credit. Southtrust will be paid in accordance with the terms of the Note and Mortgage. Receivable Funding is owed approximately $10,000 pursuant to a factoring agreement. Receivable Funding will be paid in accordance with the terms of the agreement.

                            The Class Four Creditors (as defined in the Plan) consist of the equipment lease claims of IBM ("IBM"), and Telecom Finance Group ("Telecom Finance"). IBM's claim is pursuant to a lease agreement for a computer system by and between TSC and IBM (the "IBM Lease"). IBM is owed approximately $24,000 at December 31, 1998, which will be paid in full pursuant to the terms of the IBM Lease. Telecom Finance's claim is pursuant to a lease agreement by and between TSC and Telecom Finance regarding the lease of Siemen's switch equipment (the "Siemens Lease"). Telecom Finance is owed approximately $1,300,000 at December 31, 1998. Within ten days of the entry of the confirmation order, TSC shall make a $100,000 payment to Telecom Finance to be applied to amounts owed under the lease. Telecom Finance and TSC shall then enter into an amended lease wherein the past due pre-petition and post-petition arrearage including costs, fees, charges and interest, shall be added to the existing lease obligations and restructured under an amended lease with such restructured obligation paid out over a five-year period.

                            The Class Five Creditors (as defined in the Plan) consist of unsecured creditors who will receive $.07 in cash and the value of $.93 in a share of Class A Preferred Stock ($1.50 stated value) of CyberSentry, Inc. for every $1.00 of unsecured claim.

                                         Telecommunications Service Center, Inc.
                                                          (Debtor-In-Possession)

                                                   Notes to Financial Statements
                                                      (Unaudited with respect to
                                                the period ended March 24, 1999)

================================================================================

                            The Class Five Creditors also received the right to purchase Common Stock for $1.00 per share upon confirmation of the Plan for each one share of preferred stock received by the Class Five Creditor pursuant to the Plan (the "Right's Offering"). The Rights Offering is only available to the Class Five Creditors.

                            The Class Six Creditors (as defined in the Plan) consist of the pre-Bankruptcy shareholders of TSC (the "TSC Shareholders") whose interest in TSC is terminated pursuant to the Plan by cancellation of all outstanding shares of capital stock of TSC. Pursuant to the Plan and the acquisition (see Note
                            14), the TSC Shareholders were issued 1,000,000 shares of Common Stock and 1,000,000 shares of Class B Preferred Stock in CyberSentry, Inc. on a pro rata basis.


   3.  Liabilities Subject  Substantially all of the Company's liabilities as of
       to Compromise        the Petition Date are subject to settlement under a
       Under                plan of reorganization.
       Reorganization
       Proceedings          Liabilities subject to comprise under reorganization
                            consisted of:


                                                                                          March 24,      December 31,
                                                                                            1999             1998
                                                                                        (Unaidited)
                                                                                        ------------     -------------
                            Priority claims                                             $    20,000      $     20,000
                            Secured debt
                              Principal                                                   1,405,544         1,415,819
                            General Unsecured Claims                                      3,047,341         3,001,681
                            Unsecured Debt, Principal and Interest                        3,660,428         3,660,428
                            ------------------------------------------------------------------------------------------
                                                                                       $  8,133,313      $  8,097,928
                            ==========================================================================================


                            Priority claims, the repayment of which the Company is required to prioritize under bankruptcy law are comprised principally of administrative claims. Unsecured debt includes amounts which may ultimately be deemed secured. It is not practicable to estimate the fair value of the Company's liabilities subject to compromise under reorganization proceedings.

                                         Telecommunications Service Center, Inc.
                                                          (Debtor-In_Possession)

                                                   Notes to Financial Statements
                                                      (Unaudited with respect to
                                                the period ended March 24, 1999)

===============================================================================

4.  Equipment and    Equipment and leasehold improvements are as follows:
    Leasehold
    Improvements

                                                                                                            Estimated
                                                         March 24,                                            Useful
                                                             1999            December 31,                     Lives
                                                                          ----------------------
                                                       (Unaudited)           1998           1997            (in years)
                     --------------------------------------------------------------------------------------------------
                     Switch equipment                  $  1,552,075       $  1,552,075       $ 1,554,075         5
                     Switch software                        336,336            335,228           334,479         5
                     Computer equipment                     271,721            269,722           260,637         5
                     Furniture and equipment                 56,480             56,480            56,480      5-10
                     Leasehold improvements                  14,215             14,215            14,215         5
                     --------------------------------------------------------------------------------------------------
                                                       $  2,230,827       $  2,227,720       $ 2,219,886
                     Less accumulated depreciation and
                     amortization                        (1,173,317)        (1,070,913)         (631,541)
                     ------------------------------------------------------------------------------------------------------
                                                       $  1,057,510       $  1,156,807       $ 1,588,345
                     ======================================================================================================

                     Substantially all of the Company's equipment is under capital lease.

5.  Income Taxes     Deferred income taxes reflect the net tax effects of
                     temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred income tax assets and deferred income tax liabilities are as follows:

                                                                          March 24,
                                                                            1999                December 31,
                                                                                       ----------------------------
                                                                         (Unaudited)        1998            1997
                     ----------------------------------------------------------------------------------------------
                     Deferred tax assets:
                       Net operating loss carryforwards                  3,002,000       2,816,000       1,190,000
                       Bad debt                                             21,000               -          48,000
                       Accrual to cash conversion                          474,000         503,000         655,000
                     ----------------------------------------------------------------------------------------------
                      Total deferred tax assets                          3,497,000       3,319,000       1,893,000
                     ----------------------------------------------------------------------------------------------
                      Deferred tax liabilities:
                       Tax greater than book depreciation
                         and amortization                             $    220,000    $    211,000     $   108,000
                     ----------------------------------------------------------------------------------------------
                      Total deferred tax liabilities                       220,000         211,000         108,000
                     ==============================================================================================

                                         Telecommunications Service Center, Inc.
                                                          (Debtor-in-Possession)

                                                   Notes to Financial Statements
                                                      (Unaudited with respect to
                                                the period ended March 24, 1999)
===============================================================================

                    Valuation allowance for net deferred
                        tax assets                                    (3,277,000)     (3,108,000)     (1,785,000)
                    --------------------------------------------------------------------------------------------
                                                                    $          -    $          -    $          -
                    ============================================================================================

                    As of December 31, 1998, the Company had Federal and Florida net operating loss carryforwards of approximately $7,483,000, ($7,977,000 at March 24, 1999) that expire from
                    2010 through 2018.

                    A "valuation allowance" is provided when it is more likely than not that some portion of deferred tax assets will not be realized. The Company has established valuation allowances principally for that portion of the net operating loss carryforward and other net deferred tax assets whose future tax benefit is currently uncertain. Realization of the benefits related to losses may be limited in any one year due to U.S. Internal Revenue Code Section 382, change of ownership rules.

                    The difference between the reported income tax (benefit) and the tax (benefit) that would result from applying the 34% Federal statutory rate to the (loss) from operations before income taxes is reconciled as follows:

                                                                      March 24,
                                                                          1999                 December 31,
                                                                                   ---------------------------------------------
                                                                   (Unaudited)            1998            1997           1996
                    ------------------------------------------------------------------------------------------------------------
                    Income tax (benefit) computed
                      at Federal statutory rate                   $   (127,711)    $   (1,160,442)  $  (1,033,036) $   (429,576)

                    Increase (decrease) in Federal taxes
                    resulting from:
                      Effect of net operating
                        losses for which no tax
                        carryback benefit is
                        available                                      124,990          1,154,922       1,030,678       429,576

                    Other non-deductible expenses                        2,721              5,520           2,358             -
                    ------------------------------------------------------------------------------------------------------------

                                                                  $          -     $            -                  $          -
                    ============================================================================================================

                                         Telecommunications Service Center, Inc.
                                                          (Debtor-in-Possession)

                                                   Notes to Financial Statements
                                                      (Unaudited with respect to
                                                the period ended March 24, 1999)
===============================================================================

6.  Line of         The Company has a revolving line of credit collateralized
    Credit          by all business assets, including but not limited to
                    accounts receivable, property and equipment, contract rights and general intangibles, now owned or hereafter acquired, providing for borrowings up to $300,000. The principal balance is due on demand and interest is payable monthly at the financial institution's base rate plus 1.5% (10.0% at March 24, 1999 and December 31, 1998). The balance outstanding at March 24, 1999 and December 31, 1998 amounted to $282,000 and $255,000, respectively and is included in liabilities subject to compromise under reorganization proceedings in the balance sheets.

7.   Note
     Payable-
     Stockholder    The note payable-stockholder is unsecured and due on
                    December 31, 2000. The note bears interest at the prime rate plus 1% (9.5% at March 24, 1999 and December 31, 1998).
                    Interest expense on the note amounted to $275,024, $162,473 and $65,048 for the years ended December 31, 1998, 1997 and 1996, respectively. Pursuant to TSC's Plan of
                    Reorganization, there was no interest expense on the note in 1999. The loan is subordinated to the line of credit and bank note payable. Accrued interest in the amount of $544,918, $544,918 and $332,200 was included in the note balance at March 24, 1999, December 31, 1998 and 1997, respectively. The balance outstanding, including accrued interest at March 24, 1999, December 31, 1998 and 1997 amounted to $3,660,428, $3,660,428 and $3,389,361, respectively. The balance outstanding at March 24, 1999 and December 31, 1998 is included in liabilities subject to compromise under reorganization proceedings in the balance sheets.

8.   Factoring      On July 9, 1997, the Company entered into a factoring
     Agreement      agreement providing a line of credit for up to $1,000,000, based upon 90% of the eligible accounts receivable. The agreement provided for the line to be increased to $1,500,000. The fee charged by the factor

                                         Telecommunications Service Center, Inc.
                                                          (Debtor-in-Possession)

                                                   Notes to Financial Statements
                                                      (Unaudited with respect to
                                                the period ended March 24, 1999)
===============================================================================

                    was 16.5% per annum of amounts advanced and outstanding. The advances were collateralized by accounts receivable. The term of the agreement was for one year with an option to extend for one year thereafter. The Company did not exercise its option to extend the factoring agreement in 1998. Factoring fees amounted to $758,683 for the year ended December 31, 1997.

9.   Bank Note      The Company had a note payable with a bank collateralized
     Payable        by all business assets, including but not limited to
                    accounts receivable, property and equipment, contract rights and general intangibles, now owned or hereafter. The note bears interest at 8.75% with principal and interest due monthly in the amount at $8,254 through May 2001. On May 7, 1998 the Company filed a voluntary petition for relief under Chapter 11 (see Notes 1 and 2). As a result of the bankruptcy filing, the Company was not in compliance with certain covenants relating to the bank note agreement and therefore classified the balance of the bank note payable as a current liability. The balance outstanding at March 24, 1999, December 31, 1998 and 1997 amounted to $224,098,
                    $222,292 and $291,812, respectively. The balances outstanding at March 24, 1999 and December 31, 1998 are included in liabilities subject to compromise under reorganization proceedings in the balance sheets.

                    Maturities of the bank note payable at December 31, 1998 are as follows:

                         1999                                             $   90,808
                         2000                                                 91,112
                         2001                                                 40,372
                    ----------------------------------------------------------------
                                                                            $222,292
                    ================================================================

                              TELECOMMUNICATIONS SERVICE CENTER, INC.
                                               (DEBTOR-IN-POSSESSION)

                                        Notes to Financial Statements
                                           (Unaudited with respect to
                                     the period ended March 24, 1999)
===============================================================================


10.  Lease          Telecommunications Service Center, Inc. leases its office
     Obligations    facilities. Minimum rental payments required under these
                    leases as of December 31, 1998 are as follows:

                         1999                                             $   77,754
                         2000                                                 52,881
                         2001                                                 22,672
                         2002                                                 19,336
                         2003                                                  4,334
                    ----------------------------------------------------------------

                         Total minimum lease payments                     $  176,977
                    ================================================================

                    Rent expense aggregated $14,136, $40,225, $72,461, $63,088 and $56,361 for the periods ended March 24, 1999 and June 30, 1998 and for the years ended December 31, 1998, 1997 and 1996, respectively.

                    The Company also leases certain computer equipment, switch equipment and software under capital lease agreements. Total future minimum lease payments under the original terms of the agreements at December 31, 1998 are as follows:

                    1999                                                                 $ 596,717
                    2000                                                                   416,813
                    2001                                                                   312,610
                    ------------------------------------------------------------------------------
                    Total minimum lease payments 1,326,140 Less amount
                    representing interest (387,614)
                    Less current maturities of capital lease obligations                  (259,845)
                    ------------------------------------------------------------------------------

                    Present value of long-term obligations under
                    capital leases                                               $         678,681
                    ==============================================================================

                    On May 7, 1998, the Company filed a voluntary petition for relief under Chapter 11 (See Notes 1 and 2). As a result of the bankruptcy filing, the Company was not in compliance with certain covenants relating to the capital lease agreements and has therefore classified the balance of the lease obligations as a current liability included in liabilities subject to compromise under

                                         Telecommunications Service Center, Inc.
                                                          (Debtor-in-Possession)

                                                   Notes to Financial Statements
                                                      (Unaudited with respect to
                                                the period ended March 24, 1999)
===============================================================================

                    reorganization proceedings in the balance sheet at December 31, 1998.

11.  Statement of   Supplemental disclosures of cash flow information:
     Cash Flows

                     Years ended December 31,                                 1998           1997           1996
                     ---------------------------------------------------------------------------------------------
                     Cash paid for interest                             $    127,726     $  192,941     $   67,683

                     Non cash transactions:
                      Purchase of equipment by capital leases                      -        438,669      1,182,670

                      Repayment of note payable - stockholder
                       through issuance of common stock                            -              -          1,000

                      Interest accrued to balance of note
                       payable - stockholder                                 275,024        162,473         65,048

                      Services received in settlement of
                       accounts receivable                                         -              -        376,614
                     Transfer of the following to liabilities
                      subject to compromise under
                      reorganization proceedings:
                      Pre-petition accounts payable                        3,021,681              -              -
                      Bank line of credit                                    255,000              -              -
                      Capital leases                                         938,526              -              -
                      Bank note payable                                      222,293              -              -
                      Note payable-stockholder                             3,660,428              -              -
                                                                        ------------

                     Total transferred                                  $  8,097,928
                                                                        ------------

                     There were no supplemental disclosures of cash flow information arising for the periods ended March 24, 1999 and June 30, 1998.

                                         Telecommunications Service Center, Inc.
                                                          (Debtor-in-Possession)

                                                   Notes to Financial Statements
                                                      (Unaudited with respect to
                                                the period ended March 24, 1999)
================================================================================

12.  Litigation     In December 1997, the Company received notice of a claim
                    aggregating approximately $696,000 filed against the Company pertaining to breach of certain trade agreements. The
                    Company is vigorously defending this claim. Management believes the Company's maximum exposure is $696,000 which it has recorded as of March 31, 1999 and December 31, 1998 and is included in liabilities subject to compromise under reorganization proceedings in the balance sheets.

                    Additionally, the Company is subject to various legal proceedings, claims and liabilities which arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to these matters will not materially affect the financial statements of the Company.

13.  Related Party  The Company, Lake Tel, Inc., a New Jersey corporation ("Lake
     Transaction    Tel"), and Capital One Bank, a Virginia banking corporation
                    "Capital One"), have entered into a Carrier Agreement dated
                    October 1998 (the "Carrier Agreement") pursuant to which the
                    Company has agreed to allow Capital One to offer secured credit card products to customers of the Company for an initial term of five years. For each account booked by Capital One under the Carrier Agreement, Lake Tel is entitled to receive a fee from Capital One and is obligated to pay a fee to the Company. The Chairman and President of CyberSentry, Inc. (see Note 14) sits on the Board of
                    Directors of Lake Tel, a telecommunications marketing company specializing in financial institutions.

14.  Subsequent     Effective March 24, 1999, CyberSentry purchased all of the
     Events         the outstanding common stock of TSC for 1 million shares of
                    CyberSentry common stock and 1 million shares of Class B preferred stock ($1.50 stated value) valued at $2,500,000.
                    Additionally, CyberSentry provided a working capital line of credit in the amount of $3,000,000. CyberSentry was incorporated in Delaware on August 21, 1998 as Telecommunications Services, Inc. ("TSI"). On November 30,
                    1998, TSI amended its certificate of incorporation to change the corporation's name to CyberSentry, Inc. CyberSentry's principal business includes the marketing and

                                         Telecommunications Service Center, Inc.
                                                          (Debtor-in-Possession)

                                                   Notes to Financial Statements
                                                      (Unaudited with respect to
                                                the period ended March 24, 1999)
===============================================================================

                    sale of CyberSentry software and to sell two applications of Asynchronous Transfer Mode Technology.

Report of Independent Certified Public Accountants


To the Board of Directors and Stockholders of CyberSentry, Inc.


We have audited the accompanying balance sheet of CyberSentry, Inc. (a development stage enterprise) as of December 31, 1998 and the related statements of operations, stockholders' equity (deficit) and cash flows for the period from August 21, 1998 (inception) through December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CyberSentry, Inc. as of December 31, 1998 and the results of its operations and cash flows for the period from August 21, 1998 (inception) through December 31, 1998 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred significant losses from operations, negative cash flows and a working capital deficiency as of and for the period ended December 31, 1998. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regards to these matters are described in note 14. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.


Miami, Florida
February 22, 1999, except for Note 1
  which is as of March 14, 1999

                                                 CYBERSENTRY, INC.
                                  (a development stage enterprise)


                                                    Balance Sheets

================================================================================

                                                                                                 June 30,       December 31,
                                                                                                   1999             1998
                                                                                                (Unaudited)
----------------------------------------------------------------------------------------------------------------------------
Assets
Current
 Cash                                                                                         $      2,027    $            -
 Accounts receivable, less $94,416 allowance for doubtful accounts                                 196,082                 -
 Prepaid expenses and other assets                                                                 199,905            14,896
 Other receivables                                                                                   4,625            50,000
----------------------------------------------------------------------------------------------------------------------------

Total current assets                                                                               402,639            64,896

Excess of cost over fair value of net assets acquired, net of $302,790 of accumulated
 amortization (Note 3)                                                                          11,003,442                 -
ATM Technology License, net of $357,143 and $142,857 of accumulated
 amortization in 1999 and 1998, respectively (Notes 1 and 2)                                     2,642,857         2,857,143
CyberSentry Software License, net of $321,429 and $107,143 of
 accumulated amortization in 1999 and 1998, respectively (Notes 1 and 2)                         2,678,571         2,892,857
Equipment and Leasehold Improvements, net (Note 4)                                               1,109,816                 -
Other assets                                                                                       110,046                 -
----------------------------------------------------------------------------------------------------------------------------
                                                                                              $ 17,947,371    $    5,814,896
============================================================================================================================

Liabilities and Stockholders' Equity
Current liabilities
 Accounts payable                                                                             $    743,606    $            -
 Accrued expenses and other current liabilities                                                    629,181            12,500
 Current maturities of capital lease obligations (Note 8)                                          225,203                 -
 Line of credit (Note 6)                                                                           329,000                 -
 Bank note payable (Note 7)                                                                        181,818                 -
 Due to stockholder (Note 9)                                                                       187,500            76,181
----------------------------------------------------------------------------------------------------------------------------
Total current liabilities                                                                        2,296,308            88,681
----------------------------------------------------------------------------------------------------------------------------
Obligations under capital leases, less current maturities (Note 8)                               1,128,211                 -
----------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                                3,424,519            88,681
----------------------------------------------------------------------------------------------------------------------------
Redeemable convertible preferred stock, $.001 par value, 534,656 shares (Note 10)                  801,984                 -
----------------------------------------------------------------------------------------------------------------------------
Commitments and contingencies (Note 11)
----------------------------------------------------------------------------------------------------------------------------
Stockholders' Equity (Note 10)
 Class A convertible redeemable participating preferred stock, $.001 par value,
  7,000,000 shares authorized, 3,916,522 shares in 1999 and 0 shares in 1998,
  issued and outstanding, aggregate liquidation value of $5,874,783                                  3,916                 -
 Class B convertible redeemable participating preferred stock,
  $.001 par value, 3,000,000 shares authorized, 3,000,000 shares in 1999 and
  2,000,000 in 1998, issued and outstanding, aggregate liquidation value of $4,500,000               3,000             2,000
 Common stock, $.001 par value, 30,000,000 shares authorized,
  13,758,765 shares in 1999 and 12,000,000 shares in 1998, issued and outstanding                   13,759            12,000
 Additional paid-in capital                                                                     15,180,597         6,038,700
 Deficit accumulated during the development stage                                                 (555,667)         (326,485)
 Accumulated deficit                                                                              (924,737)                -
----------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                                      13,720,868         5,726,215
----------------------------------------------------------------------------------------------------------------------------
                                                                                              $ 17,947,371    $    5,814,896
============================================================================================================================

                                 See accompanying notes to financial statements.

                                                             CyberSentry, Inc.
                                              (a development stage enterprise)

                                                      Statements of Operations


==============================================================================

                                                                           For the Period from              Cumulative
                                                              For the          August 21, 1998       development stage
                                                           six months      (inception) through      enterprise through
                                                       ended June 30,             December 31,               March 24,
                                                                 1999                     1998                    1999
                                                          (Unaudited)(a)
------------------------------------------------------------------------------------------------------------------------
Net Sales (Note 1)                                      $   1,093,396            $           -            $          -
------------------------------------------------------------------------------------------------------------------------

Operating Expenses:
  Telecommunications costs (excluding
   depreciation and amortization, shown
   separately below)                                          919,826                        -                       -
  Selling, general and administrative expenses                440,386                   76,485                  14,896
  Depreciation and amortization                               848,393                  250,000                 214,286
------------------------------------------------------------------------------------------------------------------------

Total operating expenses                                    2,208,605                  326,485                 229,182
------------------------------------------------------------------------------------------------------------------------

Other Expense:
  Interest expense                                             38,710                        -                       -
------------------------------------------------------------------------------------------------------------------------

Total other expenses                                           38,710                        -                       -
------------------------------------------------------------------------------------------------------------------------

Net loss                                                $  (1,153,919)                (326,485)               (229,182)
========================================================================================================================

Net loss per share
  Basic                                                 $        (.09)           $        (.03)
  Diluted                                               $        (.09)           $        (.03)

Weighted average number of outstanding shares
  Basic                                                    13,108,288               10,500,000
  Diluted                                                  13,108,288               10,500,000


(a) Includes the operations of TSC from March 25, 1999 through June 30, 1999

                                 See accompanying notes to financial statements.

                                                               CyberSentry, Inc.
                                                (a development stage enterprise)
                                    Statements of Stockholders' Equity (Deficit)
                                                                       (Note 10)


==============================================================================

                                               Class A  Preferred           Class B Preferred                 Common
                                            -----------------------      -----------------------      -----------------------
                                                Shares      Amount          Shares       Amount          Shares       Amount
-----------------------------------------------------------------------------------------------------------------------------
Issuance of common stock for
  cash in September 1998 at
  $.006/share                                        -      $    -               -       $    -        8,550,000     $ 8,550

Issuance of common stock for
  services in September 1998 at
  $.006/share                                        -           -               -            -          450,000         450

Issuance of common stock for
  CyberSentry Software
  acquisition in November 1998
  at $1.00/share                                     -           -               -            -        3,000,000       3,000

Issuance of Class B preferred
  stock for ATM Technology
  acquisition in September 1998
  at $1.50/share                                     -           -       2,000,000        2,000                -           -
Net loss                                             -           -               -            -                -           -
--------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998                         -           -       2,000,000        2,000       12,000,000      12,000

Issuance of common stock in
  January 1999 at $1.00/share                        -           -               -            -          500,000         500

Issuance of common stock in purchase
  of TSC in March 1999 at
  $1.00/share                                        -           -               -            -        1,000,000       1,000

Issuance of Class B preferred stock in
  purchase of TSC in March
  1999 at $1.50/share                                -           -       1,000,000        1,000                -           -

Issuance of Class A preferred stock to
  unsecured creditors in March
  1999 at $1.50/share                        3,361,252       3,361               -            -                -           -

                                                                    Deficit
                                                                Accumulated
                                                                     During
                                                                Development     Accumulated
                                                Capital               Stage         Deficit          Total
-----------------------------------------------------------------------------------------------------------------
Issuance of common stock for
  cash in September 1998 at
  $.006/share                                   $     41,450     $        -      $        -      $     50,000

Issuance of common stock for
  services in September 1998 at
  $.006/share                                          2,250              -               -             2,700

Issuance of common stock for
  CyberSentry Software
  acquisition in November 1998
  at $1.00/share                                   2,997,000              -               -         3,000,000

Issuance of Class B preferred
  stock for ATM Technology
  acquisition in September 1998
  at $1.50/share                                   2,998,000              -               -         3,000,000
Net loss                                                   -       (326,485)              -          (326,485)
-----------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998                       6,038,700       (326,485)              -         5,726,215

Issuance of common stock in
  January 1999 at $1.00/share                        499,500              -               -           500,000

Issuance of common stock in purchase
  of TSC in March 1999 at
  $1.00/share                                        999,000              -               -         1,000,000

Issuance of Class B preferred stock in
  purchase of TSC in March
  1999 at $1.50/share                              1,499,000              -               -         1,500,000

Issuance of Class A preferred stock to
  unsecured creditors in March
  1999 at $1.50/share                              5,038,488              -               -         5,041,849

                                                               CyberSentry, Inc.
                                                (a development stage enterprise)
                                    Statements of Stockholders' Equity (Deficit)
                                                                       (Note 10)
================================================================================

                                           Class A Preferred         Class B Preferred               Common
                                          --------------------     --------------------      --------------------
                                            Shares     Amount        Shares     Amount         Shares     Amount        Capital
-----------------------------------------------------------------------------------------------------------------------------------
Issuance of Class A preferred stock to
 Sprint and Westinghouse in
 March 1999 at $1.50/share                   555,290      555               -        -                -         -         832,380

Issuance of common stock to
 unsecured creditor in March 1999
 at $1.00/share                                    -        -               -        -          258,765       259         258,506

Issuance of stock options for
 50,000 shares of common
 stock in April 1999                               -        -               -        -                -         -          15,023
Net loss                                           -        -               -        -                -         -               -
-----------------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1999 (unaudited)       3,916,522   $3,916       3,000,000   $3,000       13,758,765   $13,759     $15,180,597
===================================================================================================================================


                                                      Deficit
                                                  Accumulated
                                                       During
                                                  Development      Accumulated
                                                        Stage          Deficit          Total
--------------------------------------------------------------------------------------------------
Issuance of Class A preferred stock to
 Sprint and Westinghouse in
 March 1999 at $1.50/share                                  -                           832,935

Issuance of common stock to
 unsecured creditor in March 1999
 at $1.00/share                                             -                           258,765

Issuance of stock options for
 50,000 shares of common
 stock in April 1999                                        -                            15,023
Net loss                                             (229,182)      (924,737)        (1,153,919)
--------------------------------------------------------------------------------------------------
Balance at June 30, 1999 (unaudited)                $(555,667)     $(924,737)       $13,720,868
==================================================================================================


                                 See accompanying notes to financial statements.

                                                               CyberSentry, Inc.
                                                (a development stage enterprise)

                                                        Statements of Cash Flows

================================================================================

                                                                                                  For the            Cumulative
                                                                                              Period from           development
                                                                             For the      August 21, 1998      stage enterprise
                                                                          six months       (inception) to               through
                                                                      ended June 30,         December 31,             March 24,
                                                                                1999                 1998                  1999
                                                                         (Unaudited)
---------------------------------------------------------------------------------------------------------------------------------
Operating Activities:
 Net loss                                                               $ (1,153,919)        $   (326,485)         $   (229,182)
 Adjustments to reconcile net loss to net cash
  provided by (used in) operating activities:
  Depreciation and amortization                                              848,393              250,000               214,286
  Common stock/stock options granted for services                             15,023                2,700                     -
  Bad debts                                                                   10,491                    -                     -
  Changes in operating assets and liabilities, net of
   effects of acquisition and noncash transactions:
     Accounts receivable                                                     (19,325)                   -                     -
     Prepaid expenses and other assets                                      (140,305)                   -                14,896
     Other receivables                                                        52,932              (50,000)                    -
     Other assets                                                                  -              (14,896)                    -
     Accounts payable                                                        (61,407)              12,500                     -
     Accrued expenses and other current liabilities                            3,623                    -                     -
---------------------------------------------------------------------------------------------------------------------------------

Total adjustments                                                            709,425              200,304               229,182
---------------------------------------------------------------------------------------------------------------------------------

Net cash (used in) operating activities                                     (444,494)            (126,181)                    -
---------------------------------------------------------------------------------------------------------------------------------

Financing Activities:
 Proceeds from issuance of common stock                                      500,000               50,000                     -
 Increase in due to stockholder                                              111,319               76,181                     -
 Proceeds from line of credit                                                 47,000                    -                     -
 Payments on bank note payable                                              (211,618)                   -                     -
----------------------------------------------------------------------------------------------------------------------------------

Net cash provided by financing activities                                    446,701              126,181                     -
----------------------------------------------------------------------------------------------------------------------------------

Net increase in cash and cash equivalents                                      2,207                    -                     -
Cash and cash equivalents at beginning of period                                   -                    -                     -
----------------------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents at end of period                              $      2,027         $          -          $          -
==================================================================================================================================

Supplemental Disclosures:
 Class B preferred stock issued in exchange for ATM
   Technology License                                                   $          -         $  3,000,000          $          -
 Common stock issued in exchange for CyberSentry Software               $          -         $  3,000,000          $          -
 Common stock issued in purchase of TSC                                 $  1,000,000         $          -          $          -
 Class B preferred stock issued in purchase of TSC                      $  1,500,000         $          -          $          -
 Class A preferred stock issued in connection with TSC's
  plan of reorganization                                                $  5,874,784         $          -          $          -
 Common stock issued in connection with TSC's plan of
  reorganization                                                        $    258,765         $          -          $          -
==================================================================================================================================

                                 See accompanying notes to financial statements.

                                                           CyberSentry, Inc.
                                            (a development stage enterprise)

                                               Notes to Financial Statements
                  (unaudited with respect to the period ended June 30, 1999)
================================================================================

1.  Summary of      Organization and Business
                    -------------------------
    Significant
    Accounting      CyberSentry, Inc. ("CyberSentry" or the "Company") was
    Policies        incorporated in Delaware on August 21, 1998 as
                    Telecommunication Services, Inc. ("TSI"). On November 30,
                    1998, TSI amended its certificate of incorporation to change the Corporation's name to CyberSentry, Inc. CyberSentry's principal business includes telecommunications services, the marketing and sale of CyberSentry software and to sell two applications of Asynchronous Transfer Mode ("ATM")
                    Technology.

                    The CyberSentry Software protects Internet commerce transactions by controlling access to both consumer credit information and content that can be downloaded via the Internet, i.e., games, CD's, videos, copyrighted information and other transactions. It also restricts the unauthorized redistribution of material to secondary recipients, such as passing along copies of protected material.

                    The two ATM applications are a fast packet digital switch and a set-top box. The fast packet digital switch is designed for small to medium size businesses. The device will allow a business to transmit voice, video and data over a local area network using the business' existing PABX infrastructure. The set-top box is designed for applications in the home. This device will allow for the delivery of voice, video and data into the home via the existing telephone line or via satellite.

                    Effective March 24, 1999, CyberSentry purchased all of the outstanding common stock of Telecommunications Service Center, Inc. ("TSC"), a Florida Corporation, (see Note 3). TSC was operating as a debtor-in-possession under Chapter 11 of the United States Bankruptcy Code in the Middle District of Florida, Tampa Division. The Bankruptcy Court confirmed TSC's plan of reorganization ("the Plan") on March 4, 1999 and the Plan became effective March 14, 1999 (pending the acquisition by CyberSentry).

                                                           CyberSentry, Inc.
                                            (a development stage enterprise)

                                               Notes to Financial Statements
                  (unaudited with respect to the period ended June 30, 1999)
================================================================================

                    TSC is a facilities based carrier providing long distance telecommunications services including commercial and residential service, international call back long distance service, operator service for pay phones, prepaid phone cards, and enhanced services, such as voice and fax-mail services. TSC is in a specialized telecommunications service industry.

                    Use of Estimates
                    ----------------

                    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                    Cash and Cash Equivalents
                    -------------------------

                    The Company considers all highly liquid investments with an initial maturity of three months or less when purchased to be cash equivalents.

                    Equipment and Leasehold Improvements
                    ------------------------------------

                    Depreciation and amortization are provided on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the term of the respective leases or the service lives of the improvements, whichever is shorter. Upon sale or retirement, the asset cost and related accumulated depreciation and amortization are removed from the accounts and any related gain or loss is reflected in earnings.

                    Goodwill
                    --------

                    The excess of the cost over the fair value of net assets acquired is recorded as goodwill and is amortized on a straight-line basis over 10 years.

                    ATM Technology and CyberSentry Software Licenses
                    ------------------------------------------------

                    The ATM Technology and CyberSentry Software licenses are carried at cost less accumulated amortization. Amortization is computed using the straight-line method over the estimated useful life of seven years.

                    New Accounting Pronouncements
                    -----------------------------

                    In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1, Accounting For The Costs Of Computer Software Developed Or Obtained For Internal Use ("SOP 98-1"). SOP 98-1 requires computer software costs associated with internal use software to be expensed as incurred until certain capitalization criteria are met.

                                                           CyberSentry, Inc.
                                            (a development stage enterprise)

                                               Notes to Financial Statements
                  (unaudited with respect to the period ended June 30, 1999)
================================================================================

                    The Company adopted this SOP on January 1, 1999. Adoption of this statement had no material impact on the Company's financial position, results of operations, or cash flows.

                    In April 1998, the AICPA issued Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities," provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. The SOP is effective for financial statements for fiscal years beginning after December 15, 1998. Adoption of this statement had no material impact on the Company's financial position, results of operations, or cash flows.

                    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognizes all derivatives as either assets or liabilities in the statement of financial position and measures those instruments at fair value. The statement applies to all entities and is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company did not engage in derivative instruments or hedging activities in any periods presented in the financial statements and management does not expect this statement to have a material impact on the Company's financial position, results of operations, or cash flows.

                    Revenue Recognition
                    -------------------

                    There were no revenues for the Company for the period from August 21, 1998 (inception) through December 31, 1998. The Company will enter into license agreements, typically with major end user customers, which allow for the use of the Company's software and technology products, usually restricted by the number of employees, the number of users, or the license term. Fees from

                                                           CyberSentry, Inc.
                                            (a development stage enterprise)

                                               Notes to Financial Statements
                  (unaudited with respect to the period ended June 30, 1999)
================================================================================

                    licenses will be recognized as revenue upon contract execution, provided all shipment obligations have been met, fees are fixed or determinable, and collection is probable.

                    The Company recognizes revenue for its Telecommunications segment upon completion of telephone calls by end users. Allowances are provided for estimated uncollectible usage.

                    Income Taxes
                    ------------

                    Income taxes are accounted for using the liability approach under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under this method, deferred taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable for future years to the differences between the financial statement and tax basis of existing assets and liabilities.

                    Earnings Per Share
                    ------------------

                    During 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128 "Earnings Per Share" ("SFAS No. 128"). SFAS No. 128 replaced the existing methodology for calculating and presenting earnings per share. Under SFAS No. 128, primary earnings per share has been replaced with a presentation of basic earnings per share and fully diluted earnings per share has been replaced with diluted earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common shares outstanding for the period by the weighted average of common shares outstanding. Diluted earnings per share is computed similarly to fully diluted earnings per share in accordance with the Accounting Principles Board ("APB") Opinion No. 15. The impact of the adoption of SFAS No. 128 has not been material.

                                                           CyberSentry, Inc.
                                            (a development stage enterprise)

                                               Notes to Financial Statements
                  (unaudited with respect to the period ended June 30, 1999)
================================================================================

                    Asset Impairment
                    ----------------

                    The Company periodically reviews the carrying value of certain of its assets in relation to historical results, current business conditions and trends to identify potential situations in which the carrying value of assets may not be recoverable. If such reviews indicate that the carrying value of such assets may not be recoverable, the Company would estimate the undiscounted sum of the expected future cash flows of such assets to ascertain if a permanent impairment exists. If a permanent impairment exists, the Company would determine the fair value using quoted market prices, if available, for such assets, or if quoted market prices are not available, the Company would discount the expected future cash flows of such assets.

                    Financial Instruments
                    ---------------------

                    The fair value of financial instruments is determined by reference to various market data and other valuation techniques, as appropriate, and unless otherwise disclosed, the fair values of financial instruments approximate their recorded values.

                    Interim Financial Statements
                    ----------------------------

                    The financial statements for the six months ended June 30, 1999 are unaudited. In the opinion of management, such financial statements include all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of financial position and the results of operations. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the full year.

2.  Acquired        CyberSentry Software License
                    ----------------------------
    Technology
                    On October 2, 1998, Templar Corporation, a Delaware corporation ("Templar"), entered into a license agreement
                    (the "License Agreement") with Learning Company Properties,
                    Inc., a Delaware

                                                           CyberSentry, Inc.
                                            (a development stage enterprise)

                                               Notes to Financial Statements
                  (unaudited with respect to the period ended June 30, 1999)
================================================================================

                    corporation ("Learning"), pursuant to which Templar obtained an exclusive, worldwide, perpetual, fully-paid right and license to publish, use, distribute and sublicense a software program that provides digital rights management technology (the "CyberSentry Software").

                    In addition, pursuant to the License Agreement, Learning assigned its rights to certain trademarks, and Learning agreed to provide engineering support through September 30, 1999. Templar agreed to pay Learning $150,000 in consideration for such engineering support. Subsequent to year end, the License Agreement was revised specifying that Learning is to provide engineering support through December 31, 1999 and Templar agreed to pay Learning $187,500 for such support. The Company agreed to reimburse Templar for payments made to Learning

                    Templar transferred to Learning 2,500,000 fully paid and ordinary shares (the "LibertyOne Shares") in the capital of LibertyOne Ltd., ("LibertyOne") as consideration for the license of the CyberSentry Software. In connection with the LibertyOne Shares, Learning has been issued a right to put the LibertyOne Shares to Templar for an aggregate purchase price of $3,000,000, pursuant to the Put and Top Up Agreement ("Put Agreement"), dated October 22, 1998, by and between Learning and Templar. This put expires on December 31, 2001, unless it terminates earlier due to the occurrence of certain Trigger Events, as defined in the Put Agreement. Templar and Learning valued the transaction at $3,000,000 which was based on the then anticipated initial public offering price of the LibertyOne Shares of $1.20 per share. The initial public offering of the LibertyOne Shares closed on December 10, 1998 at a price of $2.00 per share.

                    Templar assigned the License Agreement to the Company pursuant to the terms of the Assignment of the Software License Agreement, effective as of November 20, 1998 (the "Assignment"). Pursuant to the terms of the Assignment and in consideration thereof, the Company transferred 3,000,000 shares

                                                           CyberSentry, Inc.
                                            (a development stage enterprise)

                                               Notes to Financial Statements
                  (unaudited with respect to the period ended June 30, 1999)
================================================================================

                    of its Common Stock to Templar which thereby became a significant shareholder in the Company. The Put and Top Up Agreement between Templar and Learning does not transfer to CyberSentry upon Templar's assignment of the License Agreement to CyberSentry. Templar is 100% owned by Mr. Frank Kristan who may therefore be deemed to be the beneficial owner of the shares of Common Stock held by Templar. The shares of common stock issued to Templar have been valued at Templar's carrryover basis in the CyberSentry Software.

                    The Company entered into a Software License Agreement (the "DRI License Agreement"), effective as of January 19, 1999, with Digital Right International, Inc, a Delaware Corporation (`DRI'), pursuant to which the Company has granted DRI a non-transferable, non-exclusive, worldwide right and license to publish and use the CyberSentry Software solely for the protection of celebrity digital rights and content related thereto on the websites owned or operated by DRI. In conjunction with entering into the DRI License Agreement, DRI purchased 500,000 shares of the Company's Common Stock at $1.00 per share for an aggregate purchase price of $500,000. The Company is under no obligation to provide upgrades to the software licensed to DRI unless DRI elects to pay the Company $150,000 for continuing software engineering support.

                    ATM Technology License
                    ----------------------

                    Comtel Telecommunications Pty Ltd. ("Comtel"), a wholly owned subsidiary of LibertyOne, entered into a Patent and Know How License and Commercialization Agreement dated as of February 4, 1998 (the "ATM Agreement") with Telstra Corporation Limited ("Telstra"), pursuant to which LibertyOne was granted a non-exclusive license to certain applications in relation to Telstra's Fast Packet Digital Switch Project ("FPDX"). FPDX represents technology developed by Telstra over 11 years. FPDX utilizes Asynchronous Transfer Mode technology ("ATM or "ATM Technology") which has the potential to deliver "virtual" Internet services to users at substantially increased speeds and lower costs

                                                           CyberSentry, Inc.
                                            (a development stage enterprise)

                                               Notes to Financial Statements
                  (unaudited with respect to the period ended June 30, 1999)
================================================================================

                    than other technologies. The ATM Agreement grants LibertyOne the license to sell this technology as desk-top and set-top applications.

                    Comtel entered into a Patent and Know How Sub-Contract and Commercialization Agreement (the "Sub-Contract") with the Company, effective as of September 8, 1998, pursuant to which CyberSentry has been granted the right to develop and sell the ATM Technology in the United States and Canada. As consideration for Comtel entering into the Sub-Contract with CyberSentry, CyberSentry issued 2,000,000 shares of Class B Preferred Stock to Comtel's designee, DRI.The shares of Class B Preferred Stock issued to DRI have been valued at $3,000,000 which is the value of the shares issued to TSC creditors pursuant to the plan of reorganization.

                    In addition, pursuant to the Sub-Contract, CyberSentry agreed to pay Comtel a royalty fee of 110% of the royalty rates required pursuant to the ATM Agreement. There were no fees paid or expenses incurred in 1999 and 1998.

3.  Acquisition     Effective March 24, 1999, CyberSentry purchased all of the outstanding common stock of TSC pursuant to the bankruptcy court's confirmation of TSC's plan of reorganization that was confirmed on March 4, 1999 and effective on March 14, 1999 (pending the acquisition by CyberSentry). CyberSentry is the surviving corporation in the purchase and the separate existence of TSC ceased. CyberSentry purchased all of the outstanding shares of TSC for common and preferred stock valued at $2,500,000. The value of the common and preferred has been established based on the Company's purchase of the CyberSentry Technology, and the value ascribed to the Class B shares pursuant to the Plan of Reorganization, (see Note 2). The transaction was accounted for as a purchase and the excess of the purchase price
                    ($2,500,000) over the fair market value of the assets acquired ($1,420,962) and liabilities assumed ($10,227,194), of $11,306,232 was recorded as excess of cost over fair value of net

                                                           CyberSentry, Inc.
                                            (a development stage enterprise)

                                               Notes to Financial Statements
                  (unaudited with respect to the period ended June 30, 1999)
================================================================================

                    assets acquired and is being amortized on a straight line basis over 10 years.

                    As defined in TSC's plan of reorganization, CyberSentry Class A Preferred Shares were issued to the Class Five Creditors in accordance with the terms of the Plan. Additional common stock of CyberSentry was issued to the Class Five Creditors pursuant to the Rights Offering provided for in the Plan. Each CyberSentry common stock that was issued and outstanding immediately prior to the effective purchase date continued to be issued and outstanding. All issued and outstanding TSC common stock was converted into 1,000,000 common shares and 1,000,000 Class B Convertible Redeemable Preferred Stock of CybeSentry. The shares were issued to existing TSC shareholders on a pro rata basis in accordance with the Plan.

                    For financial reporting purposes TSC is the predecessor company to CyberSentry. CyberSentry was a development stage enterprise in 1998 with minimal operations. Upon the acquisition of TSC, CyberSentry ceased to be a development stage enterprise.

                    As discussed, the acquisition was accounted for under the purchase method of accounting and the unaudited statement of operations for the six months ended June 30, 1999 includes the operations of TSC from the date of acquisition (March 24, 1999) to June 30, 1999.

                    The following summarized unaudited pro forma results of operations have been prepared as if the acquisition of TSC had occurred at the beginning of 1999. CyberSentry did not exist in the beginning of 1998. The pro forma adjustments are for interest and amortization:

                                                           CyberSentry, Inc.
                                            (a development stage enterprise)

                                               Notes to Financial Statements
                  (unaudited with respect to the period ended June 30, 1999)
================================================================================

                                                                           For the six months
                                                                           ended June 30, 1999
                                                                           (unaudited)
                                                                           -------------------
                    Revenues                                               $    1,904,712
                    Net loss                                                   (1,793,523)

                    Pro forma loss per share - basic and diluted           $         (.13)

                    Weighted average number of common
                    shares outstanding - basic and diluted                     13,681,417

4.  Equipment and   Equipment and leasehold improvements are as follows:
    Leasehold
    Improvements

                                                                              June 30,           Estimated
                                                                                  1999        Useful Lives
                                                                           (Unaudited)          (in years)
                    ---------------------------------------------------------------------------------------------
                    Switch equipment                                       $ 1,721,413               5
                    Switch software                                            336,336               5
                    Computer equipment                                         271,721               5
                    Furniture and equipment                                     56,480            5-10
                    Leasehold improvements                                      14,215               5
                    ---------------------------------------------------------------------------------------------
                                                                             2,400,165
                    Less accumulated depreciation and amortization          (1,290,349)
                    ---------------------------------------------------------------------------------------------
                     Total                                                 $ 1,109,816
                    =============================================================================================

5.  Income Taxes    Deferred income taxes reflect the net tax effects of
                    temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred income tax assets and deferred income tax liabilities are as follows:

                                                                                June 30,
                                                                                    1999               December 31,
                                                                             (Unaudited)                       1998
                    ------------------------------------------------------------------------------------------------
                    Deferred tax assets:

                     Net operating loss carryforward                         $ 3,073,000                $    66,000
                     Amortization of acquired technologies                       123,000                     45,000
                     Accrual to cash conversion                                  398,000                          -
                     Bad debt                                                     32,000                          -
                    ------------------------------------------------------------------------------------------------
                     Total deferred tax assets                                 3,626,000                    111,000
                    ------------------------------------------------------------------------------------------------

                                                               CyberSentry, Inc.
                                                (a development stage enterprise)

                                                   Notes to Financial Statements
                      (unaudited with respect to the period ended June 30, 1999)
===============================================================================

                    Deferred tax liabilities:
                       Tax greater than book depreciation     207,000             -
                    ----------------------------------------------------------------
                    Total deferred tax liabilities            207,000             -
                    ----------------------------------------------------------------
                    Valuation allowance for net deferred
                       tax assets                           (3,419,000)     (111,000)
                    ----------------------------------------------------------------
                                                           $         -   $         -
                    ----------------------------------------------------------------

                    As of December 31, 1998, the Company had a net operating loss carryforward for Federal income tax purposes of approximately $193,000 ($9,036,000 as of June 30,1999)
                    expiring in the year 2019.

                    A "valuation allowance" is provided when it is more likely than not that some portion of deferred tax assets will not be realized. The Company has established valuation allowances principally for that portion of the net operating loss carryforward and other net deferred tax assets whose future tax benefit is currently uncertain. Realization of the benefits related to losses may be limited in any one year due to U.S. Internal Revenue Code Section 382, change of ownership rules.

                    The difference between the reported income tax provision (benefit) and the tax provision (benefit) that would result from applying the 34% Federal statutory rate to the loss from operations before income taxes is reconciled as follows:

                                                                              June 30,
                                                                                 1999
                                                                           (Unaudited)      1998
                    -------------------------------------------------------------------------------
                    Income tax (benefit) computed at Federal
                        statutory rate                                     $ (449,907)  $ (111,000)

                    Amortization of non-deductible goodwill                   102,949            -

                    Increase in Federal taxes resulting from:
                       Effect on net operating losses for which no tax
                         carryforward benefit is available                    346,577      111,000

                    Other non-deductible expenses                                 381            -
                    -------------------------------------------------------------------------------
                                                                           $        -   $        -
                    -------------------------------------------------------------------------------

                                                               CyberSentry, Inc.
                                                (a development stage enterprise)

                                                   Notes to Financial Statements
                      (unaudited with respect to the period ended June 30, 1999)
===============================================================================



6.  Line of Credit  The Company has a revolving line of credit (through the acquisition of TSC) collateralized by all business assets, including but not limited to accounts receivable, property and equipment contract rights and general intangibles, now owned or hereafter acquired, providing for borrowings up to $300,000. The principal balance is due on demand and interest is payable monthly at the financial institution's base rate plus 1.5% (10% at June 30, 1999). The balance outstanding at June 30, 1999 amounted to $329,000. During 1999, the Company exceeded the allowed borrowings under the terms of the line of credit agreement and the bank demanded payment of the outstanding balance on the line. In July 1999, the Company paid the outstanding balance on the line from financing received from one of its stockholders.

                    On February 22, 1999, the Company entered into a line of credit agreement with Patriot Advisors, Inc. ("Patriot") that expires after one year. The amount of the line of credit is $3,000,000, and the amount outstanding may not exceed 50% of the Company's assets. The line is collateralized by substantially all of the Company's assets. The Company will pay Patriot monthly interest payments at an annual interest rate of two percentage points higher than the highest domestic "Prime Rate" published in the Wall Street Journal on the first day of publication in the previous month. The line of credit extends for one year, and amounts outstanding after one year are payable on demand. The amount outstanding on the line at June 30, 1999 is $187,500. As of June 30, 1999, the Company has approximately $570,000 remaining to borrow under the line of credit agreement. Patriot is a stockholder of the Company.


7.  Bank Note       The Company has a note payable with a bank (through the
    Payable         acquisition of TSC)that is collateralized by all business
                    assets, including but not limited to accounts receivable, property and equipment, contract rights and general intangibles, now owned or hereafter. The note bears interest at 8.75% and principal and interest due monthly in the amount at $8,254 through May 2001. The note is guaranteed by the Company's stockholders. The balance outstanding at June
                    30, 1999 amounted to $181,818. During 1999, the Company was in default of payments on the note and the bank demanded payment

                                                               CyberSentry, Inc.
                                                (a development stage enterprise)

                                                   Notes to Financial Statements
                      (unaudited with respect to the period ended June 30, 1999)
===============================================================================

                    of the outstanding balance. In July 1999, the Company paid the outstanding balance on the note from financing received from one of its stockholders.

8. Lease            The Company leases its office facilities. Minimum rental
   Obligations      payments required under these leases as of June 30, 1999 are as follows(unaudited):



                    1999                                          $  38,877
                    2000                                             52,881
                    2001                                             22,672
                    2002                                             19,336
                    2003                                              4,334
                    -------------------------------------------------------
                    Total minimum lease payments                  $ 138,100
                    -------------------------------------------------------



                    Rent expense aggregated $23,940 for the six months ended June 30, 1999.

                    The Company also leases certain computer equipment, switch equipment and software under capital lease agreements (through the acquisition of TSC). Total future minimum lease payments under the terms of the agreements at June 30, 1999 are as follows(unaudited):


                    1999                                           $   174,955
                    2000                                               349,911
                    2001                                               349,911
                    2002                                               349,911
                    2003                                               349,911
                    2004                                               174,955
                    -----------------------------------------------------------
                    Total minimum lease payments                     1,749,554
                    Less amount representing interest                 (396,140)
                    Less current maturities of capital lease
                    obligations                                       (225,203)
                    -----------------------------------------------------------

                    Present value of long-term obligations
                       undercapital leases                         $ 1,128,211
                    -----------------------------------------------------------

                                                               CyberSentry, Inc.
                                                (a development stage enterprise)
                                                   Notes to Financial Statements
                      (unaudited with respect to the period ended June 30, 1999)
===============================================================================

9.   Related Party   During 1999 and 1998, the Company incurred various
     Transactions    operating expenses which were paid directly by a
                     stockholder of the Company. The entire amount due at June
                     30, 1999 and December 31, 1998 is included in "Due to
                     Stockholder" in the balance sheets. The amount is non-interest bearing and due on demand.

                     The Company (through its predecessor, TSC), Lake Tel. Inc., a New Jersey corporation ("Lake Tel"), and Capital One Bank, a Virginia banking corporation ("Capital One"), have entered into a Carrier Agreement dated October 1998 (the "Carrier Agreement") pursuant to which the Company has agreed to allow Capital One to offer secured credit card products to customers of the Company for an initial term of five years. For each account booked by Capital One under the Carrier Agreement, Lake Tel is entitled to receive a fee from Capital One and is obligated to pay a fee to the Company. Gerald Resnick, the Company's Chairman and President, sits on the Board of Directors of Lake Tel, a telecommunications marketing company specializing in financial institutions.

10.  Stockholders'   Transactions in stockholders' equity during 1999 were as
     Equity          follows (unaudited):

                         a) The Company issued 500,000 shares of common stock at a fair value of $1.00 per share in exchange for cash of $500,000.

                         b) The Company issued 1,258,765 shares of common stock at a fair value of $1.00 per share to previous shareholders and unsecured creditors of TSC, pursuant to the plan of reorganization and purchase.

                         c) The Company issued 1,000,000 shares of Class B convertible redeemable participating preferred stock at a fair value of $1.50 per share to previous shareholders of TSC pursuant to the purchase.

                         d) The Company issued 4,451,178 shares of Class A convertible redeemable participating preferred stock at a fair value of $1.50 per share to pre-petition creditors pursuant to TSC's plan of reorganization.

                         e) The Company issued options to a non-employee to purchase 50,000 shares of common stock with an exercise price of $1.10 per share, in exchange for services. The options were valued at $15,023 using the Black Scholes Model.

                             Transactions in stockholders' equity during 1998 were as follows:

                         a) The Company issued its promoters 8,550,000 shares of common stock at a fair value of $0.006 per share in exchange for $50,000.

                                                               CyberSentry, Inc.
                                                (a development stage enterprise)

                                                   Notes to Financial Statements
                      (unaudited with respect to the period ended June 30, 1999)
===============================================================================

                    b) The Company issued 450,000 shares of $0.006 fair value common stock in exchange for services rendered. The fair market value of the services was $2,700.

                    c) The Company issued 3,000,000 shares of common stock at a fair value of $1.00 per share in exchange for the acquisition of the CyberSentry Software License (see
                        Note 2).

                    d) The Company issued 2,000,000 of Class B convertible redeemable participating preferred stock at a fair value of $1.50 per share in exchange for the acquisition of the ATM Technology License (see Note 2).

                    Common Stock
                    ------------

                    Each holder of common stock has one vote in respect of each share of common stock held by such holder of record on the books of the Corporation for the election of directors and on all other matters on which stockholders of the Corporation are entitled to vote. The holders of shares of common stock are entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in stock or otherwise.

                    Class A Convertible Redeemable Participating Preferred Stock
                    -----------------------------------------------------------

                    Each holder of Class A convertible redeemable participating preferred stock ("Class A Preferred Stock") is entitled to one vote per share on all matters requiring shareholder action. The holders of Class A Preferred Stock, voting together as a class, have the right to elect one director of the Company. The holders of shares of Class A Preferred Stock are entitled to receive from the Company, with respect to each share of Class A Preferred Stock held, the same dividend or distribution received by a holder of shares of common stock. Any such dividend or distribution shall be declared, ordered, paid or made on the Class A Preferred Stock

                                                               CyberSentry, Inc.
                                                (a development stage enterprise)

                                                   Notes to Financial Statements
                      (unaudited with respect to the period ended June 30, 1999)
===============================================================================

                    at the same time such dividend or distribution is declared, ordered, paid or made on the common stock.

                    On each March 1 and September 1 of the years 2000, 2001, 2002, 2003 and 2004 (each such date, an "Optional Redemption Date,") the Corporation shall set aside for payment an amount equal to five cents ($.05) for each share of Class A Preferred Stock then outstanding. The aggregate amount so set aside for payment shall be referred to herein as the "Redemption Pool." Each record holder of shares of Class A Preferred Stock as of the Optional Redemption Date shall be entitled to require the Corporation to redeem all or any portion of the shares of Class A Preferred Stock then held by such holder, up to a maximum number of shares equal to
                    (x) the number of shares of Class Preferred Stock held by such holder as of the Optional Redemption Date, multiplied by (y) $.05 cents per share of Class A Preferred Stock, divided by (z) the redemption price per share of $1.50 ("Redemption Price") of Class A Preferred Stock as of the Optional Redemption Date (with any fractional shares being rounded up or down to the nearest whole share), by paying therefor in cash out of the Redemption Pool an amount equal to the Redemption Price per share as of the Optional Redemption Date. At June 30, 1999, holders of 1,603,967 shares of Class A preferred stock are entitled to participate in the Redemption Pool. The maximum amount to be funded by the Company in the Redemption Pool based on the participating shares is $801,984 over a five year period, representing 534,656 shares. As such, the $801,984 has been classified as mezzanine equity in the June 30, 1999 balance sheet.

                    In the event of any liquidation or dissolution of the Company, whether voluntary or involuntary, the holders of shares of Class A Preferred Stock are entitled to receive out of the assets of the Company available for distribution to its stockholders, an amount equal to the liquidation preference per share ($1.50 per share) plus all accrued and unpaid dividends. Liquidation distributions shall be made to the Class A Preferred Stockholders before the common stockholders.

                                                               CyberSentry, Inc.
                                                (a development stage enterprise)

                                                   Notes to Financial Statements
                      (unaudited with respect to the period ended June 30, 1999)
===============================================================================

                    Each share of Class A Preferred Stock is convertible after March 25, 2001 and up to March 24, 2004, at the option of the holder into one share of full-paid and non-assessable common stock at a one to one ratio.

                    Class B Convertible Redeemable Participating Preferred Stock
                    -----------------------------------------------------------

                    Each holder of the Class B convertible redeemable participating preferred stock ("Class B Preferred Stock") is entitled to the same rights as the Class A Preferred Stock except that they may not participate in the optional redemption pool and they do not have the right as a class to elect one director of the Company.


11.  Commitments    The Company entered into a five year employment agreement
     and            with its President and Chief Executive Officer, Gerald
     Contingencies  Resnick, effective January 1, 1999. Under the agreement, Mr.
                    Resnick is entitled to receive a base salary of $180,000, subject to annual increases of not less than 10% per year, and a bonus in the discretion of the Board of Directors but in no event less than three quarters of one percent of the Company's gross sales in excess of $30,000,000 annually, which sum may be paid, at Mr. Resnick's option, in cash or stock (valued at $1.00 per share). During the term of his employment agreement and for a period of one year thereafter, Mr. Resnick will have the right to purchase up to 500,000 shares of Common Stock at $1.00 per share. The
                    Company also entered into a three year employment agreement with its Senior Vice President, Hal Shankland, which commenced upon the effectiveness of the Merger. Under the agreement, Mr. Shankland is entitled to receive a base salary of $120,000, subject to such annual increases as determined by the Board of Directors. In addition, at the end of each year during the period of his employment, Mr.
                    Shankland will have the right to purchase up to 100,000 shares of Common Stock at $1 per share (for the first year) and at fair market value (for subsequent years).

                    The Company is, and TSC as its predecessor was, involved from time to time in various claims and lawsuits in the ordinary course of business, none of which is expected, individually or in the aggregate, to have a material effect on the Company's financial position, results of operations or cash flows.

12.  Stock Options  During 1999, the Company granted stock options to certain executive employees. The Company applies Accounting

                                                      CyberSentry,Inc.
                                      (a development stage enterprise)

                                         Notes to Financial Statements
            (unaudited with respect to the period ended June 30, 1999)
================================================================================




                   Principles Board ("APB") Opinion 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for options granted to employees. Under APB Opinion 25, if the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation cost is recognized. For the options granted during 1999, the exercise price of each option equals the market price of the Company's stock on the date of grant and an option's maximum term is 6 years.

                   FASB Statement 123, Accounting for Stock-Based Compensation, requires the Company to provide pro forma information regarding net income and earnings per share as if compensation cost for the Company's stock options has been determined in accordance with the fair value based method prescribed in FASB Statement 123. The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1999; no dividend yield for all years; expected volatility of 30 percent; risk-free interest rate of 4.6 percent, and an expected life of 5.1 years.

                   Under the accounting provisions of FASB Statement 123, the Company's net (loss) and net (loss) per common share would have been as follows:


                                                For the six months
                                               ended June 30, 1999
                                                       (unaudited)
                                        ----------------------------
Net (loss)                              As reported   $(1,153,919)
                                        Proforma      $(1,361,289)

Net (loss) per common share- basic      As reported   $      (.09)
  and diluted                           Proforma      $      (.10)

                                                      CyberSentry,Inc.
                                      (a development stage enterprise)

                                         Notes to Financial Statements
            (unaudited with respect to the period ended June 30, 1999)
================================================================================


                                A summary of the status of the company's option as June 30, 1999 and changes during the period ending on that date is presented below:



                                         December 31, 1998
                                        ------------------
                                                              Weighted-Average
                                                    Shares      Exercise Price
                                        ------------------    ----------------
Outstanding at beginning of year                         -    $              -
Granted                                            600,000    $           1.00
Forfeited                                                -    $              -
                                                ----------

Outstanding at end of year                         600,000    $           1.00
                                                ==========

Options exercisable at year-end                    600,000    $           1.00
Weighted-average fair value of options
 granted during the year                $              .35
                                                ==========

                                The following table summarizes information about fixed stock options outstanding at June 30, 1999.

                                      Options Outstanding                               Options Exercisable
                  --------------------------------------------------------------------------------------------------
                              Number  Weighted-Average                                   Number
                         outstanding  Remaining            Weighted-Average         exercisable     Weighted-Average
Exercise Price      at June 30, 1999  Contractual Life       Exercise Price    at June 30, 1999       Exercise Price
------------------  ----------------  ----------------     ----------------    ----------------     ----------------
$ 1.00                       600,000  5.1                  $           1.00             600,000     $           1.00

 13.  Segment Information       The Company's reportable segments are strategic
                                businesses that offer different products and services. They are managed separately because each business requires different technology and marketing strategies. The Company primarily evaluates the operating performance of its segments based on the categories noted in the table below. During 1999, the Company had no intercompany sales.

                                                      CyberSentry,Inc.
                                      (a development stage enterprise)

                                         Notes to Financial Statements
            (unaudited with respect to the period ended June 30, 1999)
================================================================================

                There were no business segments during 1998 and financial information for the Company's business segment as of and for the period ended June 30, 1999 is as follows:



                                                               For the six
                                                               months ended
                                                              June 30, 1999
                                                                (unaudited)
                                                              -------------
Revenues
--------

Telecommunications                                            $   1,093,396
Internet                                                                  -
                                                              -------------

Total revenues                                                $   1,093,396
                                                              =============

Operating (loss)
----------------

Telecommunications                                            $    (377,558)
Internet                                                           (776,361)
                                                              -------------

Total operating (loss)                                        $  (1,153,919)
                                                              =============

Depreciation and amortization
-----------------------------

Telecommunications                                            $     419,822
Internet                                                            428,571
                                                              -------------

Total depreciation and amortization                           $     848,393
                                                              =============

Interest expense, net
---------------------

Telecommunications                                            $      38,710
Internet                                                                  -
                                                              -------------

Total interest expense, net                                   $      38,710
                                                              =============

Total assets
------------

Telecommunications                                            $  12,692,712
Internet                                                          5,254,659
                                                              -------------

Total assets                                                  $  17,947,371
                                                              =============

                                                      CyberSentry,Inc.
                                      (a development stage enterprise)

                                         Notes to Financial Statements
            (unaudited with respect to the period ended June 30, 1999)
================================================================================


                                                 For the six
                                                months ended
                                               June 30, 1999
                                                 (unaudited)
                                              --------------

Capital expenditures
--------------------

Telecommunications                            $            -
Internet                                                   -
                                              --------------

Total capital expenditures                    $            -
                                              ==============


14.  Going Concern              The Company's financial statements are presented
                                on the going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.
                                During 1998 and up to March 24, 1999,
                                CyberSentry was a development stage enterprise only receiving revenue from its telecommunication division. Upon the acquisition of TSC, CyberSentry ceased being a development stage enterprise but to date, has realized no revenues. The Company has been unable to increase revenues in its telecommunications segment and was unable to maintain an efficient cost structure during 1999. The Company expects to restructure its existing line of credit, which is currently asset based lending, in October 1999 to provide up to $3,000,000 of additional working capital.
                                Additionally, the Company is completing the filing of Form 10 with the Securities and Exchange Commission ("SEC") in order to accommodate the sale of a stockholder's shares of CyberSentry common stock so that the stockholder can advance the Company funds as a line of credit. The Company is also in discussion with various investment banking firms for additional financing. The Company is focused on developing revenues pursuant to a sales and marketing plan to be implemented in the fourth quarter of 1999.

                                                      CyberSentry,Inc.
                                      (a development stage enterprise)

                                         Notes to Financial Statements
            (unaudited with respect to the period ended June 30, 1999)
================================================================================

                                The Company's continued existence is dependent its ability to resolve its liquidity problems principally by implementing cost reduction strategies and obtaining positive results from increased marketing efforts.


                                The financial statements do not include any adjustments to reflect the possible future effect on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern. There is no assurance that the Company will be able to achieve its recovery plan as described above.

                               CyberSentry, Inc.
                         Pro Forma Financial Statement
                                  (Unaudited)


The accompanying condensed pro forma financial statement illustrates the effect of the acquisition of 100% of the net assets of Telecommunications Service Center ("TSC") on CyberSentry, Inc.'s ("CyberSentry") results of operations.
The transaction closed on March 24, 1999. On May 7, 1998, TSC filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the Middle District of Florida, Tampa Division. Pursuant to TSC's confirmed plan of reorganization on March 4, 1999, TSC was acquired by CyberSentry. CyberSentry is the surviving corporation in the business combination accounted for as a purchase and the separate existence of TSC ceases. As part of the purchase and plan of reorganization, certain creditors of TSC received $.07 in cash and the value of $.93 in a share of Class A Preferred Stock for every $1.00 of unsecured claim. The purchase price aggregated $12,727,194, which includes the assumption of approximately $10,227,194 of liabilities and the issuance of 1 million shares of common stock and 1 million shares of Class B preferred stock ($1.50 stated value) valued at $2,500,000.

The accompanying condensed pro forma financial statement illustrates the effect of the purchase ("Pro forma") on CyberSentry's results of operations. The pro forma condensed statement of operations for the year ended December 31, 1998 is based on the historical statements of operations of TSC and CyberSentry for those periods. The pro forma condensed statement of operations assumes the purchase took place on January 1, 1998. The pro forma condensed financial statement may not be indicative of the results which actually would have occurred if the above transaction had been consummated at the beginning of the period presented; nor does it purport to present the future results of operations.

The pro forma condensed financial statement should be read in connection with the historical financial statements of TSC and CyberSentry.

                               CyberSentry, Inc.
                  Pro Forma Condensed Statement of Operations
                          Year Ended December 31, 1998
                                  (Unaudited)



                                                   CyberSentry                TSC              Adjustments             Pro Forma
                                               ----------------       ----------------       ----------------       ----------------
Net sales                                                                   22,804,240                                    22,804,240
------------------------------------------------------------------------------------------------------------------------------------
Operating Expenses:

 Telecommunications costs                                                   22,283,257                                    22,283,257

 Selling, general and administrative
  expenses                                              326,485              3,758,791 (2)          1,130,623              5,215,899
------------------------------------------------------------------------------------------------------------------------------------

Total operating expenses                               (326,485)            26,042,048                                    27,499,156
------------------------------------------------------------------------------------------------------------------------------------

Operating loss                                         (326,485)            (3,237,808)                                  (4,694,916)

Other (expense), net                                                          (175,257) (1)           (30,126)             (205,401)
------------------------------------------------------------------------------------------------------------------------------------

Net loss                                               (326,485)            (3,413,065)                                  (4,900,317)
------------------------------------------------------------------------------------------------------------------------------------

Net loss per share
 Basic                                                                                                              $          (.43)
 Diluted                                                                                                            $          (.43)

Weighted average number of outstanding shares
  Basic                                                                                                                   11,500,000
  Diluted                                                                                                                 11,500,000



      See notes to Pro Forma Condensed Financial Statements (Unaudited).

                               CyberSentry, Inc.
               Notes to Pro Forma Condensed Financial Statement
                               December 31, 1998
                                  (Unaudited)



The pro forma adjustments to the condensed statement of operations are as follows:

Note 1
------

To record interest expense of $30,126 relating to the use of the bank line of credit, primarily attributable to the payments made to pre-petition creditors ($286,903 at 10.5%).

Note 2
------

To reflect amortization of goodwill over a 10 year life with a basis of $11,306,232. Goodwill was determined as follows:

Issuance of common stock                                          $   1,000,000
Issuance of Class B preferred stock                                   1,500,000
Accounts payable and accrued expenses assumed                         2,093,881
Liabilities subject to compromise under
  reorganization proceedings assumed                                  8,133,313
                                                                  -------------

Total consideration                                                  12,727,194

Cash                                            $     24,388
Accounts receivable                                  176,757
Equipment and leasehold improvements               1,057,510
Prepaid expenses and other assets                    162,307
                                                ------------

Total assets acquired                                                 1,420,962
                                                                  -------------

Excess of purchase price over the fair value of
  assets and liabilities assumed                                  $  11,306,232
                                                                  =============